Exhibit 10.9

Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of October 17, 2013, is entered into by and among DTLR, INC., a Maryland corporation (“DTLR”), the other Borrowers (as hereinafter defined) party hereto, DTLR HOLDING, INC. (f/k/a Levtran Enterprises Holding, Inc.), a Delaware corporation (“Parent”, and together with each other Person (as hereinafter defined) that guarantees all or any portion of the Obligations (as hereinafter defined) from time to time, each a “Guarantor” and collectively, “Guarantors”), as a guarantor, MANUFACTURERS AND TRADERS TRUST COMPANY, a New York corporation (as assignee of Wells Fargo Bank, National Association) (in its individual capacity, “M&T”), as administrative agent and collateral agent for itself, Documentation Agent, L/C Issuer and other Lender Parties (as such terms are hereinafter defined) (in such capacities, together with its successors and assigns, in such capacities, if any, “Agent”), GOLUB CAPITAL LLC (f/k/a Golub Capital Management LLC), a Delaware limited liability company (in its individual capacity, “Golub”), as documentation agent for the Lender Parties (in such capacity, together with its successors and assigns, in such capacity, if any, “Documentation Agent”), M&T, as L/C Issuer (in such capacity, together with its such successors and assigns, if any, “L/C Issuer”), M&T and Golub as co-bookrunners (in such capacity, each a “Co-Bookrunner” and collectively, the “Co-Bookrunners”) and the Lenders from time to time parties hereto.

WHEREAS, Borrowers, Guarantors, Wells Fargo Bank, National Association, in its capacities as lender, administrative agent, collateral agent and L/C issuer (the “Exiting Creditor”), Wells Fargo Capital Finance, LLC, in its capacity as co-bookrunner, Golub, in its capacity as documentation agent and co-bookrunner, and the Lenders from time to time parties thereto entered into that certain Credit Agreement, dated as of December 7, 2010 (the “Original Closing Date”) (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of December 5, 2011 (“Amendment No. 1”), and Amendment No. 2 to Credit Agreement, dated December 18, 2012 (“Amendment No. 2”), the “Original Credit Agreement”);

WHEREAS, on or about the date hereof, the Exiting Creditor assigned to M&T, and M&T assumed from the Exiting Creditor, all rights and obligations of the Exiting Creditor under the Original Credit Agreement and each of the other Loan Documents executed in connection therewith;

WHEREAS, the Term Loan D (as defined in the Original Credit Agreement) was repaid in full on the Amendment No. 1 Effective Date in connection with Amendment No. 1; and

WHEREAS, Borrowers have requested, among other things, that the Agent, the Documentation Agent and the Lenders agree to (i) extend the maturity date of the Revolving Facility to December 7, 2015, (ii) amend and modify the calculation of the Borrowing Base and (iii) permanently reduce the Facility Cap from Fifteen Million Dollars ($15,000,000) to Thirteen Million Dollars ($13,000,000), which the Agent, the Documentation Agent and the Lenders are willing to do on the condition, among others, that the Original Credit Agreement be amended and restated upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which hereby are acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

For purposes of the Loan Documents (as hereinafter defined) (including, without limitation, all schedules, exhibits, annexes and attachments thereto), in addition to the definitions elsewhere in this Agreement and the other Loan Documents, the terms listed in Appendix A hereto shall have the respective meanings assigned to such terms in Appendix A hereto, which is incorporated herein and made a part hereof.  All capitalized terms used which are not specifically defined herein shall have the respective meanings assigned to them in Article 9 of the UCC (as hereinafter defined) to the extent the same are used or defined therein, provided that terms used herein that are defined in the UCC as in effect on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent and Documentation Agent may otherwise determine.  Unless otherwise specified in any Loan Document, this Agreement, any other Loan Document and any agreement or contract referred to herein or in Appendix A hereto shall mean such agreement or contract, as modified, amended, supplemented or restated and in effect from time to time, subject to any applicable restrictions set forth in such Loan Document.  Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A hereto or elsewhere in this Agreement or any other Loan Document shall have the meanings assigned to such terms in and shall be interpreted in accordance with GAAP.  If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then Parent, Agent, L/C Issuer, Documentation Agent and Lenders agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Credit Parties’ financial condition shall be the same after such change in GAAP as if such change had not been made, provided that, notwithstanding any other provision of this Agreement, the Requisite Lenders’ agreement to any amendment of such provisions shall be sufficient to bind all Lenders; and, provided further, until such time as the financial covenants and the related provisions of this Agreement have been amended in accordance with the terms of this paragraph, the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP.

Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts), providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized, and (iii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.

ARTICLE II.

CREDITS

Section 2.1.                   Revolving Facility

(a)                                 Subject to the terms and conditions set forth in this Agreement, each Revolving Lender agrees to make available to Borrowers its Pro Rata Share of Advances under the Revolving Facility from time to time from the Closing Date until the Revolving Loan Maturity Date; provided, that (i) the Pro Rata Share of Advances of any Revolving Lender shall not at any time exceed such Revolving Lender’s Commitment under the Revolving Facility and (ii) the aggregate amount of all Advances at any time outstanding under the Revolving Facility shall not exceed the lesser of (x) the Facility Cap in effect at such time less the Letter of Credit Usage then in effect and (y) the Aggregate Borrowing Availability then in effect.  The obligations of the Revolving Lenders under the Revolving Facility shall be several, and not joint or joint and several.  The Revolving Facility is a revolving credit facility that may be drawn, repaid and redrawn from time to time as permitted under this Agreement.  Except as set forth in Section 2.15, Borrowers may not at any time increase, reduce or otherwise adjust the Facility Cap.

(b)                                 The following are the Inventory Reserves and Availability Reserves as of the Closing Date:

(i)                                     Shrink Reserve (an Inventory Reserve): An amount equal to six tenths of one percent (0.6%) of the gross sales of the Borrowers from the date of the last physical inventory conducted by the Borrowers to date;

(ii)                                  Rent Reserve (an Availability Reserve) in an amount equal to two (2) month’s rent for each location outside of Maryland and each location inside Maryland that is located in a mall, in each case that does not have a Landlord’s Waiver and Consent in place with respect to such location;

(iii)                               Customer Deposits Reserve (an Availability Reserve): An amount equal to one hundred percent (100%) of the Customer Deposits;

(iv)                              a Reserve in respect of self-funded health insurance obligations (an Availability Reserve) in amount equal to the average amount of such obligations of the Borrowers per month over the last twelve Fiscal Months multiplied by two; and

(v)                                 Customer Credit Liabilities Reserve (an Availability Reserve): An amount equal to fifty percent (50%) of the Customer Credit Liabilities (other than with respect to Customer Credit Liabilities described in clause (c) of the definition thereof) as reflected in the Borrowers’ books and records.

(c)                                  Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.  Such Reserves shall have the effect of reducing the amounts otherwise available to be disbursed to Borrowers under the Revolving Facility.

Section 2.2.                   Term Loan

On the Closing Date, the aggregate outstanding principal amount of the Term Loan A is $51,130,000.  The Term Loan A is not a revolving credit facility and may not be drawn, repaid and redrawn and any repayments or prepayments of principal on the Term Loan A shall permanently reduce the Term Loan A.  The obligations of Term Loan A Lenders hereunder are several and not joint or joint and several.

Section 2.3.                   Letters of Credit

Subject to the terms and conditions set forth in this Agreement and on Appendix B hereto, Borrowers shall have the right to request, and the Revolving Lenders agree to incur, or purchase participations in, Letters of Credit in respect of Borrowers.

Section 2.4.                   Evidence of Loans

(a)                                 Each Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to such Lender resulting from each Loan made by such Lender from time to time, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)                                 Agent shall maintain electronic or written records in which it will record (i) the amount of each Loan made hereunder, the class and type of each Loan made and any applicable interest rate periods, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from Borrowers to each Lender hereunder and (iii) all amounts received by Agent hereunder from Borrowers and each Lender’s share thereof.

(c)                                  The entries in the electronic or written records maintained pursuant to Section 2.4(b) (the “Register”) shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans or other Obligations in accordance with their terms.  The Register shall be subject to the terms of Section 12.2(c).

(d)                                 Agent will account to Borrowers monthly with a statement of Advances under the Revolving Facility and any charges and payments made pursuant to this Agreement, and in the absence of demonstrable error, such accounting rendered by Agent shall be deemed final, binding and conclusive unless Agent is notified by Borrower Funds Administrator in writing to the contrary within thirty (30) calendar days of Receipt of such accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(e)                                  Borrowers agree that:

(i)                                     upon written notice by Agent to any Borrower that a promissory note or other evidence of indebtedness is requested by Agent (for itself or on behalf of any Lender) to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrowers promptly shall (and in any event within five (5) Business Days of any such request) execute and deliver to Agent an appropriate promissory note or notes in form and substance reasonably satisfactory to Agent and Borrowers, payable to the order of such Lender in a principal amount equal to the amount of the Loans owing or payable to such Lender;

(ii)                                  all references to “Notes” in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to Borrowers for cancellation) hereunder, as the same may be amended, supplemented, modified, divided and/or restated and in effect from time to time;

(iii)                               upon Agent’s written request (for itself or on behalf of any Lender), and in any event within five (5) Business Days of any such request, Borrowers shall execute and deliver to Agent new Notes and/or split or divide the Notes, or any of them, in exchange for the then existing subject Notes, in such smaller amounts or denominations as Agent or such Lender shall specify; provided, that the aggregate principal amount of such new, split or divided Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes and returned to Borrowers within a reasonable period of time after Agent’s receipt of the replacement Notes; and

(iv)                              upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

Section 2.5.                   Interest

(a)                                 Subject to Section 2.5(c),

(i)                                     Each Advance shall be a LIBOR Index Rate Loan and shall bear interest on the outstanding principal amount thereof from the date made at a rate per annum equal to the LIBOR Index Rate plus the Applicable Margin for LIBOR Index Rate Loans in effect from time to time.  Subject to Section 2.7(d)(ii), Advances may not be Prime Rate Loans or LIBOR Rate Loans.

(ii)                                  The Term Loan A may be a Prime Rate Loan or a LIBOR Rate Loan, but shall not be a LIBOR Index Rate Loan.  Any portion of the Term Loan A that is a (A) Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the date made at a rate per annum equal to the Prime Rate plus the Applicable Margin for Prime Rate Loans in effect from time to time and (B) LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof from the date made at a rate per annum equal to the Adjusted LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans in effect from time to time.

(b)                                 Interest on each Loan under Section 2.5(a) shall be due and payable in cash in arrears on each Interest Payment Date and on the date of any prepayment of Loans pursuant to Section 2.8 and Section 2.9.

(c)                                  Upon the occurrence and during the continuance of any Event of Default, at the election of either Agent or Documentation Agent, the Obligations shall bear interest at the Default Rate; provided, that, from and after the occurrence of any Event of Default under Article VIII(h) or (i), such increase shall be automatic without any notice.  In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrowers, the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is waived in writing in accordance with the terms of this Agreement and shall be payable in cash upon demand.  None of Agent, Documentation Agent, L/C Issuer or other Lender Parties shall be required to (i) accelerate the maturity of the Loans, (ii) terminate any Commitment or (iii) exercise any other rights or remedies under the Loan Documents or applicable law in order to charge interest hereunder at the Default Rate.

Section 2.6.                   Procedures for Advances under the Revolving Facility

Each Advance under the Revolving Facility shall be made upon Borrower Funds Administrator’s irrevocable written notice to Agent requesting an Advance under the Revolving Facility in the form of a completed Borrowing Certificate, which Borrowing Certificate shall be delivered to Agent not later than 12:00 noon (New York City time) at least one (1) but not more than four (4) Business Days prior to the proposed Business Day on which such requested Advance is to be made (the “Borrowing Date”).  Each such completed Borrowing Certificate requesting an Advance under the Revolving Facility shall:

(a)                                 specify the proposed Borrowing Date of the requested Advance, which shall be a Business Day;

(b)                                 specify the principal amount of the requested Advance (which shall be in an aggregate minimum principal amount of $100,000 and integral multiples of $25,000 in excess thereof); and

(c)                                  certify the matters contained in Section 4.2.

On each Borrowing Date, Borrowers irrevocably authorize Agent and Revolving Lenders to disburse the proceeds of the requested Advance to an account of Borrower Funds Administrator specified on Schedule 2.6 (which shall be subject to an Account Control Agreement) (or to such other account, if approved by Agent, as to which Borrower Funds Administrator shall instruct Agent in writing), for credit to Borrowers via Federal funds wire transfer no later than 3:00 p.m. (New York City time).  Anything herein contained to the contrary notwithstanding, Agent, L/C Issuer and other Lender Parties shall be entitled to rely upon the authority of any officer of Borrower Funds Administrator for communications with and instructions from Borrower Funds Administrator, including, without limitation, for purposes of this Section 2.6, until Agent has received written notice from Borrower Funds Administrator that such officer no longer has such authority.

Section 2.7.                   LIBOR Option

(a)                                 In lieu of having interest on the Term Loans charged at the rate based upon the Prime Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Term Loans be charged at a rate of interest based upon the Adjusted LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.5(b).  On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto pursuant to Section 2.7(b), the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Prime Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Term Loans bear interest at the Adjusted LIBOR Rate.

(b)                                 (i)                                     Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent and Documentation Agent prior to 11:00 a.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Term Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent and Documentation Agent of a LIBOR Notice from Borrower Funds Administrator received by Agent and Documentation Agent before the LIBOR Deadline, or by telephonic notice from Borrower Funds Administrator received by Agent and Documentation Agent before the LIBOR Deadline (to be confirmed by delivery to Agent and Documentation Agent of a LIBOR Notice received by Agent and Documentation Agent prior to 5:00 p.m. (New York time) on the same day).  Promptly upon its receipt of each such LIBOR Notice (but in any event within one Business Day after Agent and Documentation Agent receives such LIBOR Notice), Documentation Agent shall provide a copy thereof to each of the Term Loan A Lenders.

(ii)                                  Each LIBOR Notice shall be irrevocable and binding on Borrowers and shall (i) be in the entire outstanding principal amount of Term Loan A, (ii) specify the initial Interest Period with respect thereto, and (iii) certify the matters contained in Section 4.2.  If Borrower Funds Administrator requests a borrowing, conversion to or continuation of LIBOR Rate Loans in any such LIBOR Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  In connection with each LIBOR Rate Loan, Borrowers shall indemnify, defend, and hold Agent, Documentation Agent and Lenders harmless against any loss, cost, or expense incurred by Agent, Documentation Agent or any Lender as a result of (1) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default, acceleration of all or any portion of the Obligations, or otherwise) (2) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).

Funding Losses shall, with respect to Agent, Documentation Agent or any Lender, be deemed to equal the amount determined by Agent, Documentation Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent, Documentation Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Agent, Documentation Agent or a Lender delivered to Borrowers setting forth any amount or amounts that Agent, Documentation Agent or such Lender is entitled to receive pursuant to this Section 2.7 shall be conclusive absent manifest error.

(c)                                  Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Collateral in accordance with Section 9.2 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall indemnify, defend, and hold Agent, Documentation Agent and Lenders and their participants harmless against any and all Funding Losses in accordance with clause (b) above.

(d)                                 (i)                                     The LIBOR Rate shall be adjusted by Agent (with respect to LIBOR Index Rate Loans) or Documentation Agent (with respect to LIBOR Rate Loans) with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income or withholding tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System of the United States, excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrowers, Documentation Agent and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (1) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (2) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii)                                  In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or LIBOR Index Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate or the LIBOR Index Rate, such Lender shall give notice of such changed circumstances to Agent (with respect to LIBOR Index Rate Loans) or Documentation Agent (with respect to LIBOR Rate Loans) and Borrowers, Documentation Agent and Agent promptly shall transmit the notice to each other Lender and (A) (1) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Loans that are Prime Rate Loans, and (2) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so, and (B) in the case of any LIBOR Index Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day on which such outstanding LIBOR Index Rate Loans shall bear interest at the LIBOR Index Rate, and interest upon the LIBOR Index Rate Loans of such Lender thereafter shall accrue interest at a rate per annum equal to the Prime Rate plus three and one-half percent (3.50%).

(e)                                  Anything to the contrary contained herein notwithstanding, none of Agent, Documentation Agent or any Lender, or any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

Section 2.8.                   Voluntary Prepayments

(a)                                 Subject to the terms of this Section 2.8 and Section 3.3, Borrowers may prepay to Agent, for the ratable benefit of the applicable Lenders, the outstanding principal amount of the Loans, in whole or in part, at any time.

(b)                                 If Borrowers elect to make any prepayment of the Term Loan A pursuant to this Section 2.8, Borrower Funds Administrator shall give irrevocable notice of such prepayment to Agent not less than three (3) Business Days prior to the date such prepayment is to be made, specifying (i) the date on which such prepayment is to be made, (ii) the amount of such prepayment, and (iii) the amount of the Prepayment Fee, if any, and accrued interest applicable to such prepayment.  Such notice shall be accompanied by a certificate of a Responsible Officer of Borrower Funds Administrator on behalf of Borrower Funds Administrator stating that such payment is being made in compliance with this Section 2.8.  Such notice of prepayment shall be irrevocable and the aggregate principal amount of the Term Loan A so specified to be prepaid, together with accrued interest thereon and the applicable Prepayment Fee, if any, and any other amounts required to be paid in accordance with Section 2.7, if any, shall be due and payable on the prepayment date set forth in such notice.

(c)                                  Unless the terms of Section 9.2 otherwise apply, Borrowers may prepay all or a portion of the Term Loan A in accordance with the terms of this Section 2.8 so long as (A) Excess Availability would be greater than or equal to $5,000,000 (without giving effect to any limitations resulting from the minimum Excess Availability covenant contained in paragraph 6 of Exhibit B-1) immediately after giving effect to such payment, (B) Borrowers provide projections to Agent, in form and substance reasonably satisfactory to Agent, demonstrating that

Excess Availability shall be at least $5,000,000 (without giving effect to any limitations resulting from the minimum Excess Availability covenant contained in paragraph 6 of Exhibit B-1) at the end of each of the nine (9) consecutive months following such prepayment after giving pro forma effect to such prepayment, (C) no Default or Event of Default shall have occurred and is continuing as of the date of such prepayment or would result therefrom, and (D) Borrowers provide a certificate certified by a Responsible Officer of Parent certifying that the Fixed Charge Coverage Ratio, calculated (x) on a pro forma basis after giving effect to such prepayment as if such prepayment occurred on the first day of the four Fiscal Quarter period ended on or before the occurrence of such prepayment and (y) deducting all non-financed Capital Expenditures, is at least 1.25 to 1.00, together with supporting documentation in respect of such certification, in each case in form and substance reasonably satisfactory to Agent (“Term Loan Payment Conditions”).

(d)                                 All prepayments made pursuant to this Section 2.8 shall be designated as a prepayment pursuant to this Section 2.8 on the applicable wire.  The amount of any partial prepayment of the principal balance of the Term Loan A shall not be less than $250,000 or, if in excess thereof, in integral multiples of $50,000 in excess thereof.  The amount of any partial prepayment of the principal balance of any Revolving Loan shall not be less than $100,000 or, if in excess thereof, in integral multiples of $100,000 in excess thereof.

Section 2.9.                   Amortization Payments and Mandatory Prepayments

(a)                                 The outstanding principal of all Advances (and all other Obligations under or in respect of the Advances) shall be due and payable in full, if not earlier in accordance with this Agreement, on the Revolving Loan Maturity Date.

(b)                                 Unless the terms of Section 9.2 otherwise apply (it being understood that the following payments are still required to be made regardless of whether Section 9.2 applies, provided that if Section 9.2 applies, the payments described in this clause (b) shall be applied in accordance with Section 9.2 notwithstanding anything to the contrary),

(i)                                     The outstanding principal of the Term Loan A shall be repayable in consecutive quarterly installments, each in an amount equal to $660,000, commencing on November 1, 2013 and on the last day of each Fiscal Quarter thereafter prior to the Maturity Date.

(ii)                                  In addition to any amounts due and payable pursuant to subclause (i) above, with respect to the Term Loan A, any remaining unpaid principal amount of the Term Loan A and all other Obligations under or in respect of the Term Loan A shall be due and payable in full, if not earlier in accordance with this Agreement, on the Term Loan A Maturity Date.

(c)                                  [Intentionally Omitted].

(d)                                 If:

(i)                                     any Credit Party or any Subsidiary of any Credit Party, whether in a single transaction or a series of transactions, sells or transfers any Property (other than any Qualified Asset Sale);

(ii)                                  any Credit Party or any Subsidiary of any Credit Party, whether in a single transaction or a series of transactions, sells or issues any Capital Stock, including, without limitation, any sale or issuance of Capital Stock pursuant to a Public Offering (other than (i) the Specified IPO, or (ii) Capital Stock issued to (x) then existing stockholders of Parent, in which the proceeds from such issuance are used solely (1) for an Acquisition permitted by the Requisite Lenders or (2) to make Capital Expenditures permitted under this Agreement and (y) directors, officers and employees pursuant to any stock option plan or incentive stock purchase plan);

(iii)                               any Credit Party or any Subsidiary of any Credit Party, whether in a single transaction or a series of transactions, incurs any Indebtedness other than Permitted Indebtedness; or

(iv)                              any Credit Party or any Subsidiary of any Credit Party, whether in a single transaction or a series of transactions receives any Extraordinary Receipts;

then, upon the occurrence of any such event in clauses (i), (ii), (iii) and (iv) above, Borrowers shall immediately apply, or cause to be applied, one hundred percent (100%) of the Net Proceeds and Extraordinary Receipts thereof received by the Credit Parties and their Subsidiaries to the prepayment of the Loans (or otherwise prepay the Loans in an amount equal to one hundred percent (100%) of the Net Proceeds and Extraordinary Receipts thereof), in each case to the extent that the aggregate amount of Net Proceeds and Extraordinary Receipts received by the Credit Parties and their Subsidiaries (and not paid to Agent as a prepayment of the Loans) shall exceed for all such events $200,000 in the aggregate during any Fiscal Year of Parent (provided that the aggregate amount of Net Proceeds and Extraordinary Receipts not subject to prepayment pursuant to this clause (e) shall not exceed $500,000 in the aggregate during the term of this Agreement), which prepayment shall be applied thereto in accordance with Section 2.9(g) or Section 2.15.  Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing on the date such Person receives Net Proceeds in connection with any such sale or transfer in respect of the foregoing clause (i) or any Extraordinary Receipts of the type described in clauses (iii) or (v) of the definition of such term, such Net Proceeds and such Extraordinary Receipts (in an aggregate amount not to exceed $2,500,000 in any Fiscal Year, and in any event, in an aggregate amount not to exceed $3,000,000 during the period beginning on the Original Closing Date and continuing through the term of this Agreement) received by such Person may, at the option of Borrowers, be reinvested in productive assets of a kind then used or usable in the Business, provided, that (x) until so applied, such Net Proceeds or Extraordinary Receipts, as the case may be, shall either be (1) deposited into a cash collateral account with a commercial bank designated by Agent (and when so deposited such Net Proceeds or Extraordinary Receipts, as the case may be, shall constitute Collateral for the Obligations then outstanding and shall remain in such cash collateral account until such Net Proceeds or Extraordinary Receipts, as the case may be, are applied in accordance with either of clauses (y) or (z) below) or (2) upon notification by Borrowers to Agent and Documentation Agent, applied to the Advances (and concurrently with such application to the Advances, Agent shall establish and maintain a corresponding Reserve against the Commitments under the Revolving Facility and an Availability Reserve against the Borrowing Base in the amount so applied, which Reserves shall be released at such time as Borrowers re-borrow funds in such amount to be used in accordance with either of clauses (y) or (z)(2) of this sentence), (y) such Net Proceeds or Extraordinary Receipts, as the case may be, must be applied and such reinvestment must occur within 180 days after the date of receipt thereof, and (z) upon (1) the occurrence and during the continuance of a Default or an Event of Default or (2) the expiration of such 180-day period, such Net Proceeds or Extraordinary Receipts, as the case may be, if not so applied, shall be applied to the prepayment of the Loans in accordance with Section 2.9(g), whereupon the Availability Reserve established under this Section 2.9(d) shall be released.

(e)                                  On the day of delivery to Agent and Documentation Agent of Parent’s annual audited financial statements in accordance with the terms of this Agreement, but in any event no later than the one hundred and twentieth (120th) day after the end of each Fiscal Year of Parent (commencing with the Fiscal Year of Parent ending February 1, 2014), Parent shall furnish to Agent and Documentation Agent a written calculation of Excess Cash Flow for such Fiscal Year and on such date shall pay to Agent, for the benefit of the Lender Parties, an amount equal to fifty percent (50%) of such Excess Cash Flow, for application to the Loans in accordance with Section 2.9(g)(iv); provided that if such financial statements have not been delivered within the time periods set forth above, and (i) if Parent has delivered to Agent and Documentation Agent a good faith reasonable estimate of Excess Cash Flow for such Fiscal Year as determined by Parent based on Parent’s monthly or quarterly, as applicable, financial statements for the twelve month period corresponding to such Fiscal Year previously delivered to Agent, Documentation Agent and the Lenders in accordance with clause (a)(ii) of Exhibit C-1, then such estimate shall be the basis for such Excess Cash Flow payment and (ii) if Parent has not delivered to Agent and Documentation Agent such a good faith reasonable estimate of Excess Cash Flow for such Fiscal Year as determined by Parent in accordance with subclause (i) above, such Excess Cash Flow payment shall be determined by Agent and Documentation Agent based on Agent’s and Documentation Agent’s good faith reasonable estimate of Excess Cash Flow for such Fiscal Year in accordance with Agent’s and Documentation Agent’s review of Parent’s monthly or quarterly, as applicable, financial statements for the twelve month period corresponding to such Fiscal Year previously delivered to Agent, Documentation Agent and Lenders in accordance with clause (a)(ii) of Exhibit C-1, and in either case such Excess Cash Flow payment shall be payable upon demand of Agent and Documentation Agent.  Upon delivery of the annual audited financial statements described above to Agent and Documentation Agent, if the actual Excess Cash Flow payment to which Agent, for the benefit of the Lender Parties, is entitled exceeds any payment estimated by Parent or by Agent and Documentation Agent, as the case may be, Borrowers shall pay Agent, for the benefit of the Lender Parties, an amount equal to the difference between the actual Excess Cash Flow payment required and the Excess Cash Flow payment estimated by Parent or by Agent and Documentation Agent, as the case may be, and paid to Agent (but Agent, Documentation Agent and other Lender Parties shall in no event be obligated to refund or adjust any estimated Excess Cash Flow payment which exceeds the actual Excess Cash Flow payment based on such annual audited financial statements).

(f)                                   Borrowers will immediately prepay the Advances under the Revolving Facility at any time when the aggregate principal amount of all Advances exceeds the lesser of

(a) the Facility Cap in effect at such time less the Letter of Credit Usage in effect at such time and (b) the Aggregate Borrowing Availability in effect at such time (determined by reference to the Borrowing Base Certificate then most recently delivered to Agent in accordance with the terms hereof), to the full extent of any such excess, without the necessity of any notice or demand.  If at any time after Borrowers have complied with the first sentence of this Section 2.9(f), the aggregate Letter of Credit Usage is greater than lesser of (a) the Facility Cap in effect at such time and (b) the Borrowing Base in effect at such time (determined by reference to the Borrowing Base Certificate then most recently delivered to Agent in accordance with the terms hereof), Borrowers shall provide cash collateral to Agent in an amount equal to 105% of such excess, which cash collateral shall be deposited in an account subject to the sole and exclusive control of Agent and, provided that no Event of Default shall have occurred and be continuing, returned to Borrowers, at such time as the aggregate Letter of Credit Usage plus the aggregate principal amount of all outstanding Advances no longer exceeds the Facility Cap in effect at such time nor the Borrowing Base in effect at such time (determined by reference to the Borrowing Base Certificate then most recently delivered to Agent in accordance with the terms hereof).

(g)                                  Unless the terms of Section 2.15 or Section 9.2 otherwise apply, each prepayment pursuant to subsections (d)(i), (ii), (iii) and (iv) and (e) above shall be applied as follows:

(i)                                     if the proceeds are from any sale or other transfer of any Inventory or Accounts or any insurance policy or condemnation award with respect to Inventory or Accounts, such proceeds shall be applied first, to the outstanding principal amount of the Advances, until paid in full, second, if an Event of Default has occurred and is continuing, to cash collateralize the Letters of Credit in an amount equal to 105% of the Letter of Credit Usage in effect at such time, and third, to the outstanding principal amount of the Term Loan A, until paid in full;

(ii)                                  subject to clause (iii) below, if the proceeds are from (A) the sale or other transfer of any other assets of the Parent or any of its Subsidiaries not described in clause (i) above or (B) any event set forth in (d)(ii), (d)(iii) or (d)(iv) above such proceeds (excluding the proceeds from any insurance policy or condemnation award with respect to Inventory or Accounts), shall be applied (x) if Excess Availability is greater than or equal to $4,000,000 (without giving effect to any limitations resulting from the minimum Excess Availability covenant contained in paragraph 6 of Exhibit B-1), first, to the outstanding principal amount of the Term Loan A, until paid in full, second, to the outstanding principal amount of the Advances, until paid in full, and third, if an Event of Default has occurred and is continuing, to cash collateralize the Letters of Credit in an amount equal to 105% of the Letter of Credit Usage in effect at such time, until paid in full and (y) if Excess Availability is less than $4,000,000 (without giving effect to any limitations resulting from the minimum Excess Availability covenant contained in paragraph 6 of Exhibit B-1), first, to the outstanding principal amount of the Advances, until Excess Availability, after giving effect to such payment, equals $4,000,000, second, to the outstanding principal amount of the Term Loan A, until paid in full, third, to the remaining outstanding principal amount of the Advances until paid in full, and fourth, if an Event of Default then exists, to cash collateralize the Letters of Credit in an amount equal to 105% of the Letter of Credit Usage in effect at such time (or, if an Event of

Default does not exist, the surplus (if any) of such proceeds shall be returned to the Borrowers or to whosoever else may be entitled thereto under applicable law);

(iii)                               if the proceeds are from a sale or other transfer of all or substantially all of the assets or Capital Stock of any Person or any insurance policy or condemnation award, which sale or other disposition or proceeds of insurance or condemnation awards includes both (A) Inventory or Credit Card Receivables and the proceeds thereof (including, without limitation, Accounts) and (B) other assets, such proceeds shall be applied as follows:

(1)                                 if Excess Availability is greater than or equal to $4,000,000 (without giving effect to any limitations resulting from the minimum Excess Availability covenant contained in paragraph 6 of Exhibit B-1), (A) an amount equal to the lesser of (i) the balance of the Revolving Facility and (ii) the sum of (x) the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate, plus (y) the face amount of Eligible Inventory multiplied by the Inventory Advance Rate, plus (z) the face amount of Eligible Trade Receivables multiplied by the Trade Receivables Advance Rate (in each case determined at the time of such sale or other transfer or event resulting in such insurance proceeds), shall be applied, first, to the outstanding principal amount of the Advances, until paid in full, and second, if an Event of Default then exists, to cash collateralize the Letters of Credit in an amount equal to 105% of the Letter of Credit Usage in effect at such time, and if an Event of Default does not then exist, to the following clause (B), and (B) the remaining proceeds shall be applied, first, to the outstanding principal amount of the Term Loan A, until paid in full, second, to the outstanding principal amount of the Advances, until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the Letter of Credit Usage in effect at such time; and

(2)                                 if Excess Availability is less than $4,000,000 (without giving effect to any limitations resulting from the minimum Excess Availability covenant contained in paragraph 6 of Exhibit B-1), first, to the outstanding principal amount of the Advances, until Excess Availability, after giving effect to such payment, equals $4,000,000, second, to the outstanding principal amount of the Term Loan A, until paid in full, third, to the remaining outstanding principal amount of the Advances until paid in full, and fourth, if an Event of Default then exists, to cash collateralize the Letters of Credit in an amount equal to 105% of the Letter of Credit Usage in effect at such time (or, if an Event of Default does not exist, the surplus (if any) of such proceeds shall be returned to the Borrowers or to whosoever else may be entitled thereto under applicable law); and

(iv)                              (x) if Excess Availability is greater than or equal to $4,000,000 (without giving effect to any limitations resulting from the minimum Excess Availability covenant contained in paragraph 6 of Exhibit B-1), payments in respect of Excess Cash Flow pursuant to Section 2.9(e) shall be applied to the outstanding principal amount of the Term Loan A, until paid in full, and (y) if Excess Availability is less than $4,000,000 (without giving effect to any limitations resulting from the minimum Excess Availability covenant contained in paragraph 6 of Exhibit B-1), first, to the outstanding principal amount of the Advances, until Excess Availability, after giving effect to such payment, equals $4,000,000, and second, to the outstanding principal amount of the Term Loan A, until paid in full.

Notwithstanding anything to the contrary contained herein (other than Section 2.15, to the extent applicable), upon the occurrence and during the continuance of an Event of Default, upon Agent’s or Documentation Agent’s direction, each prepayment pursuant to Section 2.9(d)(i), (ii), (iii), (iv) and/or Section 2.9(e) above shall be applied in accordance with Section 9.2 below.

(h)                                 Any prepayment made pursuant to Section 2.9(d) and Section 2.9(e) in respect of a Term Loan shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.  Each prepayment of the Term Loan A shall be applied against the remaining installments of principal of the Term Loan A in the inverse order of maturity.  Except as otherwise expressly provided in Section 2.9(d) and Section 2.9(e), payments with respect to any clause of Section 2.9(d) and Section 2.9(e) are in addition to payments made or required to be made under any other clause of this Section 2.9.  No prepayment of the Loans pursuant to Section 2.9(d), Section 2.9(e), Section 2.9(f), Section 2.9(i) or the last sentence of Section 2.9(j) shall require the payment of any Prepayment Fees; provided, that, for the avoidance of doubt, any repayment in full of the Term Loan A from the proceeds of other Indebtedness shall constitute a voluntary prepayment and be subject to the applicable Prepayment Fee.

(i)                                     The Advances shall be repaid daily in accordance with the provisions of Section 2.13 hereof.

(j)                                    Notwithstanding anything to the contrary in Section 2.9(d) or Section 2.9(e), (i) (A) the Term Loan A Lenders acting unanimously shall be permitted to waive their portion of any prepayment of the Term Loan A required to be made under Section 2.9(d) or Section 2.9(e) (the aggregate amount of any such prepayment of the Term Loan A that is so waived, the “Declined Prepayment Amount”), and (ii) (A) as long as no Event of Default then exists, the Borrowers shall be entitled to retain the entire Declined Prepayment Amount, and (B) if an Event of Default then exists, the Declined Prepayment Amount shall be applied to the Obligations in the order of priority specified in Section 9.2 (whether or not such Section would otherwise be applicable).  Nothing in this Section 2.9(j) shall entitle the Term Loan A Lenders to receive any portion of any prepayment of the Term Loan A which such Term Loan A Lenders would not be entitled to receive pursuant to Section 2.9(g).  Notwithstanding the foregoing, if the Term Loan A Lenders elect to establish a Declined Prepayment Amount, Borrowers may nevertheless make all or a portion of the prepayment of the Term Loan A included in the Declined Prepayment Amount; provided, that the amount of such prepayment of the Term Loan A in respect of such Declined Prepayment Amount shall not exceed the Declined Prepayment Amount.

Section 2.10.            Promise to Pay; Manner of Payment

Borrowers, jointly and severally, absolutely and unconditionally promise to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable hereunder and under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.  Any payments made by the Credit Parties (other than payments automatically paid through Advances under the Revolving Facility as provided herein) shall be made by wire transfer on the date when due, without offset, deduction or counterclaim, in Dollars, in immediately available funds to such account or accounts as may be indicated in writing by Agent (with respect to Advances) or Documentation Agent (with respect to Term Loans)  to Borrower Funds Administrator from time to time.  Any such payment received after 2:00 p.m. (New York City time) on any date shall be deemed received on the next succeeding Business Day, and any applicable interest or fees shall continue to accrue in respect thereof.  Subject to clause (a) of the definition of the term “Interest Period”, whenever any payment under any Loan Document shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate in effect during such extension) and/or fees, as the case may be.

Section 2.11.            Payments by Agent

Should any Obligation in respect of the Revolving Facility (including, without limitation, in respect of Letters of Credit) required to be paid under any Loan Document remain unpaid beyond any applicable cure period, such Obligation may be paid by Agent, on behalf of the L/C Issuer and other Lender Parties, at the direction of the Requisite Lenders, which non-payment shall be deemed an automatic request for an Advance under the Revolving Facility as of the date such payment is or was due, and Borrowers hereby irrevocably authorize disbursement of any such funds to Agent, for the benefit of the L/C Issuer and other Lender Parties, by way of direct payment of the relevant amount, interest or other Obligation without necessity of any demand.  Any sums expended or amounts paid by Agent and/or L/C Issuer and/or other Lender Parties as a result of any Credit Party’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrowers’ account as an Advance under the Revolving Facility and added to the Obligations.

Section 2.12.            Computation of Interest and Fees; Lawful Limits

All interest and fees owing from time to time under the Loan Documents shall be computed (i) for Advances, and for Term Loans consisting of LIBOR Rate Loans, on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable, and (ii) for Term Loans consisting of Prime Rate Loans, on the basis of a year of 365/366 days and for the actual number of days elapsed in each calculation period, as applicable.  In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of Lender Parties, or Lender Parties for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if any Lender Party shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to the unpaid principal balance owed by Borrowers hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, such Lender Party shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.  The terms and provisions of this Section 2.12 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

Section 2.13.            Collections and Lockbox

(a)                                 Attached hereto as Schedule 2.13(a) is a list of all present bank accounts held by any Credit Party, which Schedule includes, with respect to each account (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository.

(b)                                 Attached hereto as Schedule 2.13(b) is a list describing all arrangements to which any Credit Party is a party with respect to the payment to such Credit Party of the proceeds of all credit card charges for sales by such Credit Party.

(c)                                  Borrowers shall deliver to Agent and Documentation Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Credit Party and delivered to such Credit Party’s credit card clearinghouses and processors listed on Schedule 2.13(b).

(d)                                 Within thirty (30) days of the Closing Date, each Credit Party shall enter into a blocked account agreement in substantially the Agent’s standard form or otherwise in form and substance acceptable to Agent and Documentation Agent (each, an “Account Control Agreement”) with the bank with which such Credit Party maintains the account(s) (collectively, the “Blocked Accounts”) listed on Schedule 2.13(d)(1) attached hereto; provided, that, so long as Excess Availability is greater than $2,500,000, the Credit Parties shall not be required to obtain Account Control Agreements for any of the accounts listed on Schedule 2.13(d)(2) attached hereto (collectively, the “Excluded Blocked Accounts”); provided, further, that, if (x) Excess Availability is $2,500,000 (without giving effect to any limitations resulting from the Minimum Excess Availability covenant contained in paragraph 6 of Exhibit B-1) or less or (y) a Triggering Event of Default has occurred (either such occurrence, a “Blocked Account Trigger Event”), then the Credit Parties shall, as soon as possible after such Blocked Account Trigger Event but in any event within 120 days thereafter, either (i) enter into Account Control Agreements for the Excluded Blocked Accounts or (ii) transfer such Excluded Blocked Accounts to a bank other than the bank at which such Excluded Blocked Accounts are held on the date of such Blocked Account Trigger Event and enter into Account Control Agreements for such new accounts (or amend any applicable existing Account Control Agreement to include such transferred accounts) in form and substance acceptable to Agent and Documentation Agent.  Notwithstanding the

foregoing, in no event shall the Credit Parties be required to enter into an Account Control Agreement with respect to (x) any account of any Credit Party to the extent that the aggregate amount of funds on deposit in all accounts of the Credit Parties held at such bank or financial institution is less than $10,000 and the aggregate amount of funds on all accounts described in this sentence is less than $200,000, or (y) those accounts described in the last sentence of Section 5(i) of the Security Agreement; provided, that nothing herein shall be deemed to derogate from the Credit Parties’ obligation to transfer funds in such accounts to a Blocked Account as required pursuant to Section 2.13.

(e)                                  Beginning no later than November 18, 2013, the Credit Parties shall transfer via automated clearing house or wire transfer no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each bank account (other than those identified on Schedule 2.13(e)) and all payments due from credit card processors.  The Credit Parties shall transfer via automated clearing house or wire transfer no less frequently than semi-weekly (and whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each bank account identified on Schedule 2.13(e).  At no time shall the balance in any bank account identified on Schedule 2.13(e) exceed $100,000.

(f)                                   Beginning no later than November 18, 2013, each Credit Card Notification and Account Control Agreement shall require the transfer via automated clearing house or wire transfer no less frequently than daily to a concentration account maintained by Agent (the “Concentration Account”), of all of the following cash receipts and collections:

(i)                                     all available cash receipts from the sale of Inventory and other assets;

(ii)                                  all proceeds of collections of Accounts;

(iii)                               all Net Proceeds, all Extraordinary Receipts and all other cash payments received by a Credit Party from any Person or from any source or on account of any sale or other transaction or event;

(iv)                              the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $2,500, as may be required to be kept in the subject Blocked Account by the bank at which such Blocked Account is maintained); and

(v)                                 the proceeds of all credit card charges.

(g)                                  The Credit Parties may (i) close Blocked Accounts and/or open new Blocked Accounts, subject to the execution and delivery to Agent of appropriate Account Control Agreements and (ii) enter into new credit card arrangements, subject to the execution and delivery to Agent of appropriate Credit Card Notifications, in each case consistent with the provisions of this Section 2.13 and otherwise reasonably satisfactory to Agent and Documentation Agent.

(h)                                 The Concentration Account shall at all times be under the sole dominion and control of Agent.  The Credit Parties hereby acknowledge and agree that (i) the Credit

Parties have no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times be collateral security for all of the Obligations and (iii) the funds on deposit in the Concentration Account shall be applied as provided in this Agreement.  In the event that, notwithstanding the provisions of this Section 2.13, any Credit Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Credit Party for Agent, for the benefit of the Lender Parties, shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party and shall, not later than the Business Day after receipt thereof, be deposited into the Concentration Account or dealt with in such other fashion as such Credit Party may be instructed by Agent.

Section 2.14.            No Novation.

Credit Parties, Agent, Documentation Agent, L/C Issuer and the Lenders acknowledge and agree that (a) this Agreement amends and restates the Original Credit Agreement, (b) the Obligations outstanding under the Original Credit Agreement immediately prior to the effectiveness of this Agreement have not been extinguished or repaid, continue without interruption, and have not been discharged by this Agreement, (c) the Obligations outstanding under the Original Credit Agreement immediately prior to the effectiveness of this Agreement are Obligations outstanding under this Agreement, and (d) this Agreement and the other Loan Documents executed and delivered in connection with this Agreement on or after the Closing Date are not intended to, and shall not, result in a novation of the Obligations outstanding under the Original Credit Agreement immediately prior to the effectiveness of this Agreement.

Section 2.15.            Certain Termination Provisions.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with the consummation by the Credit Parties of an initial Public Offering of the Capital Stock of Parent (the “Specified IPO”), the Credit Parties may, in their sole discretion and pursuant to a written notice delivered to the Agents and the Lenders, permanently reduce the Facility Cap to zero, cancel the Revolving Facility and the Commitments and terminate this Agreement and each other Loan Document, in each case, without premium or penalty of any kind (it being understood and agreed that the right of the Credit Parties to prepay the Loans without payment of any Prepayment Fees pursuant to Section 2.9(h) shall not be affected or limited by this Section 2.15), provided that (i) such reduction, cancellation and termination shall occur no later than one hundred twenty (120) calendar days following the consummation of the Specified IPO, (ii) in the event that any Advances are outstanding at the time of delivery of such notice, the Credit Parties shall repay or cause to be repaid in full the outstanding principal amount of all Advances, together with any accrued but unpaid interest on the principal amount being repaid to the date of repayment and all other outstanding Obligations under in respect of the Revolving Facility (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted in writing), on or prior to the effective date specified in such notice for such reduction, cancellation and termination, (iii) no Prepayment Fee or other premium or penalty shall be payable in connection with any prepayment of the Term Loan A with the Net Proceeds of the Specified IPO, the repayment in full of any outstanding Advances, the reduction of the Facility Cap to zero, the cancellation of the Revolving Facility and the Commitments or the termination of this Agreement and each other Loan Document, in each case, pursuant to this Section 2.15, and (iv) in no event shall the consummation of the Specified IPO in and of itself constitute or be deemed to constitute a Change of Control.

ARTICLE III.

FEES

Section 3.1.                   Fee Letters

Borrowers shall pay to Documentation Agent, as and when due and payable under the terms of the Fee Letters, the fees set forth in the Fee Letters.

Section 3.2.                   Unused Line Fee

Borrowers shall pay to Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, a commitment fee (the “Unused Line Fee”) equal to one-half of one percent (0.50%) times the actual daily amount by which the Commitments in respect of the Revolving Facility exceed the sum of (i) the aggregate outstanding Advances under the Revolving Facility, plus (ii) the Letter of Credit Usage.  The Unused Line Fee shall accrue at all times from and after the Closing Date through and including the date on which (w) all Obligations in respect of the Revolving Facility have been indefeasibly paid in full in cash, (x) the Revolving Lenders’ Commitments to make Advances have terminated, (y) (i) all Letters of Credit have expired or been returned undrawn, or (ii) the Credit Parties have provided to the Agent cash collateral in an amount equal to 105% of the Letter of Credit Usage in effect at such time, and (z) the Credit Parties have pledged and furnished to Agent cash collateral, other collateral or a written indemnity (from a financial institution that is acceptable to Agent), in each case acceptable to Agent for indemnity obligations under the Loan Documents in respect of the Revolving Facility as Agent may reasonably require (such date, the “Revolver Termination Date”), including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the first day after the end of each quarter, commencing with the first such date to occur after the Closing Date, and on the Revolver Termination Date.  The Unused Line Fee shall be calculated quarterly in arrears.

Section 3.3.                   Prepayment Fee

If (a) Borrowers prepay, or are required to prepay, any Term Loan in whole or in part (whether as a result of a voluntary prepayment or reduction, acceleration of all or any portion of the Obligations or termination of this Agreement or any Lender’s Commitment) or (b) the Revolving Facility is terminated (whether as a result of acceleration of all or any portion of the Obligations or termination of this Agreement or any Lender’s Commitment), in each case, subject to the exclusions and the proviso set forth in the last sentence of Section 2.9(h) and subject to Section 2.15 (to the extent applicable), then, on the effective date of such prepayment or reduction, Borrowers shall pay to Agent, for the ratable benefit of the Lenders (in addition to the then outstanding principal, accrued interest and other Obligations owing pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the applicable Prepayment Fee (in each case, prior to giving effect to any payment of Obligations as a result thereof), as the case may be.

Section 3.4.                   Letter of Credit Fees

(a)                                 Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders, a Letter of Credit fee equal to (i) (A) three and one-quarter percent (3.25%) per annum of the aggregate undrawn Stated Amount of all outstanding Standby Letters of Credit issued for the account of Borrowers (each, the “Standby Letter of Credit Fee”), which fee shall be payable in arrears on each Interest Payment Date and (ii) two and three-quarters percent (2.75%) of the aggregate undrawn Stated Amount of any such Documentary Letter of Credit issued for the account of Borrowers and payable upon issuance (together with the Standby Letter of Credit Fees plus normal and customary issuance, presentation, amendment, processing and other administrative costs and expenses incurred by L/C Issuer, the “Letter of Credit Fees”).  Upon the occurrence and during the continuance of any Event of Default, all Letter of Credit Fees shall be payable on demand at a rate equal to the Letter of Credit Fees, plus two percent (2.00%) per annum, in each case on the aggregate undrawn Stated Amount of all outstanding Letters of Credit issued for the account of Borrowers.  In addition, Borrowers shall pay directly to the L/C Issuer, for its own account, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(b)                                 In addition to any other fees in respect of Letters of Credit owing hereunder, Borrowers shall pay directly to the L/C Issuer, for its own account, a fronting fee (the “Fronting Fee”), with respect to each Letter of Credit, at a rate equal to 0.50% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a monthly basis in arrears.  Such Fronting Fees shall be due and payable on the first day after the end of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the day that is seven days prior to the Revolving Loan Maturity Date (or, if such day is not a Business Day, the next preceding Business Day) and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with clause (n) of Appendix B.

Section 3.5.                   Collateral Management Fee.

Borrowers shall pay a monthly collateral management fee to the Agent in an amount equal to Seven Hundred Fifty Dollars ($750), which fee shall be payable on the first day of each calendar month until the termination of this Agreement; provided that no such fee shall be payable unless and until such time as the Excess Availability is less than Seven Million Five Hundred Thousand Dollars ($7,500,000) for a period of at least ninety (90) consecutive calendar days after the Closing Date.

ARTICLE IV.

CONDITIONS PRECEDENT

Section 4.1.                   Conditions to the Closing and Maintaining the Term Loans

The obligations of Agent, Documentation Agent, L/C Issuer and other Lender Parties to amend and restate the Original Credit Agreement and otherwise consummate the transactions contemplated herein and to maintain the Term Loans, in each case are, in addition to the conditions precedent specified in Section 4.2, are subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction (or waiver in writing by Agent and Requisite Lenders) of each of the conditions precedent listed on Exhibit D hereto.

Section 4.2.                   Conditions to each Advance and Letters of Credit

The obligations of the Lenders to make any Advance under the Revolving Facility and/or to maintain the Term Loans, and the obligations of the L/C Issuer to issue, amend, renew, extend or otherwise modify Letters of Credit, are subject, in each case, to the satisfaction of each of the following:

(a)                                 Borrower Funds Administrator, on behalf of Borrowers, shall have delivered to Agent the most recent Borrowing Certificate for such Loan and in the case of an Advance, a Borrowing Base Certificate setting forth the Borrowing Base and the Aggregate Borrowing Availability as of the Friday immediately preceding the date of such requested Advance;

(b)                                 each of the representations and warranties made by each Credit Party and each other Person party thereto (other than Lender Parties) in the Loan Documents shall be true and correct in all respects before and after giving effect to maintaining the Term Loans and/or making of such Advance and/or the issuance, amendment, renewal, extension or other modification of such Letter of Credit (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all respects as of such earlier date);

(c)                                  no Default or Event of Default shall have occurred or be continuing or exist after giving effect to the requested Advance and/or the requested Letter of Credit on the relevant Borrowing Date;

(d)                                 immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed the lesser of (i) the Facility Cap then in effect, less the Letter of Credit Usage then in effect; and (ii) the Aggregate Borrowing Availability then in effect; and

(e)                                  no liabilities or obligations with respect to any Credit Party of any nature shall exist which, either individually or in the aggregate, reasonably would be expected to have or result in a Material Adverse Effect and, since the date of the then most recent audited financial statements delivered to Lender Parties hereunder, no Material Adverse Effect shall have occurred.

Each Borrowing Certificate submitted shall constitute a representation and warranty by each Credit Party, as of the date of each such notice and as of the relevant Borrowing Date, that the conditions in Section 4.1 (with respect to the Closing Date) and this Section 4.2 (with respect to all Loans and Letters of Credit) are satisfied or have been waived in writing by Agent and Requisite Lenders.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Credit Party, jointly and severally, represents and warrants to the Lender Parties as follows:

Section 5.1.                   Organization and Authority

Each Credit Party, and each Subsidiary of each Credit Party, is a corporation, partnership or limited liability company, as the case may be, duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation.  Each Credit Party, and each Subsidiary of each Credit Party, (a) has all requisite corporate, partnership or limited liability company power and authority to own its Properties and carry on its business as now being conducted and as contemplated in the Loan Documents, (b) is duly qualified and licensed to do business in and in good standing in each jurisdiction where the failure so to qualify or be licensed or in good standing reasonably would be expected to result in a Material Adverse Effect, and (c) has all requisite corporate, partnership or limited liability company power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) with respect to Borrowers, to borrow hereunder, (iii) to consummate the transactions contemplated by the Loan Documents and (iv) to grant the Liens pursuant to the Security Documents to which it is a party.

Section 5.2.                   Loan Documents

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party, and the consummation by such Credit Party of the transactions contemplated thereby, (a) have been duly authorized by all requisite corporate, partnership or limited liability company action of such Credit Party, and such Loan Documents have been duly executed and delivered by or on behalf of such Credit Party; (b) do not violate any provisions of (i) any applicable law, statute, rule, regulation, ordinance or tariff, (ii) any order, injunction, writ or decree of any Governmental Authority binding on such Credit Party or any of their respective Properties, or (iii) the Organizational Documents of such Credit Party, or any agreement between such Credit Party and its shareholders, members, partners or equity owners or among any such shareholders, members, partners or equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which such Credit Party is a party, or by which the Properties of such Credit Party are bound (including, without limitation any Material Contract); (d) will not result in the creation or imposition of any Lien of any nature upon any of the Properties of any Credit Party (other than pursuant to any Security Document); and (e) do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person, except in the case of this clause (e) for filings in connection with the perfection of the Liens created by the Security Documents.  Each of the Loan Documents to which each Credit Party is a party constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

Section 5.3.                   Subsidiaries, Capitalization and Ownership Interests

(a)                                 As of the Closing Date, no Credit Party has any Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3; none of which are Foreign Subsidiaries.  Schedule 5.3 states the authorized and issued capitalization of each Credit Party, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of such Credit Party and the beneficial and record owners thereof (including options, warrants, convertible notes and other rights to acquire, or exchangeable or exercisable for, any of the foregoing) as of the Closing Date.  The outstanding equity securities and/or ownership, voting or partnership interests of each Credit Party have been duly authorized and validly issued and are fully paid and nonassessable and each Person listed on Schedule 5.3 as of the Closing Date owns beneficially and of record all of the equity securities it is listed as owning free and clear of any Liens other than Liens created by the Security Documents.  Schedule 5.3 lists the directors and managers of each Credit Party as of the Closing Date.  Except as listed on Schedule 5.3, as of the Closing Date, no Credit Party (a) owns any interest or participates or engages in any joint venture, partnership or similar arrangements with any Person, (b) is a party to or has knowledge of any agreements restricting the transfer of its equity securities, (c) has issued any rights which can be convertible into or exchangeable or exercisable for any of its equity securities, or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any of its equity securities or any securities convertible into or exchangeable or exercisable for any of its equity securities or (d) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity securities or other convertible rights or options or debt securities.  No Credit Party has any stock appreciation rights, phantom stock plan or similar rights or obligations outstanding, except for any stock option plan, stock purchase plan or incentive stock plan for directors, officers and employees adopted by Parent.

(b)                                 After giving effect to the transactions on the Closing Date, the capital structure of the Credit Parties as of the Closing Date only includes Indebtedness permitted under Section 7.2, which includes, without limitation, Term Loans in an aggregate principal amount equal to $51,130,000.

Section 5.4.                   Properties

Each Credit Party is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, license of, or right to use, all of its Properties, whether personal or real, in each instance, necessary in the Ordinary Course of Business, free and clear of all Liens other than Permitted Liens.  Schedule 5.4 lists all real properties (and their locations) owned or leased by or to, and all other material assets or property that are leased or licensed by, any Credit Party as of the Closing Date, together with a list of the holders of any mortgage issued by any Credit Party or other Lien granted by any Credit Party thereon as of the Closing Date.  All tangible personal Property of each Credit Party is in good repair, working order and condition (normal wear and tear excepted) and is suitable and adequate for the uses for which they are being used or are intended to be used.

Section 5.5.                   Other Agreements

No Credit Party is (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which adversely affects its ability to execute and deliver, or perform under, any Loan Document or to pay the Obligations, (b) in default in any respect in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Management Services Agreement, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing, (c) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any other agreement, document or instrument to which it is a party or to which any of its Properties are subject, which default reasonably would be expected to result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which reasonably would be expected to result in a Material Adverse Effect, or (d) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee with respect to, the ownership, operation, leasing or performance of any of its Business other than the Management Services Agreement and service and licensing agreements in the Ordinary Course of Business.

Section 5.6.                   Litigation

Except as set forth on Schedule 5.6, there are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Credit Parties, threatened against any Credit Party or any of its Properties that (a) relates to any of the Loan Documents or to any of the transactions contemplated hereby or thereby, or (b) if adversely determined, reasonably would be expected to result in, either individually or in the aggregate, a Material Adverse Effect.  No Credit Party is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority.  There is no action, suit, proceeding or investigation initiated by any Credit Party currently pending.

Section 5.7.                   Environmental Matters

Each Credit Party is, and the operations of each Credit Party are, in compliance with all applicable Environmental Laws in all material respects.  No Credit Party has been notified of any action, suit, proceeding or investigation (a) relating in any way to compliance by or liability of such Credit Party under any Environmental Laws, (b) which otherwise deals with any Hazardous Substance or any Environmental Law, or (c) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.  No Credit Party nor, to the best knowledge of any Credit Party, any predecessor thereof has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Substances, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit.  No Credit Party has any liability (contingent or otherwise) under any Environmental Law or Permit arising from the release, spill or discharge, threatened or actual, of any Hazardous Substances or the generation, use, storage, treatment, transportation, handling, or disposal of any Hazardous Substances.

Section 5.8.                   Tax Returns; Governmental Reports

Each Credit Party (a) has filed all federal, state, foreign and local tax returns and other material reports which are required by law to be filed by such Credit Party other than such tax returns and reports relating to taxes in an aggregate amount not in excess of $25,000, and (b) has paid all taxes, assessments, fees and other governmental charges, other than taxes, assessments, fees and other governmental charges in an aggregate amount not in excess of $25,000 and subject to extensions granted under applicable laws, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except for items where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently prosecuted, (ii) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation, (d) no Lien has been filed with respect thereto and (e) the failure to make payment pending such contest would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Section 5.9.                   Financial Statements and Reports

(a)                                 The Parent has furnished to Agent and Documentation Agent (i) audited consolidated and consolidating financial statements of the Parent and its consolidated Subsidiaries for the Fiscal Year ended February 2, 2013, certified by the Parent’s Independent Accounting Firm, and (ii) unaudited interim financial statements of the Parent and its consolidated Subsidiaries for the period beginning February 3, 2013 and ending on May 4, 2013 (collectively referred to as the “Closing Date Financial Statements”).  All of the Closing Date Financial Statements and all other financial statements and other financial information relating to Parent or any of its consolidated Subsidiaries that have been and hereafter may be delivered to Agent, Documentation Agent, L/C Issuer or any other Lender Parties have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods (subject to, in the case of interim unaudited financial statements, the lack of footnotes and normal year-end adjustments), and fairly present in all material respects the financial condition, assets and liabilities of the Parent and its consolidated Subsidiaries at the dates thereof and the results of operations for the periods indicated in accordance with GAAP on a basis consistently applied.  The Credit Parties have no material obligations or liabilities of any kind that are not disclosed in such audited financial statements.  Since the audited consolidated and consolidating financial statements of the Parent and its consolidated Subsidiaries for the Fiscal Year ended February 2, 2013 furnished to Agent and Documentation Agent, there has been no event or condition which would constitute a Material Adverse Effect or which would reasonably be expected to result in a Material Adverse Effect.

(b)                                 The Parent has furnished to Agent and Documentation Agent consolidated and consolidating (A) projected monthly balance sheets, income statements and statements of cash flows of Parent and its Subsidiaries for the period from May 4, 2013, through February 1, 2014, and (B) projected annual balance sheets, income statements and statements of cash flows of Parent and its Subsidiaries for Fiscal Year 2013 through Fiscal Year 2015, copies of which are attached hereto as Schedule 5.9(b) (the “Closing Date Projections”).  The Closing Date Projections and any projections delivered pursuant to clause (d) of Exhibit C-1 hereto have been prepared to reasonably reflect the application of GAAP to such periods subject to normal year-end adjustments (including, without limitation, with respect to cash rent reporting) and the absence of footnote disclosure, as determined in good faith by the Parent and its financial personnel in light of the past business of the Parent and its consolidated Subsidiaries, and represent the good faith belief of the Parent as to the anticipated course of the business of the Parent and its consolidated Subsidiaries; and the Parent is not aware of any adverse development which has occurred since the date of the preparation of the Closing Date Projections (or such updated projections) that would materially affect the Closing Date Projections (or such updated Projections).

(c)                                  The Parent has furnished to Agent and Documentation Agent a consolidated and consolidating pro forma balance sheet (the “Closing Date Pro Forma Balance Sheet”) reflecting the financial condition of the Parent and its consolidated Subsidiaries as at the Closing Date, on the assumption that the closing of the transactions contemplated by the Loan Documents has occurred.  Such balance sheet, a copy of which is attached hereto as Schedule 5.9(c), was prepared in good faith and in accordance with GAAP, and fairly presents, on a pro forma basis, the financial position of the Parent and its consolidated Subsidiaries as at the date thereof, assuming that the transactions contemplated by the Loan Documents had then been completed.  Except as disclosed on Schedule 5.9(c), the Credit Parties will not have any Indebtedness or other material liabilities, contingent or otherwise, which are not reflected in the Closing Date Pro Forma Balance Sheet or the Closing Date Financial Statements.  In addition:

(i)                                     as of the Closing Date (both before and after giving effect to the transactions contemplated by the Loan Documents), all notes payable to a Credit Party and accounts receivable of a Credit Party will be properly reflected on its books and records and will be valid receivables subject to no setoffs or counterclaims other than in the Ordinary Course of Business consistent with prior years, and such notes due and accounts receivable are not due from any related party or Affiliate of any kind;

(ii)                                  the Accounts reflected on the balance sheets included in the Closing Date Financial Statements and on the Closing Date Pro Forma Balance Sheet are not due from any related party or Affiliate of any kind; no Credit Party has employed any invoice dating procedures or other special credit or delivery terms with any customer; and each Credit Party has administered its Accounts in the Ordinary Course of Business;

(iii)                               the Inventories reflected on the balance sheets included in the Closing Date Financial Statements and on the Closing Date Pro Forma Balance Sheet are

in all material respects of a quality and quantity usable or saleable in the normal course of the business of the Credit Party at values at least equal to the values at which such items are carried on the Credit Party’s books subject to any reserves disclosed in such balance sheet, and have not been acquired from any related party or Affiliate of any kind.  The values at which such Inventories are carried on the Closing Date Financial Statements reflect the normal inventory valuation policy of such Credit Party, stating Inventories at average cost (which value is not materially less in the aggregate than the value of such Inventory if such Inventory was stated at market, and which valuation policy does not produce a materially different result than a valuation conducted in accordance with GAAP); and such Inventories are saleable at gross margins consistent with historical results;

(iv)                              no Credit Party has delayed or postponed the payment of accounts payable and other liabilities and in any event any such delay or postponement does not now create, and is not reasonably likely to create, any penalty, cost, reversal of pricing discounts, loss of beneficial supply or similar rights, or any default with any other party which is not already reflected or contemplated in the Closing Date Financial Statements, the Closing Date Pro Forma Balance Sheet and the Closing Date Projections, other than reasonable and customary late payment charges or which are otherwise set forth on Schedule 5.9(c)(iv); and

(v)                                 each Credit Party’s working capital is at a level consistent with such Credit Party’s customary practices, and there are no past due liabilities or obligations of such Credit Party.

Section 5.10.            Compliance with Law; ERISA; Business

Each Credit Party (a) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to such Credit Party, the Business and/or such Credit Party’s Properties or operations, including, without limitation, ERISA and any other laws or regulations pertaining to the Business, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where any such noncompliance or violation reasonably would not be expected to result in, either individually or in the aggregate, a Material Adverse Effect.  There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where any such noncompliance or violation reasonably would not be expected to result in, either individually or in the aggregate, a Material Adverse Effect.  No Credit Party has received any notice that any Credit Party is not in material compliance in any respect with any of the requirements of any of the foregoing.  No Credit Party has (i) engaged in any “Prohibited Transactions,” as defined in Section 406 of ERISA and Section 4975 of the Code, and the rules and regulations promulgated thereunder, (ii) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, or made any application for a funding waiver or delayed extension of any amortization period under Section 412(d) and (e) of the Code, (iii) knowledge of any event or occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any of its employee benefit plans, (iv) any fiduciary responsibility under

ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (v) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980.  With respect to each Credit Party, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 2615.3 has not been waived.  Each Credit Party has maintained in all material respects all records required to be maintained by any applicable Governmental Authority.  Parent has not engaged, is not presently engaged or proposes to engage in any business other than the ownership of the Capital Stock of DTLR and activities incidental thereto.

Section 5.11.            Intellectual Property

Except as set forth on Schedule 5.11, as of the Closing Date, or as thereafter otherwise disclosed in writing to Agent from time to time, no Credit Party owns, licenses or utilizes any patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, registered copyrights or copyright applications.  Except as set forth on Schedule 5.11, each Credit Party owns directly, or is entitled to use by license or otherwise, all Intellectual Property used in, necessary for or material to the conduct of such Credit Party’s Business.  All items listed on Schedule 5.11 as of the Closing Date are and, at all times after the Closing Date (except to the extent no longer deemed necessary for or material to the conduct of the Business of the Credit Parties in the good faith business judgment of the Credit Parties) will be: (a) subsisting and have not been adjudged invalid or unenforceable, in whole or part; and (b) valid, in full force and effect and not in known conflict with the rights of any Person.  Each Credit Party has made all filings and recordations necessary in the exercise of reasonable and prudent business judgment to protect its interest in the Intellectual Property of such Credit Party in the United States Patent and Trademark Office, and the United States Copyright Office and in corresponding offices throughout the world, as appropriate.  Each Credit Party has performed all commercially reasonable acts and has paid and will continue to pay all required fees and taxes to maintain each and every item of the Intellectual Property of such Credit Party in full force and effect, except such items of Intellectual Property as are no longer deemed necessary for or material to the conduct of the businesses of the Credit Parties in the reasonable business judgment of the Credit Parties.  As of the Closing Date, no litigation is pending or, to the knowledge of each Credit Party, threatened which contains allegations respecting the validity, enforceability, infringement or ownership of any of the Intellectual Property of any Credit Party.  No Credit Party is in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which reasonably would be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12.            Permits; Labor

(a)                                 Each Credit Party is in compliance, in all material respects, with, and has, all Permits necessary or required by applicable law or Governmental Authorities for the operation of its Business as presently conducted, and for the execution, delivery and performance by, and enforcement against, such Credit Party of each Loan Document.  Schedule 5.12 lists all

Permits necessary or required by applicable law or Governmental Authority for the operation of such Credit Party’s business as of the Closing Date and as proposed to be conducted as of the Closing Date.  No Credit Party is in breach of or default under the provisions of any of the foregoing, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which reasonably would be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(b)                                 There are no strikes, lockouts, slowdowns or other material labor disputes against any Credit Party or any Subsidiary thereof pending or, to the knowledge of any Credit Party, threatened. The hours worked by and payments made to employees of the Credit Parties comply in all material respects with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters. No Credit Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law.  All payments due from any Credit Party and its Subsidiaries, or for which any claim may be made against any Credit Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Credit Party. Except as set forth on Schedule 5.12, no Credit Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Credit Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party or any Subsidiary has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Credit Party or any Subsidiary pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Credit Party or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party or any of its Subsidiaries is bound.

Section 5.13.            No Default; Solvency

No Default or Event of Default exists.  After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to the making of each Advance under the Revolving Facility, the funding of the Term Loans on the Original Closing Date, the Amendment No. 1 Effective Date and the Amendment No. 2 Effective Date, and the issuance, amendment, renewal, extension or other modification of each Letter of Credit, the Credit Parties, on a consolidated basis, are Solvent.  No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Credit Party.

Section 5.14.            Insurance

Each Credit Party has in full force and effect such insurance policies as are customary in its industry and required pursuant to Section 6.4.  All such insurance policies of the Credit Parties or otherwise relating to their Properties as of the Closing Date are listed and described on Schedule 5.14.

Section 5.15.            Margin Stock; Regulated Entities; Tax Regulations; OFAC; Patriot Act

(a)                                 The Credit Parties are not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

(b)                                 No Credit Party or any Person controlling any Credit Party is (a) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

(c)                                  No Credit Party intends to treat the Loans, the Commitments and/or any Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

(d)                                 None of the Parent or its Subsidiaries are subject to (i) sanctions of the United States government; (ii) in violation of any Laws relating to terrorism or money laundering, including Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) (the “Terrorism Executive Order”) or any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”) and the Patriot Act; or (iii) any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, as amended from time to time, the Iraqi Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 2332d and 2339b, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, Publ. L. No. 106-120, as amended from time to time.

(e)                                  None of the Parent or its Subsidiaries are (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation; or (ii) a Person (a

“Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of the Terrorism Executive Order or a Person similarly designated under any related enabling legislation or any other Executive Orders.

(f)                                   None of the Parent or its Subsidiaries have knowingly (i) conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person, (ii) dealt in, or otherwise engaged in, any transaction relating to any property or interest in property blocked pursuant to any Executive Order or the Patriot Act, or (iii) engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Executive Order or the Patriot Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.16.            Broker’s or Finder’s Commissions

No broker’s, finder’s or placement fee or commission is or will be payable to any broker, investment banker or agent engaged by any Credit Party or any of its officers, directors or agents with respect to the transactions contemplated by this Agreement, the other Loan Documents, except for fees payable to Agent, Documentation Agent, L/C Issuer and other Lender Parties.  Each Credit Party, jointly and severally, agrees to indemnify Agent, Documentation Agent, L/C Issuer and other Lender Parties and hold them harmless from against any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Credit Parties, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent, Documentation Agent, L/C Issuer or other Lender Parties without the knowledge of the Credit Parties.

Section 5.17.            Disclosure

No Loan Document or any other agreement, document, report, certificate or statement furnished to Agent, Documentation Agent, L/C Issuer or any other Lender Party by or on behalf of any Credit Party in connection with the transactions contemplated by or pursuant to the Loan Documents, nor any representation or warranty made by any Credit Party in any Loan Document, contains any untrue statement of a material fact or omits to state any fact necessary to make the factual statements therein taken as a whole not materially misleading as of the time made or delivered in light of the circumstances under which it was made or furnished.  There is no fact known to any Credit Party which has not been disclosed to Lender Parties in writing which reasonably would be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

Section 5.18.            Survival

Each Credit Party agrees that the representations and warranties contained in the Loan Documents are made with the knowledge and intention that Lender Parties are relying and will rely thereon.  All such representations and warranties will survive the execution and delivery of this Agreement, the Closing Date and the making of any and all Advances and/or the maintaining of the Term Loans and/or the issuance, amendment, renewal, extension or other modification of any Letter of Credit.

Section 5.19.            Inventory

All Eligible Inventory is of good and merchantable quality, free of known defects.  As to each item of Inventory that is identified by Borrowers as Eligible Inventory on any Borrowing Base Certificate, such Inventory is located at one of the locations set forth on Schedule III of the Security Agreement to which it is a party and is not to Borrowers’ best knowledge otherwise excluded as ineligible by virtue of one or more of the excluding criteria in the definition of Eligible Inventory.  Borrowers keep correct and accurate records itemizing and describing the SKU, type, quality, location and quantity of all Inventory of the Borrowers and the value thereof.  No Borrower is a party to any license agreement that restricts or limits the sale by Agent or its designee of Inventory containing or bearing (whether on the package therefor or the Inventory) the Intellectual Property that is the subject of such license agreement.

Section 5.20.            Names; Location of Offices, Records and Collateral

As of the Closing Date, during the preceding five (5) years, no Credit Party has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.20A.  Except as set forth on Schedule 5.20A, each Credit Party is the sole owner of all of its names listed on Schedule 5.20A, and any and all business done and invoices issued in such names are such Credit Party’s (or any such predecessors’) sales, business and invoices.  Each trade name of any Credit Party represents a division or trading style of such Credit Party.  Each Credit Party maintains its places of business and chief executive offices, as of the Closing Date, only at the locations set forth on Schedule 5.20B and after the Closing Date, at the locations set forth on Schedule 5.20B or any other locations in the United States for which such Credit Party has provided notice to the Agent and, if necessary, a Landlord Waiver and Consent in accordance with Section 6.7(d), and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall be only be located, in and at such locations or in transit to such locations.  Schedule 5.20B also lists all Customs Brokers that act on behalf of any Credit Party in connection with the importation or transportation of Inventory.  All of the Collateral is located only in the United States of America.

Section 5.21.            Non-Subordination

The Obligations are not subordinated in any way to any other Indebtedness or obligations of any Credit Party or to the rights of any other Person.

Section 5.22.            Trade and Consumer Relations and Practices

There exists no actual or, to the best knowledge of any Credit Party, threatened, termination, cancellation or limitation of, or any adverse modification or change in, the business relationships of the Parent or any of its Subsidiaries or their respective businesses with any customer or any group of customers whose purchases are individually or in the aggregate material to the business of the Parent and its Subsidiaries taken as a whole, or with any material supplier, and there exists no present condition that reasonably would be expected to have a Material Adverse Effect or prevent the Parent or any of its Subsidiaries from conducting its business after the consummation of the transactions contemplated by the Loan Documents, in substantially the same manner in which such business has heretofore been conducted.  There is no notice, claim, formal or informal investigation or similar proceeding or other matter existing or, to the best knowledge of any Credit Party, threatened by the Federal Trade Commission, or any other federal or state agency or authority regarding any of the Credit Party’s sales practices, advertisements or conduct of any kind regarding consumers or customers, or which regards competition or relationship with competitors or any other matter, and Schedule 5.22 describes any of such matters which have occurred or, to the best knowledge of any Credit Party, been threatened since February 2, 2013 and through the Closing Date, whether or not such matter was thereafter resolved or settled.

Section 5.23.            Other Agreements

Except for the Loan Documents or as set forth on Schedule 5.23, as of the Closing Date, none of the Parent or any of its Subsidiaries is a party to or otherwise bound or affected by any:

(a)                                 agreement, contract or commitment with any present or former shareholder, director, officer, or with any other Affiliate;

(b)                                 agreement, contract or commitment for the purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $300,000 or more, other than purchase orders issued to vendors in the ordinary course of business;

(c)                                  agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $150,000 or more, other than purchase orders received from customers in the ordinary course of business involving $1,000,000 or less;

(d)                                 note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other agreement or contract, commitment or arrangement for the borrowing or lending of money in an amount in excess of $50,000 (including without limitation loans to or from officers, directors, any stockholder or any member of any of their immediate families, but excluding the extension of trade credit in the ordinary course of business consistent with past practices and travel allowances made in the ordinary course of business), agreement, contract, commitment or arrangement for a line of credit or guarantee, pledge or undertaking in any manner whatsoever of the indebtedness of any other Person;

(e)                                  agreement, contract or commitment for any Capital Expenditure in excess of $150,000, except for Capital Expenditures identified in the most recent Capital Expenditures budget delivered to Agent and Documentation Agent; or

(f)                                   agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any Person, nor is any director, officer or employee of the Parent or any of its Subsidiaries subject to any such agreement except where such limitation runs to the benefit of the Parent or one of its Subsidiaries.

The Parent and each of its Subsidiaries and, to the best knowledge of the Parent (after due inquiry), each other party thereto have in all material respects performed all the obligations required to be performed by them to date under, have received no notice of default under and are not in default under any lease, agreement, contract or commitment now in effect (including, without limitation, any Material Contract) to which any of the Parent or any of its Subsidiaries is a party or by which any of the Parent or any of its Subsidiaries or its respective property may be bound, except where the same reasonably would not have a Material Adverse Effect.  None of the Parent or any of its Subsidiaries has any present expectation or intention of not fully performing all its obligations under each such lease, contract or other agreement, and no Credit Party has (i) any knowledge (after due inquiry) of any breach or anticipated breach by any other party to any lease, agreement, contract or commitment now in effect (including, without limitation, any Material Contract) to which any of the Parent or any of its Subsidiaries is a party, except where the same would not have a Material Adverse Effect, or (ii) received any written notice of the intention of any other party thereto to terminate any such lease, agreement, contract or commitment.

Section 5.24.            Store Locations

Set forth on Schedule 5.24 is a complete and accurate list of the names and addresses of all of the retail stores (a) operated by the Credit Parties or (b) in development by or for the Credit Parties, in each case as of the Closing Date.

Section 5.25.            Casualty

Neither the businesses nor the properties of any Credit Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.26.            Security Documents

(a)                                 The Pledge Agreement creates in favor of Agent, for the benefit of the Lender Parties, a legal, valid, continuing and enforceable security interest in the Pledged Collateral (as defined in the Pledge Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and the Pledged Securities (as defined in the Pledge Agreement) have been delivered to Agent (together with stock powers or other appropriate instruments of transfer executed in blank form).  Agent has on the Closing Date (subject to Section 6.7(b)), and, assuming Agent retains possession of the Pledged Collateral, Agent will to continue to have thereafter, a fully perfected first priority Lien on, and security interest in, to and under all right, title and interest of each pledgor thereunder in such Collateral, and such security interest is in each case prior and superior in right and interest to any other Person (other than Permitted Liens having priority by operation of applicable law).

(b)                                 The Security Agreement creates in favor of Agent, for the benefit of the Lender Parties, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule V of the Security Agreement.  Upon such filings and/or the obtaining of “control” (as defined in the UCC), Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person (other than Permitted Liens having priority by operation of applicable law).

(c)                                  When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule V of the Security Agreement, Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Credit Parties in the Intellectual Property Collateral (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Credit Parties after the date hereof) (other than Permitted Liens having priority by operation of applicable law).

Section 5.27.            Accounts

With respect to all Accounts and to the best of Borrowers’ knowledge (a) they are genuine, and in all respects what they purport to be, and are not evidenced by a judgment, an Instrument, or Chattel Paper (unless such judgment has been assigned and such Instrument or Chattel Paper has been endorsed and delivered to the Agent); (b) they represent bona fide transactions completed in accordance with the terms and provisions contained in the invoices, purchase orders and other contracts relating thereto, and the underlying transaction therefor is in accordance with all applicable Laws; (c) the amounts shown on Borrowers’ books and records, with respect thereto are actually and absolutely owing to Borrowers and are not contingent or subject to reduction for any reason other than regular discounts, credits or adjustments allowed by Borrowers in the Ordinary Course of Business; (d) no payments have been or shall be made thereon except payments turned over to Agent by Borrowers; (e) all Account Debtors thereon have the organizational power and authority to contract (provided that no representation or warranty is given with respect to Account Debtors who are individuals); and (f) the goods sold, leased or transferred giving rise thereto are not subject to any Liens (other than Permitted Liens).

Section 5.28.            Compliance with Eligibility Standards.

Each Account and all Inventory included in the calculation of the Borrowing Base does and will at all times meet and comply with all of the standards for Eligible Credit Card Receivables, Eligible Trade Receivables and Eligible Inventory. With respect to those Accounts that the Agent has deemed Eligible Credit Card Receivables or Eligible Trade Receivables (a) there are no facts, events or occurrences that in any way impair the validity, collectibility or enforceability thereof or tend to reduce the amount payable thereunder; and (b) there are no proceedings or actions known to the Borrowers which are threatened or pending against any Account Debtor that might result in any material adverse change in the Borrowing Base.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, until the full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted in writing) and the termination of all of the Commitments, all outstanding Letters of Credit and the Loan Documents:

Section 6.1.                   Reporting, Collateral and Other Information; Accountant

(a)                                 Reporting.  The Credit Parties shall, and shall cause each of their Subsidiaries to, keep true, complete and accurate books of record and account, which shall be in accordance with GAAP and in accordance with commercially reasonable business practices, in which true and correct entries are made of all of its dealings and transactions in all material respects), shall set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as Fiscal Year-end financial statements, and shall maintain a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that interim financial statements shall not be required to have footnote disclosure and may be subject to normal year-end adjustments).  The Credit Parties shall furnish to Agent and each Lender, at the times, for the periods and otherwise in accordance with the terms of Exhibit C-1 attached hereto, all statements (financial or otherwise), budgets, projections, reports, listings, calculations, certificates, notices and other materials described on such Exhibit C-1.

(b)                                 Collateral Deliverables; Related Actions.  Each Credit Party shall, and shall cause each of its Subsidiaries to comply with each of the agreements, covenants and undertakings set forth in Exhibit C-2 attached hereto, in accordance with the terms thereof.

(c)                                  Accountant.  Each Credit Party shall, and shall cause each of its Subsidiaries to, all times retain an Independent Accounting Firm and shall request such Independent Accounting Firm to cooperate with, and be reasonably available to, Agent, Documentation Agent or their representatives to discuss the Credit Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Independent Accounting Firm, as may be reasonably raised by Agent or Documentation Agent; provided, that the Credit Parties shall be permitted (but not required) to participate in such discussions.

Section 6.2.                   Conduct of Business; Maintenance of Existence and Assets

Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)                                 engage solely in the Business as heretofore conducted and engage therein in accordance with good business practices customary to its industry, and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(b)                                 collect its Accounts in the Ordinary Course of Business;

(c)                                  maintain and preserve all of its Properties necessary in its Business in good working order and condition (normal wear and tear excepted and except as may be disposed of in accordance with the terms of the Loan Documents) and from time to time make all necessary repairs, renewals and replacements thereof;

(d)                                 except as expressly permitted under Section 7.4(h), maintain and preserve in full force and effect its organizational existence and good standing under the laws of its state or jurisdiction of incorporation, organization or formation, as applicable;

(e)                                  (i) maintain and preserve in full force and effect all Permits which are necessary in the proper conduct of its business and (ii) remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing reasonably would not be expected to result in, individually or in the aggregate, a Material Adverse Effect; and

(f)                                   maintain, comply with and keep in full force and effect and renew its Intellectual Property that is material to the conduct of its business.

Section 6.3.                   Compliance with Legal and Other Obligations

Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)                                 comply in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its Business, Properties or operations;

(b)                                 pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations, lawful claims or liabilities of any kind or nature, except in each case where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently prosecuted, (ii) such Credit Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect;

(c)                                  pay and perform, as the same shall become due and payable or be required to be performed, all of its obligations, liabilities and Indebtedness, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing or pertaining to such Indebtedness, except where the failure to so pay or perform would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect; and

(d)                                 properly file all reports required to be filed with any Governmental Authority, except where the failure to file would not reasonably be expected to result in a Material Adverse Effect.

Section 6.4.                   Insurance

Each Credit Party shall (a) ensure that the Life Insurance Policy is fully paid and in full force and effect at all times, provided that, if the Life Insurance Policy shall terminate through no fault of any Credit Party, the Credit Parties shall only be obligated to renew or replace the Life Insurance Policy if such policy is available to the Credit Parties at a reasonable cost and provided that the executives are insurable at reasonable cost; and (b) keep all of its insurable Properties adequately insured against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or the Business or owning similar Properties and at least the minimum amount required by applicable law and any other agreement to which such Credit Party is a party or pursuant to which such Credit Party provides any services, including, without limitation, liability, property, directors and officers liability, and business interruption insurance, as applicable and maintain general liability insurance at all times against liability on account of damage to Persons and Property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of such Credit Party; all of the foregoing insurers, insurance policies and coverage levels to (i) be satisfactory to Agent and Documentation Agent, (ii) name Agent, for the benefit of the Lender Parties, as loss payee/mortgagee in respect of property damage and casualty insurance, additional insured (applying on a primary basis) in respect of liability insurance and assignee in respect of business interruption insurance (and primary beneficiary of the Life Insurance Policy), and (iii) expressly provide that, other than with respect to such directors and officers liability insurance, they cannot be altered, amended, modified, canceled or terminated without at least thirty (30) days’ prior written notice to Agent from the insurer, and that they inure to the benefit of Agent, for the benefit of the Lender Parties, notwithstanding any action or omission or negligence of or by such Credit Party, or any insured thereunder.  Upon request of Agent or any Lender, Borrower shall furnish to Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer on behalf of Credit Parties (and, if requested by Agent, any insurance broker of Credit Parties) setting forth the nature and extent of all insurance maintained by Credit Parties and their Subsidiaries in accordance with this Section 6.4.  Unless Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect the Lender Parties’ interests in the Credit Parties’ Properties.  This insurance may, but need not, protect the Credit Parties’ interests.  The coverage that Agent purchases may not pay any claim that any Credit Party makes or any claim that is made against any Credit Party in connection with said Property.  Credit Parties may later cancel any insurance purchased by Agent, but only after providing Agent with satisfactory evidence to Agent, and written acknowledgment thereof, that Credit Parties have obtained insurance as required by this Agreement.  If Agent purchases insurance, Borrowers shall be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance shall be added to the Obligations and payable on demand.  The costs incurred by Agent of the insurance may be more than the costs of insurance Credit Parties may be able to obtain on their own.

Section 6.5.                   Inspection; Periodic Audits and Appraisals; Board Observation; Physical Inventories

(a)                                 Each Credit Party shall, and shall cause its Subsidiaries to, permit representatives and independent contractors of Agent and Documentation Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Independent Accounting Firm as long as a representative of a Credit Party may participate in any discussions and subject to reasonable requests of confidentiality including as may be imposed by law or contract, all at the expense of the Credit Parties and at such reasonable times during normal business hours, without causing material disruption and as often as may be reasonably desired, upon reasonable advance notice to Borrower Funds Administrator; provided, however, that when an Event of Default exists, Agent or Documentation Agent (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Credit Parties at any time during normal business hours and without advance notice.

(b)                                 Upon the request of Agent after reasonable prior notice, each Credit Party shall, and shall cause its Subsidiaries to, permit Agent or such professionals (including investment bankers, consultants, accountants, and lawyers) retained by Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Credit Parties’ practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Credit Parties’ business plan and cash flows.  The Credit Parties shall pay the fees and expenses of Agent and such professionals with respect to such examinations and evaluations; provided however, without limiting the foregoing, the Credit Parties acknowledge that Agent may, in its discretion, undertake only one (1)

commercial finance examination during each Fiscal Year at the Credit Parties’ expense ; unless during such Fiscal Year, Advances are equal to or greater than $7,000,000 for more than 90 consecutive days or exceed $9,500,000 at any time, in which case Agent may, in its discretion, undertake a second commercial finance examination in such Fiscal Year at the Credit Parties’ expense.  Expenses for any commercial finance examination described in the preceding sentence shall be limited to the sum of (a) Agent’s then-standard per day charge per examiner (currently $800), and (b) reasonable out-of-pocket expenses.  Notwithstanding the foregoing, Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if an Event of Default shall have occurred and be continuing, at the expense of the Credit Parties.  The Credit Parties shall fully cooperate with and facilitate such examinations including, without limitation, by providing full and complete access to all its locations and to all of its books and records and the Credit Parties’ officers shall promptly furnish such additional information as such professionals may reasonably request.

(c)                                  Upon the request of Agent after reasonable prior notice, each Credit Party shall, and shall cause its Subsidiaries to, permit Agent or professionals (including appraisers) retained by Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base.  The Credit Parties shall pay the fees and expenses of Agent such professionals with respect to such appraisals; provided, however, that Agent may, in its discretion, undertake only one (1) inventory appraisal during each Fiscal Year at the Credit Parties’ expense; and unless during such Fiscal Year Advances are equal to or greater than $7,000,000 for more than 90 consecutive days or exceed $9,500,000 at any time, in which case Agent may, in its discretion, undertake a second inventory appraisal in such Fiscal Year at the Credit Parties’ expense.  Notwithstanding the foregoing, Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if an Event of Default shall have occurred and be continuing, at the expense of the Credit Parties.  The Credit Parties shall fully cooperate with and facilitate such appraisals including, without limitation, by providing full and complete access to all its locations and to all of its books and records and the Credit Parties’ officers shall promptly furnish such additional information as such appraisers may reasonably request.

(d)                                 The Credit Parties shall cause their senior management to hold meetings with Agent, Documentation Agent and Lenders in person, on a quarterly basis or more frequently, to discuss the Credit Parties’ financial performance and projections, which meetings may be scheduled in conjunction with the Credit Parties’ quarterly board of director meetings.  The format and content of the meetings shall be substantially similar to the Credit Parties’ board of director meetings.  The Credit Parties shall reimburse Agent and Documentation Agent for all reasonable out-of-pocket expenses incurred in connection with attendance at such meetings.

(e)                                  Each Credit Party shall permit a representative designated by Documentation Agent (a “Lender Representative”) to attend and participate in all meetings of the Boards of Directors of each of the Parent and its Subsidiaries and all committees thereof, provided that no officer or employee of Documentation Agent is otherwise a member of such Board of Directors.  The Parent shall (i) give Documentation Agent notice of all such meetings, at the same time as furnished to the directors of the applicable Credit Party, (ii) reimburse the Lender Representative for his or her reasonable out-of-pocket expenses in attending each meeting of the Board of Directors (or committee thereof) on the same basis that Parent or any of its Subsidiaries reimburses the directors in respect of their attendance at each meeting of the Board of Directors (or committee thereof), (iii) provide to such representative all notices, documents and information furnished to the directors of the applicable Credit Party whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time furnished to such directors, (iv) notify such representative of, and permit such representative to participate by telephone in, emergency meetings of such Boards of Directors and all committees thereof, (v) provide such representative copies of the minutes of all such meetings at the time such minutes are furnished to the directors of the applicable Credit Party, and (vi) cause regularly-scheduled meetings of the Boards of Directors of each Credit Party to be held no less frequently than quarterly.  The Lender Representative shall not have the right to vote on any matter presented to the Board of Directors or any committee thereof.

(f)                                   Each Credit Party shall, and shall cause its Subsidiaries to, cause not less than one (1) physical inventory to be undertaken, at the expense of the Credit Parties, in each twelve (12) month period and periodic cycle counts, in each case consistent with past practices, conducted by such inventory takers as are reasonably satisfactory to Agent and Documentation Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to Agent and Documentation Agent.  Agent and Documentation Agent, at the expense of the Credit Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Credit Party.  Borrower Funds Administrator, within fifteen (15) days following the completion of such inventory, shall provide Agent and Documentation Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Credit Party) and shall post such results to the Credit Parties’ stock ledgers and general ledgers, as applicable.

(g)                                  Each Credit Party shall, and shall cause its Subsidiaries to, permit Agent and Documentation Agent, in their Permitted Discretion, if any Event of Default exists, to cause additional such inventories to be taken as Agent or Documentation Agent determines (each, at the expense of the Credit Parties).

Section 6.6.                   Use of Proceeds

Borrowers shall use the proceeds from the Advances under the Revolving Facility, solely for the following purposes: (a) to pay fees and expenses in connection with the transactions contemplated hereby, and (b) thereafter from time to time for the generation of Accounts, for the purchase of Inventory, other working capital purposes, Capital Expenditures, for payments from time to time owing to Agent, Documentation Agent, L/C Issuer and other Lender Parties under the Loan Documents and for any other general corporate purposes of Borrowers permitted by the Loan Documents and not otherwise prohibited by applicable law.  The Letters of Credit will be used for general working capital purposes of Borrowers to the extent permitted by the Loan Documents and not otherwise prohibited by applicable law.

Section 6.7.                   Further Assurances; Post Closing Deliveries

(a)                                 Each Credit Party shall, and shall cause each of its Subsidiaries to take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as may be reasonably requested by Agent, Documentation Agent or Requisite Lenders in order to carry out the purposes, terms and conditions of the Loan Documents and the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence of any Default or Event of Default.

(b)                                 Without limiting any other provision of any Loan Document, each Credit Party shall, and shall cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to Agent and Documentation Agent all agreements, instruments, documents and other deliveries, and take or cause to be taken all actions, and otherwise perform, observe and comply with all obligations and covenants, set forth on Schedule 6.7 hereto within the applicable time periods set forth thereon.

(c)                                  Subject to clause (g) below, each Credit Party shall, and shall cause its Subsidiaries to, (i) execute, deliver and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, delivery and/or recording of any and all of the foregoing, that are necessary or required under law or otherwise requested by Agent to create, perfect or preserve the pledge of the Collateral to Agent and the Lien on the Collateral in favor of Agent, for the benefit of the Lender Parties (and each Credit Party irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), and (ii) defend the Collateral and the Lien in favor of Agent, for the benefit of the Lender Parties, against all claims and demands of all Persons (other than Priority Permitted Liens).  Without limiting the generality of the foregoing and except as otherwise approved in writing by Agent and Documentation Agent, but subject to clause (g) below, (i) each Credit Party shall, and shall cause its Subsidiaries to, guaranty the Obligations of Borrowers (in accordance with this Agreement) and grant to Agent, for the benefit of the Lender Parties, a Lien on all of its Property to secure such guaranty, and (ii) each Credit Party shall grant a first priority Lien on all of its Property and, without limiting the foregoing, pledge the Capital Stock of each of its Subsidiaries, in each case to Agent, for the benefit of the Lender Parties, to secure the Obligations.  Subject to clause (g) below, in furtherance thereof, each Subsidiary of a Credit Party not a party to this Agreement shall execute a Joinder Agreement and become a party to such of the Loan Documents, including this Agreement, and in such capacity as Agent and Documentation Agent shall elect.

(d)                                 Concurrently with (i) the execution by any Credit Party, as lessee, of any lease pertaining to real property, such Credit Party shall (a) deliver to Agent and Documentation Agent an executed copy thereof, and (b) use commercially reasonable best efforts to obtain a Landlord Waiver and Consent from the Landlord under such lease (it being understood that in the event the Credit Parties are unable to obtain any such Landlord Waiver and Consent, Agent may or, at the direction of Documentation Agent shall, establish a Rent Reserve, as Agent or Documentation Agent, as the case may be, deems necessary in its Permitted Discretion), and (c) deliver to Agent and Documentation Agent such other documents and assurances with respect to such real property as Agent or Documentation Agent may reasonably require, (ii) the execution by any Credit Party of any contract relating to the acquisition by such Credit Party of real property with a current value in excess of $250,000 (it being understood that the current value shall be determined by either an appraisal or such Credit Party’s reasonable good faith estimate of the current value of such real property), such Credit Party shall deliver to Agent and Documentation Agent an executed copy of such contract and, if requested by Agent or Documentation Agent, concurrently with the closing of the purchase of such real property, (a) a first mortgage or deed of trust in favor of Agent, for the benefit of the Lender Parties, on such real property, in form and substance acceptable to Agent and Documentation Agent, (b) a lender’s policy of title insurance, in such form and amount and containing such endorsements as shall be satisfactory to Agent and Documentation Agent, (c) a survey of such real property, which survey shall be of a recent enough date and in sufficient detail so as to permit the title company issuing such policy to eliminate any survey exceptions to such policy, (d) a recent environmental assessment of such real property by a third party acceptable to Agent and Documentation Agent, and the results thereof shall be satisfactory to Agent and Documentation Agent, and (e) such other documents and assurances with respect to such real property as Agent or Documentation Agent may reasonably require, and (iii) at any time any Collateral is located on any premises not owned by a Credit Party, use commercially reasonable efforts to, obtain a Landlord Waiver and Consent (it being understood that in the event the Credit Parties are unable to obtain any such Landlord Waiver and Consent, Agent may or, at the direction of Documentation Agent shall, establish a Rent Reserve, as Agent or Documentation Agent, as the case may be, deems necessary in their Permitted Discretion).

(e)                                  [Intentionally omitted].

(f)                                   Upon the occurrence of an Event of Default, each Credit Party that owns any Real Estate with a current value in excess of $250,000 (it being understood that the current value shall be determined by either an appraisal or such Credit Party’s reasonable good faith estimate of the current value of such real property) that was not mortgaged in favor of Agent, for the benefit of the Lender Parties, shall, upon Agent’s or Documentation Agent’s request, deliver a mortgage or deed of trust, as applicable, to Agent granting a Lien on such Real Estate in favor of Agent, for the benefit of the Lender Parties.

(g)                                  The foregoing provisions of this Section 6.7 to the contrary notwithstanding, no Foreign Subsidiary of a Credit Party shall be required to deliver any guaranty or grant a security interest in any of its Property to secure any such guaranty or deliver a Joinder Agreement, and no Credit Party shall be required to pledge more than sixty-five percent (65%) of the voting equity securities of any such Foreign Subsidiary.

Section 6.8.                   Pension Plans

The Credit Parties shall (a) deliver to Agent and Documentation Agent promptly, and in any event within 10 days, any notice, letter or communication received by any Credit Party from the PBGC, the IRS or any other Governmental Authority with respect to any Plan, if such notice would reasonably be expected to result in any material liability to any Credit Party, (b) provide Agent and Documentation Agent with copies of any annual report filed by any Credit Party with the PBGC in connection with any Plan, promptly after the filing thereof, and (c)

notify Agent and Documentation Agent prior to terminating any Plan if such termination would reasonably be expected to result in any material liability to any Credit Party.

Section 6.9.                   Environmental Laws

(a)                                 The Credit Parties shall promptly notify and furnish Agent and Documentation Agent with a copy of any and all Environmental Notices which are received by any Credit Party or any of its Subsidiaries on or after the date hereof.  Each Credit Party shall, and shall cause its Subsidiaries to, take prompt and appropriate action in response to any and all such Environmental Notices, and shall promptly furnish Agent and Documentation Agent with a description of the applicable Credit Party’s response thereto.  Each Credit Party shall promptly notify Agent and Documentation Agent of any event or state of facts which would reasonably be expected to result in an Environmental Notice.

(b)                                 The Credit Parties shall, and cause each of its Subsidiaries to, (i) comply with all Environmental Laws, (ii) obtain, comply with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws, (iii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and (iv) promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws (and provide copies of all such orders and directives to Agent and Documentation Agent), except, in each case, to the extent (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently prosecuted, (ii) the Credit Parties and their Subsidiaries have set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(c)                                  Each Credit Party shall defend, indemnify and hold harmless each of the Lender Parties and their respective employees, agents, officers, directors, partners, members, and managers, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise (including without limitation attorneys’ and consultants’ fees, investigation and laboratory fees, court costs and litigation expenses), arising out of, or in any way relating to (i) any Environmental Laws applicable to any of the Credit Parties, any of their operations, or any real property owned or operated by any of them, (ii) any orders, requirements or demands of any Governmental Authority or any private party related to any Environmental Laws or to Hazardous Substances, or (iii) the actual or alleged presence of Hazardous Substances on any property previously, now or hereafter owned, leased or otherwise held by any of the Credit Parties.  The indemnity set forth in this paragraph (c) shall survive any termination of this Agreement.  Notwithstanding the foregoing, the Credit Parties shall not have any obligation to a Lender Party and its respective employees, agents, officers, directors, partners, members, and managers under this paragraph (c) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Lender Party or its respective employees, agents, officers, directors, partners, members, and managers, as determined by a final judgment of a court of competent jurisdiction.

Section 6.10.            Compliance with Terms of Leaseholds

Except as otherwise expressly permitted hereunder or as would not reasonably be expected to cause a Material Adverse Effect, each Credit Party shall make all payments and otherwise perform all obligations in respect of all leases of real property to which any Credit Party is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify Agent and Documentation Agent of any default by any party with respect to such leases and cooperate with Agent and Documentation Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

Section 6.11.            Material Contracts

Each Credit Party shall perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms,  upon the occurrence and continuance of an Event of Default, take all such action to such end as may be from time to time reasonably requested by Agent or Documentation Agent and upon the occurrence and continuance of an Event of Default and the request of Agent or Documentation Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

Section 6.12.            Collection of Receivables.

Until such time following an Event of Default that Agent shall notify Borrowers of the revocation of such privilege, each Borrower and each of its respective Subsidiaries shall at its own expense have the privilege for the account of, and on behalf of, Agent of collecting their Receivables and receiving in respect thereto all Items of Payment and shall otherwise completely service all of the Receivables including (a) the billing, posting and maintaining of complete records applicable thereto, (b) the taking of such action with respect to the Receivables as the Agent may reasonably request or in the absence of such request, as Borrowers and each of their Subsidiaries may deem advisable; (c) the granting, in the Ordinary Course of Business, to any Account Debtor, any rebate, refund or adjustment to which the Account Debtor may be lawfully entitled, and may accept, in connection therewith, the return of goods, the sale or lease of which shall have given rise to a Receivable and (d) may take such other actions relating to the settling of any Account Debtor’s claim as may be commercially reasonable.  Agent may, at its option, at any time or from time to time after and during the continuance of an Event of Default hereunder, revoke the collection privilege given in this Agreement to the Borrowers and any one or more of their Subsidiaries by either giving notice of its assignment of, and Lien on the Collateral to the Account Debtors or giving notice of such revocation to Borrowers.  Agent shall not have any duty to, and Borrowers hereby release Agent from all claims of loss or damage caused by the delay or failure to collect or enforce any of the Receivables or to preserve any rights against any other party with an interest in the Collateral, except to the extent such clains arise out of the gross negligence or willful misconduct of the Agent. Agent shall be entitled at any time and from time to time to confirm and verify Receivables.

Section 6.13.            Assignments of Receivables.

During the continuance of an Event of Default, Borrowers will promptly, upon request, execute and deliver to Agent written assignments, in form and content acceptable to Agent, of specific Receivables or groups of Receivables; provided, however, the Lien and/or security interest granted to Agent under this Agreement shall not be limited in any way to or by the inclusion or exclusion of Receivables within such assignments.  Receivables so assigned shall secure payment of the Obligations and are not sold to Agent whether or not any assignment thereof, that is separate from this Agreement, is in form absolute.  Borrowers agree that neither any assignment to Agent nor any other provision contained in this Agreement or any of the other Loan Documents shall impose on Agent any obligation or liability of Borrowers with respect to that which is assigned and Borrowers hereby agree to indemnify Agent and hold Agent harmless from any and all claims, actions, suits, losses, damages, costs, expenses, fees, obligations and liabilities that may be incurred by or imposed upon Agent by virtue of the assignment of and Lien on the Borrowers’ rights, title and interest in, to, and under the Collateral, in each case, in accordance with Section 12.4.  Borrowers acknowledge and agree that this indemnification is a separate agreement and shall survive the termination of this Agreement and the Commitments and the payment and performance of all of the other Obligations, whether or not all or part thereof have been reduced to a judgment.

Section 6.14.            Notice of Returned Goods, etc.

Borrowers will promptly notify, and will cause their Subsidiaries to promptly notify, Agent of the return, rejection or repossession of any goods sold or delivered to non-consumer purchasers in respect of any Receivables, and of any claims made in regard thereto to the extent that the aggregate purchase price of any such goods that are returned, rejected or repossessed by non-consumer purchasers in any given calendar month exceeds in the aggregate One Hundred Thousand Dollars ($100,000) for such month.

Section 6.15.            Cash Management

Beginning no later than November 18, 2013, Borrowers shall maintain Agent as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity and other deposit accounts for the conduct of their business.

ARTICLE VII.

NEGATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, until the full performance and satisfaction, and indefeasible payment in full in cash, of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted in writing) and the termination of all Commitments, all outstanding Letters of Credit and the Loan Documents:

Section 7.1.                   Financial Covenants

No Credit Party shall, and no Credit Party shall cause or permit any of its Subsidiaries to, violate any of the financial covenants set forth in Exhibit B-1 hereto, calculated and determined as of the respective dates and for the respective periods set forth thereon.

Section 7.2.                   Indebtedness

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except the following (collectively, “Permitted Indebtedness”):

(a)                                 Indebtedness of the Credit Parties evidenced by the Loan Documents;

(b)                                 any Indebtedness of Parent and its Subsidiaries existing on the Original Closing Date and set forth on Schedule 7.2 hereto, including extensions and refinancings thereof provided that the amount of such Indebtedness as of the date of such extension or refinancing is not increased and the maturity and weighted average life thereof are not shortened and such refinanced Indebtedness is otherwise on terms that are no less favorable to the Credit Parties and the Lender Parties than the terms of the Indebtedness being so extended or refinanced;

(c)                                  Indebtedness of Parent and its Subsidiaries not to exceed $1,000,000 in the aggregate at any time outstanding constituting Capital Lease Obligations;

(d)                                 Indebtedness of Parent and its Subsidiaries incurred after the Original Closing Date secured by purchase money Liens permitted under Section 7.3(e)(i) provided the aggregate amount thereof outstanding at any time does not exceed $250,000;

(e)                                  [Intentionally Omitted];

(f)                                   Subordinated Debt of the Credit Parties not to exceed $3,000,000 in the aggregate principal outstanding at any time (plus the amount of capitalized interest thereon in accordance with the terms thereof and the applicable Subordination Agreement), provided that such Indebtedness shall be subject to the terms and conditions of the applicable Subordination Agreement;

(g)                                  obligations (contingent or otherwise) of any Credit Party or any Subsidiary thereof existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;” provided that the aggregate Swap Termination Value thereof shall not exceed $500,000 at any time outstanding;

(h)                                 Indebtedness expressly permitted under Section 7.4;

(i)                                     endorsements in the Ordinary Course of Business of negotiable instruments for deposit or collection; and

(j)                                    Indebtedness of any Credit Party incurred in connection with the financing of insurance premiums, in the Ordinary Course of Business.

Section 7.3.                   Liens

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon, in, against or with respect to any part of, or any pledge of, any of the Collateral or any of its other Property or Capital Stock, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):

(a)                                 Liens created by the Loan Documents or otherwise arising in favor of Agent, for the benefit of the Lender Parties;

(b)                                 Liens imposed by law for taxes, assessments or charges of any Governmental Authority (i) which are not yet due or (ii) with respect to which taxes, assessments or charges (A) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently prosecuted, (B) the applicable Credit Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (C) such contest effectively suspends collection of the contested obligation, (D) the failure to make payment pending such contest would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect, and (E) with respect to this clause (ii), all such Liens secure claims not exceeding $250,000 in the aggregate at any time;

(c)                                  statutory Liens of landlords (and Liens of landlords under the terms of leases so long as such Liens are subordinated to the Liens in favor of Agent securing the Obligations on terms and conditions satisfactory to Agent and Documentation Agent, unless Agent and Documentation Agent agree in writing otherwise), carriers, warehousemen, mechanics and/or materialmen and other similar Liens imposed by law or that arise by operation of law in the Ordinary Course of Business that, in any such case, are only for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently prosecuted (which have the effect of preventing the forfeiture or sale of the Property subject thereto) and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP;

(d)                                 Liens (other than any Lien imposed by ERISA) incurred or deposits or pledges made in the Ordinary Course of Business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, trade contracts, statutory obligations and other similar obligations (other than for the repayment of Indebtedness);

(e)                                  (i) purchase money Liens securing Indebtedness permitted under Section 7.2(d); provided, that (x) any such Lien attaches to the subject Property concurrently with the acquisition thereof or within the time period set forth in Section 9-324 of the UCC, (y) such Lien attaches only to the subject Property and (z) the principal amount of such Indebtedness secured thereby does not exceed 100% of the cost of such Property; and (ii) Liens arising under Capital

Leases permitted under Section 7.2(c) to the extent such Liens attach only to the Property that is the subject of such Capital Leases;

(f)                                   any attachment or judgment Lien provided that the enforcement of such Liens is effectively stayed and such Liens secure claims not otherwise constituting an Event of Default;

(g)                                  easements, rights of way, restrictions, zoning ordinances, reservations, covenants and other similar charges, title exceptions or encumbrances relating to real Property of the Credit Parties incurred in the Ordinary Course of Business that, either individually or in the aggregate, do not secure obligations for the payment of money, do not interfere in any material respect with the use of the Property affected or the ordinary conduct of the Business of the Credit Parties and do not result in material diminution in value of the Property subject thereto; and

(h)                                 Liens disclosed on Schedule 7.3 as of the Original Closing Date.

Section 7.4.                   Consolidations, Mergers and Investments

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, (i) merge, liquidate, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any of its Property to or in favor of, any Person, (ii) purchase, own, hold, invest in or otherwise acquire any assets of, any obligations or Capital Stock or other securities of, or any other interest in, any Person (including the establishment or creation of any Subsidiary) or any joint venture, or otherwise consummate or commit to make any Acquisition (including by way of merger, consolidation or other combination), (iii) purchase, own, hold, invest in or otherwise acquire any “investment property” (as defined in the UCC), or (iv) make, permit to exist or commit to make any loans, advances or extensions of credit to or for the benefit of any Person, or assume, guarantee, indemnify, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of, any Person (the items described in the foregoing clauses (ii), (iii) and (iv) sometimes are referred to as “Investments”), except:

(a)                                 Investments created by the Loan Documents;

(b)                                 Investments existing on the Original Closing Date and identified on Schedule 7.4 hereof (but not any increase in the amount thereof or any other modification of the terms thereof);

(c)                                  trade credit extended by Borrowers and their Subsidiaries in the Ordinary Course of Business;

(d)                                 loans to employees and advances by Credit Parties for business travel and similar temporary advances made in the Ordinary Course of Business to officers, directors and employees, not to exceed $25,000 in the aggregate at any time outstanding; provided that no such loans to employees shall be permitted hereunder to the extent an Event of Default has occurred and is continuing or would result therefrom;

(e)                                  the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(f)                                   to the extent no Event of Default has occurred and is continuing or would result therefrom, Investments in Cash Equivalents with respect to which Agent, for the benefit of the Lender Parties, has a first priority and perfected Lien, as security for the Obligations;

(g)                                  Borrowers and their respective Subsidiaries may consummate transactions otherwise expressly permitted under Section 7.5, 7.7 and 7.8;

(h)                                 to the extent no Event of Default has occurred and is continuing or would result therefrom, upon not less than ten (10) Business Days’ prior written notice to Agent and Documentation Agent, any Subsidiary of a Credit Party (other than a Borrower) may merge with, or dissolve or liquidate into, or transfer its Property to, such Credit Party or another Wholly-Owned Subsidiary of a Credit Party, provided that, the continuing or surviving entity or the Person receiving such Property shall be joined as a Credit Party hereunder and the Capital Stock of such Subsidiary shall be pledged to Agent, for the benefit of the Lender Parties and such Subsidiary shall grant a Lien on its Property in favor of Agent, for the benefit of the Lender Parties; and

(i)                                     Investments by any Credit Party in any other Credit Party to the extent permitted herein, provided that, any such Investments constituting loans or advances shall be (i) evidenced by a promissory note, in form and substance satisfactory to Agent and Documentation Agent, which shall be pledged and delivered to Agent, for the benefit of the Lender Parties, pursuant to the Pledge Agreement (together with an allonge duly executed in blank by the obligee on such note) and (ii) subject to the Intercompany Subordination Agreement or such other subordination provisions acceptable to Agent and Documentation Agent.

Section 7.5.                   Restricted Payments

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, (i) declare, pay or make any dividend or distribution of cash, securities or other Property on any shares of its capital stock or other equity or ownership interests or securities, (ii) apply any of its Property to the acquisition, redemption or other retirement of any of its capital stock or other equity or ownership interests or securities or of any warrants, options or other rights to purchase or acquire, exchangeable or exercisable for, or convertible into, any of the foregoing, (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or the Indebtedness under the Management Services Agreement, (iv) pay any salaries, bonuses or other compensation for services to the officers, directors, stockholders or Affiliates of any Credit Party, (v) pay any management, service, consulting, advisory or similar fees to the officers, directors, employees, stockholders or Affiliates of any Credit Party, whether for services rendered to such Credit Party or otherwise, or (vi) make any other payments, whether pursuant to promissory notes or for non-competition covenants or otherwise, to any of officers, directors, stockholders or Affiliates of any Credit Party (the items described in clauses (i) through (vi) above are referred to herein as “Restricted Payments”).

Notwithstanding the foregoing:

(a)                                 any Wholly-Owned Subsidiary of a Credit Party (including any such Wholly-Owned Subsidiary that is a Foreign Subsidiary) may declare and pay dividends and other distributions to such Credit Party or to any other Credit Party;

(b)                                 any Credit Party may pay dividends in the form of common Capital Stock to the extent such common Capital Stock (other than the common Capital Stock of the Parent) is pledged to Agent, for the benefit of the Lender Parties, as collateral security for the Obligations in accordance with Section 6.7;

(c)                                  any Credit Party may make, upon termination of an employee of a Credit Party, distributions to Parent solely sufficient to permit Parent to redeem for cash any equity securities or warrants or options to acquire any equity securities of Parent owned by such employee, provided, that Parent promptly uses the proceeds of such distributions for such purposes and all of the following conditions are satisfied with respect to each such distribution:

(i)                                     no Default or Event of Default has occurred and is continuing or would arise as a result of such distribution;

(ii)                                  after giving effect to such distribution, the Credit Parties are in compliance on a pro forma basis with the financial covenants referenced in Section 7.1 (recomputed for the most recent period for which financial statements have been delivered in accordance with the terms hereof after giving effect thereto);

(iii)                               the aggregate amount of such distributions shall not exceed $2,000,000 since the Original Closing Date; and

(iv)                              (A) Excess Availability would be greater than or equal to $5,000,000 immediately after giving effect to such payment, (B) Borrowers provide projections to Agent, in form and substance reasonably satisfactory to Agent, demonstrating that Excess Availability shall be at least $5,000,000 at all times during the nine (9) consecutive months following such prepayment after giving pro forma effect to such prepayment, (C) no Default or Event of Default shall have occurred and is continuing as of the date of such prepayment or would result therefrom, and (D) Borrowers provide a certificate certified by a Responsible Officer of Parent certifying that the Fixed Charge Coverage Ratio, calculated (x) on a pro forma basis after giving effect to such prepayment as if such prepayment occurred on the first day of the four Fiscal Quarter period ended on or before the occurrence of such prepayment and (y) deducting all non-financed Capital Expenditures, is at least 1.25 to 1.00, together with supporting documentation in respect of such certification, in each case in form and substance reasonably satisfactory to Agent;

(d)                                 any Credit Party may make distributions to Parent solely sufficient to permit Parent to pay as and when due and payable franchise taxes and other similar ordinary course licensing expenses and other general and customary holding company costs and expenses incurred in the Ordinary Course of Business and otherwise relating to activities in which Parent otherwise is permitted to engage under the Loan Documents to the extent no Default or Event of

Default has occurred and is continuing or would arise as a result of such distributions unless Agent and Documentation Agent otherwise agree in writing; provided, however, that upon the occurrence and during the continuance of a Default or an Event of Default, any Credit Party may make distributions to Parent solely sufficient to permit Parent to pay as and when due and payable (i) taxes and accounting expenses for the preparation of tax returns required to be prepared in connection with the payment of such taxes, (ii) governmental filing fees, (iii) reasonable expenses necessary to perform its obligations under the Loan Documents and (iv) insurance premiums, provided further that Parent shall have provided to Agent, in form and substance reasonably satisfactory to Agent, supporting documentation in respect of the foregoing;

(e)                                  [Intentionally Omitted].

(f)                                   the Credit Parties may pay (i) reasonable compensation to officers and employees for actual services rendered to Parent and its Subsidiaries in the Ordinary Course of Business, and (ii) reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings and, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, directors’ fees, not to exceed in the aggregate, with respect to all such items described in the foregoing clause (ii), $200,000 in any Fiscal Year of Parent;

(g)                                  Parent and DTLR may pay as and when due and payable the amounts permitted to be paid under the Management Services Agreement to the extent expressly permitted by the Management Services Agreement Subordination Agreement; and

(h)                                 any Credit Party may pay as and when due and payable, regularly scheduled payments of interest only, at the non-default rate on the Subordinated Debt to the extent expressly permitted under the applicable Subordination Agreement.

Section 7.6.                   Transactions with Affiliates

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, transfer any cash or Property to any current or former officer, director, employee or Affiliate, enter into any contract or transaction with any such Person, or modify any outstanding contract or transaction with any such Person, including without limitation the purchase, lease, sale or exchange of Property or the rendering of any service to any such Person, other than:

(a)                                 compensation and employment arrangements with employees in the Ordinary Course of Business;

(b)                                 transactions expressly permitted under Section 7.5(d), Section 7.7(e), Section 7.5(f), and Section 7.5(g);

(c)                                  transactions with another Credit Party; and

(d)                                 in satisfaction of indemnification obligations of a Credit Party to its directors or officers required under its Organizational Documents or required under the applicable laws of its jurisdiction of organization.

Section 7.7.                   Transfer of Assets

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, sell, lease, transfer, convey, assign or otherwise dispose of (whether in a single transaction or a series of transactions) any Property or any interest therein, or agree to do any of the foregoing, except that:

(a)                                 any Credit Party and its Subsidiaries may sell obsolete, worn out, replaced or excess equipment that is no longer needed in the Ordinary Course of Business and has a book value not exceeding $300,000 in the aggregate in any Fiscal Year to the extent that such Credit Party or such Subsidiary complies with the mandatory prepayment provisions of Section 2.9(d) in connection therewith;

(b)                                 any Credit Party and its Subsidiaries may sell Inventory and use cash in the Ordinary Course of Business;

(c)                                  any Credit Party and its Subsidiaries may sell other Properties not specifically permitted otherwise in this Section 7.7 (other than Capital Stock of a Credit Party) to the extent (i) such Credit Party or such Subsidiary complies with the mandatory prepayment provisions of Section 2.9(d)(ii) in connection therewith (to the extent the proceeds thereof are not reinvested in accordance with the terms of such Section 2.9(d) (or, if applicable, complies with Section 2.15 in the case of the Specified IPO), (ii) such sale is an arm’s length transaction and for fair market value and the aggregate fair market value of all assets so sold does not exceed $250,000 in any Fiscal Year, (iii) no Default or Event of Default exists or otherwise would result therefrom and (iv) the sole consideration therefor received by such Credit Party or such Subsidiary is cash;

(d)                                 transactions otherwise expressly permitted under Sections 7.3, 7.4 and 7.5 to the extent permitted thereunder; and

(e)                                  any Credit Party or any Subsidiary of any Credit Party may transfer Property or any interest therein to any other Credit Party.

Section 7.8.                   Contingent Obligations

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, enter into, create, assume, suffer to exist or incur any Contingent Obligations or assume, guarantee, indemnify, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person, except:

(a)                                 any Credit Party or any of its Subsidiaries may enter into guarantees of Indebtedness of any such Credit Party or any such Subsidiary otherwise expressly permitted under Section 7.2;

(b)                                 any Credit Party or any of its Subsidiaries may endorse checks for collection in the Ordinary Course of Business;

(c)                                  Contingent Obligations of any Credit Party or any Subsidiary of any Credit Party incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

(d)                                 ordinary Contingent Obligations of Borrower and its Subsidiaries arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent, for the benefit of the Lender Parties, title insurance policies;

(e)                                  Borrowers may enter into unsecured guarantees in favor of the Parent Stockholders solely to back stop the Parent Stockholders’ obligations under any guarantees such Parent Stockholders made in favor of landlords guaranteeing the obligations of a Borrower under any real estate lease; and

(f)                                   Swap Contracts permitted under Section 7.2(g).

Section 7.9.                   Organizational Documents; Accounting Changes; Use of Proceeds; Insurance; Business

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to:

(a)                                 amend, modify, restate or change any of its Organizational Documents in any material respect or in any respect adverse to any Lender Party, or make any material change to its equity capital structure in a manner adverse to any Lender Party in its capacity as such (and such Credit Party shall give Agent and Documentation Agent not less than thirty (30) Business Days prior written notice of any amendment, modification, restatement or change to any of its Organizational Documents or equity capital structure) (it being understood that if any Credit Party that is a partnership or a limited liability company, or any Credit Party with any Subsidiary that is a partnership or a limited liability company, amends, modifies, restates or changes any of its Organizational Documents to cause such partnership interests or membership interests to (i) be dealt in or traded on securities exchanges or in securities markets, (ii) become a security for purposes of Article 8 of any relevant Uniform Commercial Code, (iii) become an investment company security within the meaning of Section 8-103 of any relevant Uniform Commercial Code or (iv) be evidenced by a certificate, such amendment, modification, restatement or change shall be deemed to be adverse to Lender Parties) or, without the prior written consent of Agent and Documentation Agent (but without limiting the prohibitions on mergers involving any Credit Party otherwise permitted under Section 7.4(h)), reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date;

(b)                                 without prior approval of the Agent and Documentation Agent, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year end from (i) for Fiscal Year 2013, February 1, 2014, (ii) for Fiscal Year 2014, January 31, 2015, and (iii) for Fiscal Year 2015, January 30, 2016;

(c)                                  use any proceeds of any Loans, directly or indirectly, for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, or to repay or refinance Indebtedness incurred to so “purchase” or “carry” “margin stock,” or otherwise in violation of applicable law or this Agreement; or

(d)                                 engage, directly or indirectly, in any business other than the Business; provided, that, anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, Parent shall not (i) engage in, or commit to engage in, any business or other activities, or enter into, execute or perform any business transaction (other than the execution and performance of the Loan Documents and the Management Services Agreement), (ii) own any Property other than immaterial Property, the Capital Stock of DTLR, and general intangibles arising from the Loan Documents, (iii) incur any Indebtedness or Contingent Obligations (other than Indebtedness and Contingent Obligations arising from the Loan Documents to which it is a party and Permitted Indebtedness), or (iv) grant any Liens in any of its Property (other than Liens granted to Agent, for the benefit of the Lender Parties, under the Loan Documents).

Section 7.10.            Subordinated Debt and Material Contracts

(a)                                 Without limiting clause (b) below, no Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, (i) fail to enforce or diligently pursue its remedies under, the Management Services Agreement, as in effect on the Closing Date, in any manner adverse in any material respect to any Lender Party or any Credit Party or which reasonably would be expected to result in a Material Adverse Effect; or (ii) take or fail to take any other action under the Management Services Agreement that reasonably would be expected to result in a Material Adverse Effect.

(b)                                 No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, amend, supplement, waive or otherwise modify the terms or provisions of (i) any Subordinated Debt, (ii) the Management Services Agreement or (iii) any document evidencing or relating to any Subordinated Debt, in each case, except to the extent otherwise expressly permitted under the terms of the applicable Subordination Agreement.

(c)                                  Without limiting clauses (a) or (b) above, no Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, amend, change or agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract that would reasonably be expected to have a Material Adverse Effect.

Section 7.11.            Negative Pledges

Except as a result of the Loan Documents, no Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to guaranty the Obligations, to pay dividends or make any other distribution on any of such Subsidiary’s equity securities or to pay fees or make other payments and distributions to any Credit Party or any of its Subsidiaries.  No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contract or agreement that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of Agent, for the benefit of the Lender Parties, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens related to purchase money Indebtedness and Capital Leases which, in each case, otherwise constitute Permitted Liens.

Section 7.12.            Certain Specific Agreements

(a)                                 Neither any Credit Party nor any Subsidiary of any Credit Party (i) will be or become a Person whose Property or interests in Property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) will engage in any in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) otherwise will become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

(b)                                 No Credit Party shall enter into distribution, supply or license agreements (excluding shrink-wrap licenses of mass-marketed, commercially-available software) which (a) restrict or prohibit the pledge, assignment or other transfer of such agreement or any change of control of ownership of the Credit Parties or (b) with respect to license agreements, restrict or limit in any way the sale of Inventory by Agent or its designee containing or bearing (whether on the packaging therefor or the goods) Intellectual Property subject to such license, unless such distribution, supply, or license agreement is on terms reasonably satisfactory to Agent and Documentation Agent.

Section 7.13.            Store Openings; Store Closings

(a)                                 [Intentionally omitted].

(b)                                 Without the prior written consent of Agent and Documentation Agent, Credit Parties will not, and will not permit their Subsidiaries to, enter into any new commitments to open any New Operating Unit if the Credit Parties do not already own or lease the land on which such New Operating Unit is to be developed (including without limitation entering into any lease, purchase agreement, construction contract or other agreement or arrangement relating to the acquisition, build-out or refurbishment of any property in connection with the opening or anticipated opening of a New Operating Unit), if at such time (a) a Default or Event of Default is then existing, (b) the Total Debt Leverage Ratio (as defined in Exhibit B-1) as at the end of the most recently ended Test Period is not less than the sum of (x) the maximum ratio set forth in the table in paragraph 1 of Exhibit B-1 opposite the corresponding Test Period minus (y) 0.20, (c) the Senior Debt Leverage Ratio (as defined in Exhibit B-1) as at the end of the most recently ended Test Period is not less than the sum of (x) the maximum ratio set forth in the table in paragraph 2 of Exhibit B-1 opposite the corresponding Test Period minus (y) 0.20, (d) Parent has not delivered to the Agent, Documentation Agent and each Lender a completed Compliance Certificate (attaching a schedule showing the calculations of the Total Debt Leverage Ratio and the Senior Debt Leverage Ratio) certified on behalf of Parent by a Responsible Officer and dated as of the last day of the most recently ended Fiscal Month, and (e) the Credit Parties have not received the prior written consent of Nike, Inc. (or one of its affiliates) to open such New Operating Unit.

(c)                                  The Credit Parties shall not, and shall not permit their Subsidiaries to, close any Store if, during the then current Fiscal Year, such Store together with the number of other Stores closed during such Fiscal Year, net of new Store openings which have occurred during the same Fiscal Year, would exceed ten percent (10%) of the number of the Credit Parties’ Stores as of the beginning of such Fiscal Year, unless Agent and Documentation Agent shall have consented to the closing of Stores in excess of such limitation. If, based on the projected operating budget delivered pursuant to Paragraph (d) of Exhibit C-1, the number of Stores which the Credit Parties then currently intend to close during the applicable upcoming Fiscal Year, net of the number of Stores which the Credit Parties then currently intend to open during the applicable upcoming Fiscal Year, would exceed ten percent (10%) of the number of the Credit Parties’ Stores as of the beginning of the applicable upcoming Fiscal Year and Agent and Documentation Agent shall have consented to such excess Store closings, the Credit Parties shall conduct all sales of Inventory in connection with such permitted Store closings in accordance with liquidation agreements and with professional liquidators reasonably acceptable to Agent and Documentation Agent. If, during the course of such applicable Fiscal Year, the Credit Parties shall revise the number of Store closings that have occurred or will occur during such applicable Fiscal Year such that the aggregate number of Stores to be closed during such applicable Fiscal Year, net of new Store openings which have occurred or will occur during such applicable Fiscal Year, would exceed ten percent (10%) of the number of the Stores as of the beginning of such applicable Fiscal Year and Agent and Documentation Agent shall have consented to such excess Store closings, then all sales of Inventory in connection with any Stores closed during the applicable Fiscal Year subsequent to such revision by Credit Parties of their determination of the net Store closings shall be conducted in accordance with liquidation agreements and with professional liquidators reasonably acceptable to Agent and Documentation Agent. All Net Proceeds in connection with Store closings shall be applied to the Obligations if then required in accordance with Section 2.9 hereof.

(d)                                 Notwithstanding anything to the contrary set forth in this Section 7.13, this Section 7.13 shall not preclude any Credit Party or any of its Subsidiaries from entering into any new commitments to lease any real property operated as a distribution center or office for such Credit Party where such leases have been approved by the Board of Directors of such Credit Party.

Section 7.14.            ERISA

The Credit Parties will not, and will not permit any Subsidiary or ERISA Affiliate to:

(a)                                 engage in any transaction in connection with which such Credit Party or ERISA Affiliate would reasonably be expected to be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code;

(b)                                 terminate any Pension Plan in a “distress termination” under Section 4041 of ERISA;

(c)                                  fail to make payment when due of all amounts which, under the provisions of any Plan, such Credit Party or ERISA Affiliate is required to pay as contributions thereto, or, with respect to any Pension Plan, permit to exist any material “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto; or

(d)                                 adopt an amendment to any Pension Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code.

Section 7.15.            Sale-Leasebacks

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

Section 7.16.            Cancellation of Indebtedness

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, cancel any material claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the Ordinary Course of its Business.

Section 7.17.            Markup and Markdown Policies

The Credit Parties shall not engage in policies or procedures with respect to markups or markdowns of Inventory, including, without limitation, the timing, amount and implementation of such markups and markdowns, other than in the Ordinary Course of Business.

Section 7.18.            [Intentionally Omitted].

Section 7.19.            Foreign Subsidiaries

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, acquire, form or have any equity interest in any Foreign Subsidiary without the prior written consent of Agent and Documentation Agent, which consent shall not be unreasonably withheld.

ARTICLE VIII.

EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)                                 any Credit Party shall fail to pay when due and payable any principal, premium, interest, fees or other Obligations provided for or required under this Agreement or the other Loan Documents, in any such case, whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise;

(b)                                 any representation, statement or warranty made or deemed made by or on behalf of any Credit Party in any Loan Document or in any other certificate, document, report or opinion delivered pursuant to any Loan Document to which it is a party shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by “Material Adverse Effect” or materiality, in which case it shall have been true and correct in all respects and shall not have been false or misleading in any respect on the date when made or deemed to have been made);

(c)                                  any Credit Party shall be in violation, breach or default of, or shall fail to perform, observe or comply with, any covenant, obligation or agreement set forth in (i) Sections 6.7, 6.8, or 6.9 (other than clause (c) thereof) (including, without limitation, any covenant, obligation or agreement set forth in any schedule, appendix or exhibit referred to therein), and such violation, breach, default or failure shall remain unremedied for 5 Business Days or more, (ii) any other provision of Article 6 or Article 7 (including, without limitation, any covenant, obligation or agreement set forth in any schedule, appendix or exhibit referred to therein), (iii) Section 2.13, or (iv) any Security Document to which it is a party;

(d)                                 any Credit Party shall be in violation, breach or default of, or shall fail to perform, observe or comply with, any covenant, obligation or agreement set forth in this Agreement or any other Loan Document (other than those specified in clauses (a), (b) and (c)(i) above) and, such violation, breach or default, or failure, if capable of being remedied, remains unremedied for thirty (30) calendar days after the earlier of (A) receipt by such Person of written notice of such violation, breach, default, event of default or failure and (B) the time at which such Person or any authorized officer thereof knew or became aware, or should reasonably have known or been aware, of such violation, breach, default, or failure;

(e)                                  (i) any of the Loan Documents ceases for any reason to be in full force and effect, (ii) any Lien purported to be created under any Security Document ceases to be, or is asserted by any Credit Party, any member of the Sponsor Group or any Affiliate of the foregoing not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, (iii) any Credit Party, any member of the Sponsor Group or any Affiliate of the foregoing contests in any manner the validity or enforceability of any provision of any Loan Document, (iv) any Credit Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document, or (v) any Guaranty is terminated or any Credit Party, any member of the Sponsor Group or any Affiliate of the foregoing attempts to terminate any Guaranty except as expressly permitted hereunder or under any other Loan Document;

(f)                                   one or more judgments or decrees is or are rendered against the Credit Parties, any Subsidiary of any Credit Party or any of them in an amount in excess of $250,000 individually or $500,000 in the aggregate (excluding judgments and decrees to the extent covered by third party insurance of such Persons where such coverage has been acknowledged by the insurer), which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;

(g)                                  (i) any default or breach occurs, which is not cured within any applicable grace or cure period, (x) in any payment with respect to any Indebtedness (other than the Obligations) or other obligations of any Credit Party or any Subsidiary of any Credit Party in excess of $500,000, either individually or in the aggregate, or (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which any Credit Party or any Subsidiary of any Credit Party is a party or to which any of its Property is subject or bound under or pursuant to which any Indebtedness or other obligations in excess of $500,000, either individually or in the aggregate, was issued, created, assumed, guaranteed or secured and such default or breach permits the holder of any such Indebtedness or obligations to accelerate the maturity thereof; (ii) any Indebtedness or other obligations of any Credit Party in excess of $500,000, either individually or in the aggregate, is declared to be due and payable or is required to be prepaid prior to the stated maturity thereof;  (iii) the default by any Credit Party in any of its payment obligations, covenants or agreements under the Management Services Agreement; (iv) the default by any Credit Party in any of its payment obligations, covenants or agreements under any other Material Contract to which such Credit Party is a party, or the occurrence of any other event, in each case, to the extent such default or other event reasonably would be expected to have or result in a Material Adverse Effect; or (v) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Credit Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Credit Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Credit Party or such Subsidiary as a result thereof is greater than $750,000;

(h)                                 any Credit Party or any Subsidiary of any Credit Party shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its Property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(i)                                     (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or any Subsidiary of any Credit Party or the whole or any substantial part of any such Person’s Properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) approve a petition filed against any Credit Party or any Subsidiary of any Credit Party seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days, or (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Credit Party or any Subsidiary of any Credit Party or of the whole or any substantial part of any such Person’s Properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against any Credit Party or any Subsidiary of any Credit Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute (A) which is not unconditionally dismissed within sixty (60) calendar days after the date of commencement or (B) in respect of which such Credit Party or any Subsidiary of any Credit Party takes any action to indicate its approval of or consent to any such proceeding or petition;

(j)                                    any Change of Control occurs;

(k)                                 any Lender Party receives any evidence that any Credit Party has directly or indirectly been engaged in any type of activity which, in Agent’s and Documentation Agent’s Permitted Discretion, would reasonably be expected to result in forfeiture of any material portion of Collateral to any Governmental Authority, which shall have continued unremedied for a period of twenty (20) calendar days after written notice from Agent or Documentation Agent;

(l)                                     (i) any Credit Party is criminally indicted or convicted (A) of a state or federal felony or (B) a state or federal misdemeanor where such indictment or conviction reasonably would be expected to have a Material Adverse Effect or (C) under any law that could lead to forfeiture of any material portion of Collateral, or (ii) the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Vice President of Merchandising of any Credit Party is convicted (A) of a state or federal felony for fraud or dishonesty in connection with the Business or (B) under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, unless in the case of this clause (ii), such officer’s employment is terminated immediately upon such conviction;

(m)                             the issuance of any process for levy, attachment or garnishment or execution upon or any judgment against any Credit Party or any of its material Property or against any of the Collateral with a value in excess of $250,000 individually or in the aggregate, in any case which is not satisfied, stayed, vacated, dismissed or discharged within thirty (30) calendar days of being issued or executed;

(n)                                 (i) the subordination provisions of the Management Services Agreement Subordination Agreement and/or any other Subordination Agreement (the “Subordination Provisions”) shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect and valid, binding and enforceable against any holder of the applicable subordinated Indebtedness (including, without limitation, the Subordinated Debt); or (ii) any Person shall take any action in violation of (A) the Management Services Agreement Subordination Agreement, or (B) any Subordination Agreement (other than the Management Services Agreement Subordination Agreement) which, in each case, adversely affects the rights of any Lender Party in any material respect; or (iii) any Person shall fail to take any action required by the terms of (A) the Management Services Agreement Subordination Agreement, or (B) any Subordination Agreement (other than the Management Services Agreement Subordination Agreement) which, in each case, adversely affects the rights of any Lender Party in any material respect; or (iv) any Borrower or any other Credit Party shall, directly or indirectly, disavow or contest in any manner

(A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of Agent, Documentation Agent and other Lender Parties, or (C) that all payments of principal of or premium and interest on the applicable subordinated Indebtedness (including, without limitation, the Subordinated Debt), or realized from the liquidation of any property of any Credit Party, shall be subject to any of the Subordination Provisions; or (v) the Obligations, for any reason shall not have the priority contemplated by this Agreement, the Management Services Subordination Agreement, any other Subordination Agreement or such Subordination Provisions;

(o)                                 an “Event of Default” under any other Loan Document occurs (to the extent, with respect to any such other Loan Document, not otherwise constituting an Event of Default hereunder);

(p)                                 (i) any Credit Party is enjoined, restrained or in any way prevented by the order of any court or other Governmental Authority from conducting all or any part of its business for more than fifteen (15) calendar days which is reasonably likely to be, have or result in a Material Adverse Effect, or (ii) except as otherwise expressly permitted hereunder, any Credit Party shall take any action to suspend the operation of a material portion of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of any material portion of its business;

(q)                                 there shall occur (i) any uninsured damage to, or uninsured loss, theft or destruction of, any portion of the Collateral that exceeds $1,000,000 in the aggregate, or (ii) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case of this clause (ii) causes, for more than ten (10) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any of the Credit Parties which reasonably would be expected to have, or result in, a Material Adverse Effect, in this clause (ii), if such event or circumstance is not covered by business interruption insurance;

(r)                                    there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit, qualification or contract right now held or hereafter acquired by any of the Credit Parties if such loss, suspension, revocation or failure to renew would reasonably be expected to have or result in a Material Adverse Effect;

(s)                                   a notice of Lien, levy or assessment (other than a Permitted Lien) is filed or recorded securing or with respect to an amount in excess of $100,000 individually or $200,000 in the aggregate with respect to any material portion of the assets of a Credit Party by any Person, or action is taken or commenced by any Governmental Authority on account of any taxes or debts owing at any time or times hereafter which results in a Lien (other than a Permitted Lien) upon any material portion of the assets of any Credit Party;

(t)                                    any material portion of the assets of any Credit Party is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or

(u)                                 a Reportable Event shall occur which constitutes grounds for the termination by the PBGC of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Credit Party is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from such Credit Party’s complete or partial withdrawal from such Plan, which in any such case would reasonably be expected to result in the imposition upon the Credit Parties of a liability in excess of $100,000 individually or in the aggregate;

then, upon the occurrence and during the continuation of any such Event of Default, and in any such event, notwithstanding any other provision of any Loan Document, (I) Agent may, and at the request of either Documentation Agent or Requisite Lenders, shall, by notice to Borrowers (i) terminate Lenders’ Commitments and obligations hereunder, whereupon the same shall immediately terminate, and (ii) declare all or any portion of the Loans and/or any Notes, all interest thereon and all other Obligations to be due and payable immediately (provided, that in the case of any Event of Default under Article VIII(h) or (i), all of the foregoing automatically and without any act by Agent, Documentation Agent, L/C Issuer or any other Lender Party shall be due and payable immediately and Lenders’ Commitments and obligations hereunder shall immediately terminate; in each case without presentment, demand, protest or notice of any kind, all of which hereby are expressly waived by the Credit Parties), and (II) without limiting any of the other rights and/or remedies of Agent, Documentation Agent, L/C Issuer and other Lender Parties, no action permitted to be taken under Article VII hereof may be taken to the extent such action is expressly prohibited during the existence of an Event of Default.

ARTICLE IX.

RIGHTS AND REMEDIES AFTER DEFAULT

Section 9.1.                   Rights and Remedies

(a)                                 In addition to the acceleration and other provisions set forth in Article VIII, upon the occurrence and during the continuation of an Event of Default, Agent may, and at the request of either Documentation Agent or Requisite Lenders, shall, exercise any and all rights and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any Property of any Credit Party held by Agent, for the benefit of the Lender Parties, or any Lender to reduce the Obligations subject to Section 9.2, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell or otherwise transfer any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Credit Party might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Credit Party shall resist or interfere with such action, (vii) at Credit Parties’ expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent, (viii) reduce the Facility Cap, and/or (ix) subject to Section 10.4, relinquish or abandon any Collateral or securities pledged or any

Lien thereon.  Notwithstanding any provision of any Loan Document, Agent and Documentation Agent shall have the right, at any time, to make Protective Advances in accordance with Section 11.8.  To facilitate the foregoing, Agent shall have the right to take possession of each Credit Party’s original books and records, to obtain access to each Credit Party’s data processing equipment, computer hardware and software and to use all of the foregoing and the information contained therein in any manner which Agent deems appropriate.  Agent shall have the right to conduct such sales on each Credit Party’s premises or elsewhere and shall have the right to use such Credit Party’s premises without charge for such time or times as Agent deems necessary or advisable.

(b)                                 If any Event of Default shall have occurred and be continuing, each Credit Party further agrees, at Agent’s request, to assemble the Collateral and make it available to Agent at a place or places designated by Agent which are reasonably convenient to Agent and such Credit Party, whether at such Credit Party’s premises or elsewhere.  Without limiting the foregoing, Agent shall also have the right to require that each Credit Party store and keep any Collateral pending further action by Agent, and while Collateral is so stored or kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain the Collateral in good condition.  Until Agent is able to effect a sale, lease, license or other disposition of Collateral, Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by Agent.  Agent shall have no obligation to any Credit Party to maintain or preserve the rights of any Credit Party as against third parties with respect to Collateral while Collateral is in the possession of Agent.  Agent shall apply the net proceeds of any sale, lease, license, other disposition of, or any collection, recovery, receipt, or realization on, the Collateral to the Obligations as provided herein, and only after so paying over such net proceeds, and after the payment by Agent of any other amount required by any provision of law, need Agent account for the surplus, if any, to such Credit Party.  To the maximum extent permitted by applicable law, each Credit Party waives all claims, damages, and demands against Agent, Documentation Agent, L/C Issuer or any other Lender Party arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of Agent, Documentation Agent, L/C Issuer or such other Lender Party as finally determined by a court of competent jurisdiction.  In connection with any sale, lease, license or other disposition of Collateral, Agent may disclaim any warranties that might arise in connection therewith and Agent shall have no obligation to provide any warranties at such time.  Each Credit Party shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any attorneys’ fees or other expenses incurred by Agent, Documentation Agent, L/C Issuer or any other Lender Party to collect such deficiency.

(c)                                  The Credit Parties jointly and severally agree that notice received by any of them at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  Notwithstanding any such notice of sale, Agent shall not be obligated to make any sale of Collateral.  If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to any Credit Party.  At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by the Credit Parties, which right hereby is waived and released.  The Credit Parties jointly and severally covenant and agree not to, and not to permit or cause any of their Subsidiaries to, interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral.  In dealing with or disposing of the Collateral or any part thereof, Agent, Documentation Agent, L/C Issuer and other Lender Parties shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

(d)                                 To the extent that applicable law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Credit Party acknowledges and agrees that it is not commercially unreasonable for Agent (i) to fail to incur expenses deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Credit Party, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral.  Each Credit Party acknowledges that the purpose of this Section 9.1(d) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 9.1(d).  Without limitation upon the foregoing, nothing contained in this Section 9.1(d) shall be construed to grant any rights to any Credit Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or the Security Agreement or by applicable law in the absence of this Section 9.1(d).

(e)                                  None of Agent, Documentation Agent, L/C Issuer or any other Lender Party shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, any Credit Party, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof.  None of Agent, Documentation Agent, L/C Issuer or any other Lender Party shall be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Loan Document shall be cumulative.  To the extent it may lawfully do so, each Credit Party absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against Agent, Documentation Agent, L/C Issuer or any other Lender Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.

(f)                                   Each Credit Party hereby grants to Agent, for the benefit of the Lender Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Credit Party and only after the occurrence and during the continuance of an Event of Default) to use, assign, license or sublicense any Intellectual Property, now owned or hereafter acquired by such Credit Party, and wherever the same may be located, including in such license reasonable access as to all media in which any of the licensed items may be recorded or stored and to all computer programs and used for the compilation or printout thereof.  All proceeds received by Agent, Documentation Agent, L/C Issuer or other Lender Parties in connection with such license shall be used by Agent, Documentation Agent, L/C Issuer or other Lender Parties to satisfy the Obligations in accordance with terms hereof.

(g)                                  In addition to the acceleration and other provisions set forth in Article VIII, upon the occurrence and during the continuation of an Event of Default, each Credit Party shall take any action that Agent, for the benefit of the Lender Parties, may request in order to enable Agent to obtain and enjoy the full rights and benefits granted to Agent hereunder.

(h)                                 In addition to any rights of Agent, Documentation Agent, L/C Issuer and other Lender Parties set forth in this Agreement (including Appendix B) or any other Loan Document, subject to Section 9.2, on demand by Agent at any time after the occurrence and during the continuance of any Event of Default or if this Agreement (or the Revolving Facility) shall be terminated for any reason (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other Obligations hereunder), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Letter of Credit Usage, and Borrowers hereby irrevocably authorize Agent, in its discretion, on Borrowers’ behalf and in one or more Borrowers’ names, to open such an account and to make and maintain deposits therein, or in an account opened by one or more Borrowers, in the amounts required to be made by Borrower, out of the proceeds of Accounts or other Collateral or out of any other funds of any Credit Party coming into any Revolving Lender’s possession at any time.  Subject to Section 9.2, Agent may from time to time apply any and all of such cash collateral to the payment of any or all of the Obligations (including, without limitation, Letter of Credit Fees).  Borrowers may not withdraw amounts credited to any such account except upon the earlier of (i) payment and performance in full of all Obligations (other than contingent indemnification obligations under the Loan Documents for which no claim giving rise thereto has been asserted) and termination of this Agreement and (ii) at such time as such Event of Default no longer exists, unless Agent determines in its Permitted Discretion not to release such amounts.

(i)                                     Upon the occurrence and during the continuance of a Default or Event of Default, the Credit Parties shall retain at Agent or Documentation Agent’s request and at the Credit Parties’ expense, consultants and accountants to evaluate the Credit Parties’ and their Subsidiaries’ financial condition, business, operations and prospects.  Such Persons shall, in all cases, be acceptable to Agent and Documentation Agent.  Each Credit Party shall, and shall cause its Subsidiaries to, cooperate fully with such evaluation and in connection therewith shall make available such senior executives and other members of management and all information, books and records requested by such Persons.  Each Credit Party shall cause such Persons to share all results, reports and other data generated as a result of such evaluation with Agent, Documentation Agent and Lenders.

(j)                                    Borrowers shall be obligated to pay, upon demand, all reasonable costs and expenses paid or incurred by Agent, Documentation Agent, L/C Issuer and other Lender Parties (i) in enforcing their rights and remedies under the Loan Documents, (ii) in evaluating, negotiating, documenting or otherwise related to any amendment to the Management Services Agreement that any party to such Management Services Agreement proposes, suggests or otherwise considers, or (iii) in connection with the prosecution or defense of any claim in any way arising out of, related to or connected with the Loan Documents.  In each of these instances, all such costs and expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by or on behalf of Agent, Documentation Agent, L/C Issuer and other Lender Parties.  The foregoing shall not be construed to limit any other provision of this Agreement or the other Loan Documents regarding costs and expenses to be paid by Borrowers.

Section 9.2.                   Application of Proceeds

In addition to any other rights and remedies Agent, Documentation Agent, L/C Issuer and other Lender Parties have under the Loan Documents, the UCC, at law or in equity, all payments in respect of any Obligations and all proceeds of Collateral received after the occurrence and during the continuation of any Event of Default, shall, at the direction of Agent or Documentation Agent, be applied in the following order of priority:

(a)                                 first, ratably to pay any Costs and Expenses then due to Agent or Documentation Agent under the Loan Documents, until paid in full,

(b)                                 second, ratably to pay Revolver Priority Obligations under the Loan Documents, until paid in full,

(c)                                  third, ratably to pay Term Loan A Priority Obligations under the Loan Documents, until paid in full,

(d)                                 fourth, ratably to pay Revolver Additional Obligations under the Loan Documents, until paid in full,

(e)                                  fifth, ratably to pay Term Loan A Additional Obligations under the Loan Documents, until paid in full,

(f)                                   sixth, ratably to pay for all other Obligations, until paid in full, and

(g)                                  , seventh, to Borrowers or such other Person entitled thereto under applicable law.

If (x) either (a) all or any portion of the Obligations have been accelerated or (b) Agent has exercised enforcement remedies pursuant to Section 9.1, or (y) an Event of Default has occurred and is continuing as a result of a breach of (i) clause (a) of Article VIII, (ii) clause (c) of Article VIII solely with respect to a violation of (A) the last paragraph of clause (a) of Exhibit C-1, (B) Section 2.13, (C) Section 6.4, (D) Section 6.5, or (E) Article VII, (iii) clause (e) of Article VIII, (iv) clause (h) of Article VIII, (v) clause (i) of Article VIII or (vi) clause (j) of Article VIII, then, all payments of principal in respect of Advances pursuant to this Section 9.2 shall be accompanied by a Reserve against the Commitments under the Revolving Facility and an Availability Reserve against the Borrowing Base, in each case in an amount equal to the amount so paid, which Reserves shall continue to be maintained until such time as Agent and Documentation Agent shall have agreed to reduce or eliminate the same or, if the result of an Event of Default to which reference is made in clause (y) above, such Event of Default is waived in accordance with the terms of this Agreement.

For purposes of the foregoing, “paid in full” (other than clause (f) above) means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any proceeding under any Debtor Relief Law), default interest, overdue interest, interest on interest, expense reimbursements, and cash collateralizing of Letters of Credit and indemnification obligations as provided hereunder, except. with respect to default interest (but not any other interest), to the extent that such default interest is disallowed in any proceeding under any Debtor Relief Law; provided, however, that for the purposes of clause (f) above, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any proceeding under any Debtor Relief Law), default interest, overdue interest, interest on interest, expense reimbursements, and cash collateralizing of Letters of Credit and indemnification obligations as provided hereunder, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any proceeding under any Debtor Relief Law.

In the event of a direct conflict between the priority provisions of this Section 9.2 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 9.2 shall control and govern.

Section 9.3.                   Rights to Appoint Receiver

Without limiting any other rights, options and remedies Agent, Documentation Agent, L/C Issuer and other Lender Parties have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and during the continuation of an Event of Default, Agent, Documentation Agent, L/C Issuer and other Lender Parties shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent to enforce its, Documentation Agent’s, L/C Issuer’s and other Lender Parties’ rights and remedies in order to manage, protect and preserve the Collateral, to sell or dispose of the Collateral and continue the operation of the Businesses of the Credit Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.  To the extent not prohibited by applicable law, each Credit Party hereby irrevocably consents to, and waives any right to object to or otherwise contest, the appointment of, a receiver as provided above.

Section 9.4.                   Attorney in Fact

Each Credit Party hereby irrevocably appoints Agent, for the benefit of the Lender Parties, as its attorney in fact to take any action any of Agent, Documentation Agent or Requisite Lenders deem necessary or reasonably desirable upon the occurrence and during the continuation of an Event of Default to protect and realize upon the Liens in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in such Credit Party’s name, and said appointment shall create in Agent, for the benefit of the Lender Parties, a power coupled with an interest.

Section 9.5.                   Rights and Remedies not Exclusive

As among the Lender Parties on one hand and the Credit Parties on the other hand, Lender Parties shall have the right in their sole discretion to determine which rights, Liens and/or remedies Agent, Documentation Agent, L/C Issuer and/or other Lender Parties may at any time pursue, relinquish, subordinate or modify, and such determination shall not in any way modify or affect any of Agent’s, Documentation Agent’s, L/C Issuer’s or other Lender Parties’ rights, Liens or remedies under any Loan Document, applicable law or equity.  The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent, Documentation Agent, L/C Issuer and other Lender Parties described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent, Documentation Agent, L/C Issuer and other Lender Parties otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

ARTICLE X.

WAIVERS AND JUDICIAL PROCEEDINGS

Section 10.1.            Certain Waivers

(a)                                 Except as expressly provided for herein, each Credit Party hereby waives set-off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document.  Each Credit Party hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent, Documentation Agent, L/C Issuer or any other Lender Party to obtain an order of court recognizing the assignment of, or Lien of Agent, for the benefit the Lender Parties, in and to, any Collateral.

(b)                                 The Obligations are the joint and several obligation of each Credit Party. To the fullest extent permitted by applicable law, the obligations of each Credit Party shall not be affected by (i) the failure of any Lender Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Credit Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of Agent or any other Lender Party.

(c)                                  The obligations of each Credit Party  shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Credit Party hereunder shall not be discharged or impaired or otherwise affected by the failure of Agent, Documentation Agent or any other Lender Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Credit Party or that would otherwise operate as a discharge of any Credit Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Commitments).

(d)                                 To the fullest extent permitted by applicable law, each Credit Party waives any defense based on or arising out of any defense of any other Credit Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Credit Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments.  Agent, Documentation Agent and the other Lender Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Credit Party, or exercise any other right or remedy available to them against any other Credit Party, without affecting or impairing in any way the liability of any Credit Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated.  Each Credit Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Party against any other Credit Party, as the case may be, or any security.

Section 10.2.            Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s or any other Lender Party’s part in enforcing any such provision shall affect the liability of any Credit Party or operate as a waiver of such provision or affect the liability of any Credit Party or preclude any other or further exercise of such provision.  No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.  Notwithstanding any other provision of any Loan Document, by entering into this Agreement and/or by making Advances and/or maintaining the Term Loans, none of Agent, Documentation Agent or any other Lender Party waives any breach of any representation or warranty of any Credit Party under any Loan Document, and all of Agent’s, Documentation Agent’s and other Lender Parties’ claims and rights resulting from any such breach or misrepresentation hereby specifically are reserved.

Section 10.3.            Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

Section 10.4.            Amendment and Waivers

(a)                                 Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Credit Parties or any of them therefrom, shall be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent at the direction of the Requisite Lenders) and Borrower Funds Administrator (on behalf of all Borrowers) or all Borrowers; provided, that no amendment, modification, termination or waiver shall, unless in writing and signed by Borrower Funds Administrator (on behalf of all Borrowers) or all Borrowers and each Lender directly affected thereby, do any of the following: (i) increase the Commitment of any individual Lender (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate (or cash rate) of interest on or fees payable with respect to any Loan or other Obligation; (iii) extend the scheduled due date, or reduce the amount due on any scheduled due date, of any installment of principal, interest or fees payable under any Loan Document, or waive, forgive, extend, defer or postpone the payment thereof; (iv) change the percentage of the Commitments, of the aggregate unpaid principal amount of the Loans, or of the Lenders which shall be required for Lenders, Agent or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders) or alter, as between or among the Revolving Lenders and Term Lenders, the amount payable to each hereunder; (v) except as otherwise permitted herein or in the other Loan Documents, release any Guaranty or release all or a substantial portion of the Collateral (which action shall be deemed to directly affect all Lenders) (provided, that consent to such release shall not be required if such release is made after the occurrence and during the continuation of an Event of Default in connection with the sale or disposition of the Collateral that is consented to by Agent and Documentation Agent or otherwise expressly permitted hereunder); (vi) amend, modify or waive Section 9.2 or this Section 10.4 or the definitions of the terms used in Section 9.2 or this Section 10.4 insofar as the definitions affect the substance of Section 9.2 or this Section 10.4 (which action shall be deemed to directly affect all Lenders); (vii) change the definition of the term “Borrowing Base” or any component definition thereof (including, without limitation, “Eligible Inventory” and “Eligible Credit Card Receivables”) if as a result thereof the amounts available to be borrowed by Borrowers would be increased (which action shall be deemed to directly affect all Lenders) by an amount in excess of $1,500,000, provided that the foregoing shall not limit the discretion of Agent to change, establish or eliminate any Reserves (other than Rent Reserves established as a result of the failure of any Credit Party to deliver a Landlord Waiver and Consent, in which case, any such change or elimination of such Rent Reserve shall require only the consent of Agent and Documentation Agent); (viii) change the definition of the term “Requisite Lenders” or “Pro Rata Share” (which action shall be deemed to directly affect all Lenders); (ix) subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be; and/or (x) consent to the assignment or other transfer by any Credit Party or any other party to any Loan Documents (other than Agent, Documentation Agent, L/C Issuer or any Lender) of any of their rights and obligations under any Loan Document; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of (A) Agent under any Loan Document shall be effective unless in writing and signed by Agent, (B) Documentation Agent under any Loan Document shall be effective unless in writing and signed by Documentation Agent, and (C) L/C Issuer under any Loan Document shall be effective unless in writing and signed by L/C Issuer, in each case, in addition to Lenders required hereinabove to take such action; and provided, further, that no amendment to any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Agent, Documentation Agent, L/C Issuer, each Lender and the Credit Parties.  Notwithstanding anything to the contrary herein, no Deteriorating Lender or Delinquent Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(b)                                 Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Credit Party.

(c)                                  Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by each Credit Party in the Loan Documents shall survive the execution and delivery of the Loan Documents, the Closing Date, the making and funding of the Loans and any termination of this Agreement until all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted in writing) are fully performed and indefeasibly paid in full in cash and all outstanding Letters of Credit have been terminated; provided, that, the obligations and provisions of Section 3.3, 10.1, 10.3, 10.4(c), 12.3, 12.4, 12.7, 12.9, 12.10 and 12.11, ARTICLE XI and ARTICLE XIII shall survive the termination of the Loan Documents and any payment, in full or in part, of the Obligations.

ARTICLE XI.

AGENT AND DOCUMENTATION AGENT PROVISIONS; SETTLEMENT

Section 11.1.            Agent

(a)                                 Appointment.  On the Closing Date, Documentation Agent and each other Lender Party hereby designates and affirms the appointment of M&T as the administrative agent, payment agent and collateral agent under this Agreement and the other Loan Documents and Documentation Agent and each other Lender Party hereby irrevocably authorizes M&T, as Agent for such Lender and Documentation Agent, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Agent agrees to act as such on the conditions contained in this Article XI.  The provisions of this Article XI are solely for the benefit of Agent, Lenders and Documentation Agent, and the Credit Parties shall have no rights as third-party beneficiaries of any of the provisions of this Article XI other than the second sentence of Section 11.1(h)(iii).  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.

(b)                                 Nature of Duties.  In performing its functions and duties under this Agreement, Agent is acting solely on behalf of the Lenders and Documentation Agent, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders or Documentation Agent, other than as expressly set forth herein and in the other Loan Documents, or the Credit Parties.  Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or Documentation Agent.  Each Lender and Documentation Agent shall make its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of the Credit Parties.  Except for information, notices, reports and other documents expressly required to be furnished to Lenders or Documentation Agent by Agent hereunder or given to Agent for the account of or with copies for Lenders or Documentation Agent, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or Documentation Agent with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.  If Agent seeks the consent or approval of any Lenders or Documentation Agent to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender or Documentation Agent, as applicable.  Agent shall promptly notify each Lender and Documentation Agent in writing any time that the applicable percentage of the Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c)                                  Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender or Documentation Agent for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender or Documentation Agent to whom payment was due but not made shall be to recover from the other Lenders (or, if applicable, Agent or Documentation Agent) any payment in excess of the amount to which they are determined to be entitled (and such other Lenders and Agent and Documentation Agent) hereby agree promptly to return to such Lender (or, if applicable, Agent or Documentation Agent) any such erroneous payments received by them).  In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account.  Agent shall not be responsible to any Lender or Documentation Agent for any recitals, statements, representations or warranties made by the Credit Parties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of the Credit Parties.  Agent shall not be required to make any inquiry concerning (i) the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of the Credit Parties, (ii) the existence or possible existence of any Default or Event of Default, (iii) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (iv) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (v) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (vi) the value or the sufficiency of any Collateral, or (vii) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.  Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Agent by the Credit Parties, Documentation Agent, a Lender or the L/C Issuer.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Documentation Agent is permitted or required to take or to grant, and Document Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of the Lenders.  Without limiting the foregoing, Lenders and Documentation Agent shall not have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of the Lenders and, notwithstanding the instructions of the Lenders, Agent shall have no obligation to take any action if it, in good faith, believes that such action is contrary to any Loan Document or applicable law or exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

(d)                                 Reliance.  Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.  Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.

(e)                                  Indemnification.  Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by the Credit Parties), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding

Obligations (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  The obligations of the Lenders under this Article XI shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)                                   M&T Individually.  With respect to the Loans made by it and the Notes issued to it, M&T shall have, and may exercise, the same rights and powers hereunder and under the other Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth herein and the other Loan Documents as any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include M&T in its individual capacity as a Lender or one of the Requisite Lenders.  M&T may lend money to, and generally engage in any kind of banking, trust or other business with, any Credit Party or any Subsidiary or Affiliate of any Credit Party as if it were not acting as Agent pursuant hereto.

(g)                                  Successor Agent.

(i)                                     Resignation.  Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower Funds Administrator, Lenders and Documentation Agent.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.  Notwithstanding anything to the contrary in this sub-section (i), as of the Revolver Termination Date, the Agent shall automatically be discharged from its duties and obligations under the Loan Documents irrespective of whether any successor Agent has been appointed pursuant to Section 11.1(g)(ii) and without any further action of the Documentation Agent, any Lender or any assignee or participant thereof, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation.

(ii)                                  Appointment of Successor.  Upon any such notice of resignation pursuant to clause (g)(i) of this Section 11.1, (A) Golub shall, upon its consent, be appointed as Agent hereunder, and (B) if Golub does not consent to such appointment, Requisite Lenders shall appoint a successor Agent.  If a successor Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Agent, may, on behalf of the Lenders, appoint a successor Agent with the consent of Documentation Agent, who shall serve as Agent until such time as

Requisite Lenders appoint a successor Agent as provided above.  If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Requisite Lenders thereafter shall perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent, with the consent of Documentation Agent, as provided above.

(iii)                               Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession.  After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

(h)                                 Collateral Matters.

(i)                                     Collateral.  Each Lender and Documentation Agent agrees that any action taken by Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater number of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent or the Requisite Lenders (or, where so required, such greater number of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, Documentation Agent and Agent.  Without limiting the generality of the foregoing, Agent shall have the right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and each Subordination Agreement and accept delivery of each such agreement delivered by the Credit Parties or any of their Subsidiaries; (iii) act as collateral agent for the Lender Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or reasonably desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all right and remedies given to such Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(ii)                                  Release of Collateral.  Lenders and Documentation Agent hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent, for the benefit the of the Lender Parties, upon any Property covered by the Loan Documents (A) upon termination of this Agreement and payment and satisfaction in full of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted in writing); or (B) constituting Property being sold or disposed of if Borrower Funds Administrator certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry).

(iii)                               Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders or Documentation Agent (as set forth in Section 11.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Agent, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 11.1(h)(ii).  So long as no Event of Default exists, upon receipt by Agent of confirmation from the requisite percentage of the Lenders of its authority to release any particular item or types of Property covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days’ prior written request by Borrower Funds Administrator, Agent shall (and hereby is irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit of the Lender Parties, herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Credit Parties or any Subsidiary of any Credit Party in respect of all interests retained by the Credit Parties or any Subsidiary of any Credit Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Property covered by this Agreement or the other Loan Documents).

(iv)                              Absence of Duty.  Agent shall have no obligation whatsoever to any Lender, Documentation Agent or any other Person to assure that the Property covered by this Agreement or the other Loan Documents exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of the Lender Parties, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 11.1(h) or in any of the Loan Documents; it being understood and agreed that in respect of the Property covered by this Agreement or the other Loan Documents, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Property covered by this Agreement or the Loan Documents as one of the Lenders and Agent shall have no duty or liability whatsoever to any of the other Lenders or Documentation Agent; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(v)                                 Exams and Appraisals.  Agent acknowledges and agrees that, if Agent has not caused a commercial finance examination to be undertaken within any twelve-month period pursuant to Section 6.5(b), Documentation Agent shall have the right, but not the obligation, to require Agent to cause such a commercial finance examination to be undertaken in accordance with Section 6.5(b).  Agent acknowledges and agrees that, if Agent has not caused an inventory appraisal to be undertaken within any twelve-month period pursuant to Section 6.5(c), Documentation Agent shall have the right, but not the obligation, to require Agent to cause such an appraisal to be undertaken in accordance with Section 6.5(c).

(i)                                     Agency for Perfection.  Each Lender, Agent and Documentation Agent hereby appoints each other Lender, Agent and Documentation Agent as agent for the purpose of perfecting the security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession.  Should any Lender (other than Agent) or Documentation Agent obtain possession of any such Collateral, such Lender or Documentation Agent shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lender Parties, notify Agent thereof and, promptly upon Agent’s request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.

(j)                                    Exercise of Remedies.  Except as set forth in Section 11.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral security for the Loans or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Loan Documents.

Section 11.2.            Documentation Agent

(a)                                 Appointment.  Agent and each other Lender Party hereby designates and appoints Golub as the documentation agent under this Agreement and the other Loan Documents and Agent and each other Lender Party hereby irrevocably authorizes Golub, as Documentation Agent for such Lender and Agent, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Documentation Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Documentation Agent agrees to act as such on the conditions contained in this Article XI.  The provisions of this Article XI are solely for the benefit of Documentation Agent, Lenders and Agent, and the Credit Parties shall have no rights as third-party beneficiaries of any of the provisions of this Article XI.  Documentation Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.

(b)                                 Nature of Duties.  In performing its functions and duties under this Agreement, Documentation Agent is acting solely on behalf of the Lenders and Agent, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders or Agent, other than as expressly set forth herein and in the other Loan Documents, or the Credit Parties.

Documentation Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  Documentation Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or Agent.  Each Lender and Agent shall make its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of the Credit Parties.  Except for information, notices, reports and other documents expressly required to be furnished to Lenders or Agent by Documentation Agent hereunder or given to Documentation Agent for the account of or with copies for Lenders or Agent, Documentation Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or Agent with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.  If Documentation Agent seeks the consent or approval of any Lenders or Agent to the taking or refraining from taking any action hereunder, then Documentation Agent shall send prior written notice thereof to each Lender or Agent, as applicable.  Documentation Agent shall promptly notify each Lender and Agent in writing any time that the applicable percentage of the Lenders have instructed Documentation Agent to act or refrain from acting pursuant hereto.

(c)                                  Rights, Exculpation, Etc.  Neither Documentation Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender or Agent for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Documentation Agent from being liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  Notwithstanding the foregoing, Documentation Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder.  Documentation Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender or Agent to whom payment was due but not made shall be to recover from the other Lenders (or, if applicable, Documentation Agent or Agent) any payment in excess of the amount to which they are determined to be entitled (and such other Lenders, Agent and Documentation Agent hereby agree promptly to return to such Lender (or, if applicable, Documentation Agent or Agent) any such erroneous payments received by them).  In performing its functions and duties hereunder, Documentation Agent shall exercise the same care which it would in dealing with loans for its own account.  Documentation Agent shall not be responsible to Agent or any Lender for any recitals, statements, representations or warranties made by the Credit Parties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of the Credit Parties.  Documentation Agent shall not be required to make any inquiry concerning (i) the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of the Credit Parties, (ii) the existence or possible existence of any Default or Event of Default, (iii) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (iv) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (v) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (vi) the value or the sufficiency of any Collateral, or (vii) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Documentation Agent.  Documentation Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to Documentation Agent by the Credit Parties, Agent, a Lender or the L/C Issuer.  Documentation Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Documentation Agent is permitted or required to take or to grant, and Documentation Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of the Lenders.  Without limiting the foregoing, Lenders and Agent shall not have any right of action whatsoever against Documentation Agent as a result of Documentation Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of the Lenders and, notwithstanding the instructions of Lenders, Documentation Agent shall have no obligation to take any action if it, in good faith, believes that such action is contrary to any Loan Document or applicable law or exposes Documentation Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Documentation Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

(d)                                 Reliance.  Documentation Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Documentation Agent in its sole discretion.  Documentation Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of the Term Loan A that by its terms must be fulfilled to the satisfaction of a Term Loan A Lender, Documentation Agent may presume that such condition is satisfactory to such Term Loan A Lender unless Documentation Agent shall have received written notice to the contrary from such Term Loan A Lender prior to the making of the Term Loan A.

(e)                                  Indemnification.  Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Documentation Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by the Credit Parties), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding

Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Documentation Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Documentation Agent under this Agreement or any of the other Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Documentation Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  The obligations of the Lenders under this Article XI shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)                                   Golub Individually.  With respect to the Loans made by it and the Notes issued to it, Golub shall have, and may exercise, the same rights and powers hereunder and under the other Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth herein and the other Loan Documents as any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Golub in its individual capacity as a Lender or one of the Requisite Lenders.  Golub may lend money to, and generally engage in any kind of banking, trust or other business with, any Credit Party or any Subsidiary or Affiliate of any Credit Party as if it were not acting as Agent pursuant hereto.

(g)                                  Successor Agent.

(i)                                     Resignation.  Documentation Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower Funds Administrator, Lenders and Agent.  Such resignation shall take effect upon the acceptance by a successor Documentation Agent of appointment pursuant to clause (ii) below or as otherwise provided below.  Notwithstanding anything to the contrary in this sub-section (i), upon the indefeasible payment in full in cash of all Obligations in respect of the Term Loan A, the Documentation Agent shall automatically be discharged from its duties and obligations under the Loan Documents irrespective of whether any successor Documentation Agent has been appointed pursuant to Section 11.2(g)(ii) and without any further action of the Agent, any Lender or any assignee or participant thereof, provided that any indemnity rights or other rights in favor of such retiring Documentation Agent shall continue after and survive such resignation.

(ii)                                  Appointment of Successor.  Upon any such notice of resignation pursuant to clause (g)(i) of this Section 11.2, (A) M&T shall, upon its consent, be appointed as Documentation Agent hereunder, and (B) if M&T does not consent to such appointment, Requisite Lenders shall appoint a successor Documentation Agent with the consent of Borrower Funds Administrator, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists).  If a successor Documentation Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Documentation

Agent, upon notice to Borrower Funds Administrator, may, on behalf of the Lenders, appoint a successor Documentation Agent with the consent of Agent, who shall serve as Documentation Agent until such time as Requisite Lenders appoint a successor Documentation Agent, with the consent of Agent, as provided above.  If no successor Documentation Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Requisite Lenders thereafter shall perform all the duties of Documentation Agent hereunder, with the consent of Agent, until such time, if any, as Requisite Lenders appoint a successor Documentation Agent as provided above.

(iii)                               Successor Agent.  Upon the acceptance of any appointment as Documentation Agent under the Loan Documents by a successor Documentation Agent, such successor Documentation Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Documentation Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Documentation Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Documentation Agent shall continue after and survive such resignation and succession.  After any retiring Documentation Agent’s resignation as Documentation Agent under the Loan Documents, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Documentation Agent under the Loan Documents.

(h)                                 Absence of Duty.  Agent shall have no obligation whatsoever to any Lender, Agent or any other Person to assure that the Property covered by this Agreement or the other Loan Documents exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of the Lender Parties, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Documentation Agent in this Section 11.2(h) or in any of the Loan Documents; it being understood and agreed that in respect of the Property covered by this Agreement or the other Loan Documents, or any act, omission or event related thereto, Documentation Agent may act in any manner it may deem appropriate, in its discretion, given Documentation Agent’s own interest in Property covered by this Agreement or the Loan Documents as one of the Lenders and Documentation Agent shall have no duty or liability whatsoever to any of the other Lenders or Agent; provided, that Documentation Agent shall exercise the same care which it would in dealing with loans for its own account.

Section 11.3.            Set-off and Sharing of Payments

In addition to any rights and remedies now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each of the Lenders, Agent and Documentation Agent is hereby authorized by the Credit Parties at any time or from time to time, to the fullest extent permitted by law, with written notice to Agent and Documentation Agent and without notice to

Borrowers or any other Person other than Agent and Documentation Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender, Agent or Documentation Agent at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to any Credit Party), and (b) other Property at any time held or owing by such Lender, Agent or Documentation Agent to or for the credit or for the account of any Credit Party, against and on account of any of the Obligations which are not paid when due; provided that no Lender Party shall exercise any such right without prior written notice to and consent from Agent and Documentation Agent.  Any Lender that has exercised its right to set-off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loans shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery.  Each Credit Party agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans and other Obligations in the amount of such participation.

Section 11.4.            Disbursement of Funds under Revolving Facility

Agent may, on behalf of Revolving Lenders, disburse funds to Borrowers for Advances requested.  Each Revolving Lender shall reimburse Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Agent, or if Agent so requests, each Revolving Lender shall remit to Agent its Pro Rata Share of any Advance before Agent disburses such Advance to Borrowers.  If Agent so elects to require that funds be made available prior to disbursement to Borrowers, Agent shall advise each Revolving Lender by telephone, telex or telecopy of the amount of such Revolving Lender’s Pro Rata Share of such requested Advance no later than one (1) Business Day prior to the funding date applicable thereto, and each such Revolving Lender shall pay Agent such Revolving Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account not later than 2:00 p.m. (New York City time).  If Agent shall have disbursed funds to Borrowers on behalf of any Revolving Lender and such Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrowers, and Borrowers shall immediately repay such amount to Agent.  Any repayment by Borrowers required pursuant to this Section 11.4 shall be without premium or penalty.  Nothing in this Section 11.4 or elsewhere in this Agreement or the other Loan Documents, including, without limitation, the provisions of Section 11.5, shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.

Section 11.5.            Settlements; Payments; and Information

(a)                                 Advances; Payments; Interest and Fee Payments.

(i)                                     The amount of outstanding Loans pursuant to Advances may fluctuate from day to day through Agent’s disbursement of funds to, and receipt of funds from, Borrowers.  In order to minimize the frequency of transfers of funds between Agent and each Revolving Lender, notwithstanding terms to the contrary set forth in Section 11.4, Advances and repayments thereof may be settled according to the procedures described in Section 11.5(a)(ii) and Section 11.5(a)(iii).  Payments of principal on the Term Loans, will be settled, in accordance with each Lender’s Pro Rata Share, on the first Business Day after such payments are received.  Notwithstanding these procedures, each Revolving Lender’s obligation to fund its Pro Rata Share of any Advances made by Agent to Borrowers will commence on the date such Advances are made by Agent.  Nothing contained in this Agreement shall obligate a Revolving Lender to make an Advance at any time any Default or Event of Default exists.  All such payments will be made by such Lender without set-off, counterclaim or deduction of any kind.

(ii)                                  Once each week, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by 1:00 p.m. (New York City time) on a Business Day by telephone, telex or telecopy of the amount of each such Revolving Lender’s Pro Rata Share of the outstanding Advances.  In the event payments are necessary to adjust the amount of such Revolving Lender’s share of the Advances to such Lender’s Pro Rata Share of the Advances, the party from which such payment is due will pay the other party, in same day funds, by wire transfer to the other’s account not later than 2:00 p.m. (New York City time) on the Business Day following the Settlement Date.

(iii)                               On the first Business Day of each month (“Interest Settlement Date”, Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrowers for the preceding month in respect of the applicable Loans.  Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender by wire transfer to such Lender’s account (as specified by such Lender on Schedule A of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender’s share of such interest and fees.

(b)                                 Availability of the Lenders’ Pro Rata Share.

(i)                                     Unless Agent has been notified by a Revolving Lender prior to any proposed funding date of such Lender’s intention not to fund its Pro Rata Share of an Advance requested by Borrowers, Agent may assume that such Revolving Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided, however, nothing contained in this Agreement shall obligate a Revolving Lender to make an Advance at any time any

Default or Event of Default exists.  If such amount is not, in fact, made available to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon, for each day from such date until the date such amount is paid to Agent, equal to the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by Agent in connection with the foregoing, in each case without set-off, counterclaim or deduction of any kind.

(ii)                                  Nothing contained in this Section 11.5(b) will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrowers may have against such Lender as a result of any default by such Lender under this Agreement.

(c)                                  Return of Payments.

(i)                                     If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from any Credit Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii)                                  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

Section 11.6.            Dissemination of Information

(a)                                 Upon request by a Lender or Documentation Agent, Agent will distribute promptly to such Lender or Documentation Agent, unless previously provided by any Credit Party to such Lender or Documentation Agent, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including, without limitation, financial and reporting information received from the Credit Parties or generated by a third party (and excluding only internal information generated by M&T for its own use as a Lender or as Agent) (each, a “Report”), as provided for in this Agreement and the other Loan Documents as received by Agent.  Agent shall not be liable to any Lender or Documentation Agent for any failure to comply with its obligations under this Section 11.6, except to the extent that such failure is attributed to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender or Documentation Agent as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

(b)                                 Each Lender:

(i)                                     expressly agrees and acknowledges that Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(ii)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel;

(iii)                               agrees to keep all Reports confidential in accordance with the provisions of Section 12.10 hereof; and

(iv)                              without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Advances that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(c)                                  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (each, a “Related Party”) and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.  Except as provided in Section 11.6(a), Agent shall not have any duty or responsibility to provide Documentation Agent or any Lender with any other credit or other information concerning the affairs, financial condition or business of any Credit Party that may come into the possession of the Agent.

Section 11.7.            Delinquent Lender; Deteriorating Lender

(a)                                 If for any reason any Lender shall become a Deteriorating Lender or shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Agent its Pro Rata Share of any Loans, expenses or setoff or purchase its Pro Rata Share of a participation interest in the aggregate unreimbursed amount of all drawn Letters of Credit, and such failure is not cured within one (1) Business Day after receipt from Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the Lender Parties, the Credit Parties or any other party at law or in equity, and not at limitation thereof, (i) such Deteriorating Lender’s or Delinquent Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Deteriorating Lender or Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Credit Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Delinquent Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Pro Rata Shares of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of Agent, any amount payable to such Deteriorating Lender or Delinquent Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Deteriorating Lender or Delinquent Lender, be retained by Agent as cash collateral for future funding obligations of the Deteriorating Lender or Delinquent Lender in respect of any Loan or existing or future participating interest in any Letter of Credit.  The Delinquent Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Delinquent Lender of its Pro Rata Share of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 11.5(b)(i) hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b)                                 The non-Delinquent Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Deteriorating Lender or Delinquent Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Deteriorating Lender’s or Delinquent Lender’s Commitment to fund future Loans.  Upon any such purchase of the Pro Rata Share of any Deteriorating Lender or Delinquent Lender, the Deteriorating Lender’s or Delinquent Lender’s share in future Advances and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Deteriorating Lender or Delinquent Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, a Lender Addition Agreement.

(c)                                  Each Deteriorating Lender and Delinquent Lender shall indemnify Agent and each non-Deteriorating Lender and non-Delinquent Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any non-delinquent Lender, on account of a Deteriorating Lender’s or a Delinquent Lender’s failure to timely fund its Commitment of a Revolving Loan or to otherwise perform its obligations under the Loan Documents.

Section 11.8.            Protective Advances

(a)                                 Either Agent or Documentation Agent may from time to time, without prior notice to any Credit Party (but the Agent or the Documentation Agent, as applicable, shall give the Documentation Agent or the Agent, as applicable, and the Borrower Funds Administrator prompt subsequent notice), make such disbursements and advances (“Protective Advances”) which Agent or Documentation Agent, as applicable, in their reasonable business judgment, deem necessary or reasonably desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by Borrowers of the Loans and other Obligations or to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including, without limitation, to (i) pay the costs, fees and expenses as described in Section 12.7, (ii) obtain insurance covering any of the Collateral to the extent required hereunder, (iii) pay for the performance of any of the Obligations, (iv) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document, and (v) pay for the maintenance, repair and/or preservation of the Collateral.

(b)                                 The Protective Advances made by Agent and the Protective Advances made by Documentation Agent shall bear interest at the maximum rate set forth in this Agreement for the Term Loan A and shall be repayable on demand and be secured by the Collateral.  The Protective Advances shall constitute Obligations hereunder.  Agent or Documentation Agent, as applicable shall notify Documentation Agent or Agent, as applicable, each Lender and Borrower Funds Administrator in writing of each such Protective Advance, which notice shall include a description of the purpose of such Protective Advance.  Without limitation to its obligations pursuant to Section 11.1(e) and Section 11.2(e), (x) each Revolving Lender agrees that it shall make available to Agent, for the benefit of itself, upon Agent’s demand, in Dollars in immediately available funds, the amount equal to such Revolving Lender’s Pro Rata Share of each such Protective Advance made by Agent, and (y) each Term Loan A Lender agrees that it shall make available to Documentation Agent, for the benefit of itself, upon Documentation Agent’s demand, in Dollars in immediately available funds, the amount equal to such Term Loan A Lender’s Pro Rata Share of each such Protective Advance made by Documentation Agent.  If such funds are not made available to Agent or Documentation Agent, as applicable, for the benefit of Agent and Documentation Agent, as applicable, by such Revolving Lender or Term Loan A Lender, as applicable, Agent or Documentation Agent, as applicable, shall be entitled to recover such funds on demand from such Revolving Lender or Term Loan A Lender, as applicable, together with interest thereon for each day from the date such payment was due until the date such amount is paid to such Person, at the Federal Funds Rate for three (3) Business Days and thereafter at the Prime Rate.  The making of any Protective Advance shall not be construed as a waiver by Agent, Documentation Agent or Lenders of any Default or Event of Default or of any rights or remedies of Agent, Documentation Agent or Lenders.

Section 11.9.            Relation among Lenders

Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of Agent or Documentation Agent) authorized to act for, any other Lender.

ARTICLE XII.

MISCELLANEOUS

Section 12.1.            Governing Law; Jurisdiction; Service of Process; Venue

THE AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.  Any judicial proceeding against any Credit Party with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York in the Borough of Manhattan.  By execution and delivery of each Loan Document to which it is a party, each Credit Party (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum nonconveniens.  Nothing shall affect the right of Agent, Documentation Agent or any Lender to serve process in any manner permitted by law or shall limit the right of Agent, Documentation Agent or any Lender to bring proceedings against any Credit Party in the courts of any other jurisdiction having jurisdiction.  Any judicial proceedings against Agent, Documentation Agent or any Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of New York in the Borough of Manhattan.

Section 12.2.            Successors and Assigns; Assignments and Participations

(a)                                 Subject to Section 12.2(i), each Lender may, at any time and from time to time, assign all or any portion of its rights and delegate all or a portion of its obligations under this Agreement and the other Loan Documents (including all of its rights and obligations with respect to the Loans) to one or more Eligible Assignees (each, a “Transferee”) with the prior written consent of Agent, Documentation Agent and, so long as no Default or Event of Default has occurred and is continuing, Borrower Funds Administrator (which consent of Agent, Documentation Agent and Borrower Funds Administrator shall not be unreasonably withheld, delayed or conditioned) (provided no consent of Agent, Documentation Agent or Borrower Funds Administrator shall be required in connection with an assignment by a Lender to an Eligible Assignee that is a Lender, an Affiliate of such Lender or a Related Fund of such Lender); provided, that (x) such Transferee and such assigning Lender shall execute and deliver to Agent for acceptance and recording in the Register, a Lender Addition Agreement and (y) such assignment is in an amount which is at least $1,000,000 (or the remainder of such Lender’s Commitment in respect of Revolving Loans (or if such Lender’s Commitment has been reduced to zero, Revolving Loans) or Term Loan A, as the case may be) (except such minimum amount shall not apply to an assignment by a Lender to an Eligible Assignee that is a Lender, an Affiliate of such Lender or a Related Fund of such Lender).  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations of a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment and/or Loans or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall nevertheless continue to be entitled to the benefits of Section 12.4 and 12.7).  Borrowers hereby acknowledge and agree that any assignment will give rise to a direct obligation of Borrowers to the Transferee and that the Transferee shall be a “Lender” hereunder and under the other Loan Documents.

(b)                                 Each Lender at any time may sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all of its rights and obligations with respect to the Loans) to one or more Persons (each, a “Participant”).  In the event of any such sale by a Lender of a participation to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents and Borrowers, Agent, Documentation Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement pursuant to which any Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender’s rights and enforce each Credit Party’s obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver to the extent resulting in: (i) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such Participant participates; (ii) any extension of the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such Participant participates; and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Loan Documents).  The Credit Parties hereby acknowledge and agree that the Participant under each participation shall, solely for the purposes of Section 10.4(c), 12.4 and 12.7 of this Agreement, be considered to be a “Lender” hereunder.

(c)                                  Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and the Register for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to, and the Notes, if any, evidencing such Loans owned by, each Lender from time to time.  Anything contained in this Agreement to the contrary notwithstanding, the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, each of the Credit Parties, Agent, Documentation Agent and

Lenders shall treat each Person whose name is recorded in such Register as the owner of the Loans, the Notes and the Commitments recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by Borrower Funds Administrator or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Loans or the Notes evidencing such Loans shall be effective unless and until (i) Agent shall have recorded the assignment pursuant to Section 12.2(c) and (ii) the assignor Lender or the Transferee has paid to Agent a processing fee in the amount of $3,500 (provided no such processing fee shall be required to be paid in connection with an assignment by a Lender to an Eligible Assignee that is a Lender, an Affiliate of such Lender or a Related Fund of such Lender).  Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and an Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to Lenders and Borrowers.  On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it, all or any portion of which are being assigned, and Borrowers, at their expense, shall, upon the request of the assigning Lender or the Transferee (or the Agent on behalf thereof), as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and the Transferee.

(e)                                  A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated Transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated Transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(f)                                   In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register for this purpose as a non-fiduciary agent of Borrowers on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(g)                                  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including, without limitation, the Loans owing to it and the Notes held by it and the other Loan Documents and Collateral, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341.  The Credit Parties hereby acknowledge that Lenders and each of their Affiliates may sell or securitize all or any part of the Loans (a “Securitization”) through the pledge of all or any part of the Loans as collateral security for loans to such Lenders or their Affiliates or through the sale of all or any part of the Loans or the issuance of direct or indirect interests in all or any part of the Loans, which loans to such Lenders or their Affiliate or direct or indirect interests may be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”).  The Credit Parties shall cooperate with such Lenders and their Affiliates to effect the Securitization, including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by such Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose additional costs (other than in a de minimis amount) on the Credit Parties, taken as a whole, and (ii) any such amendment or additional documentation does not adversely affect the rights (other than a de minimis effect of the rights), or increase the obligations (other than a de minimis increase of the obligations), of the Credit Parties, taken as a whole, under the Loan Documents or change or affect in a manner adverse to the Credit Parties, taken as a whole, the financial terms of the Loans, and (b) providing such information as may be reasonably requested by such Lenders in connection with the rating of the Loans or the Securitization.

(h)                                 Each Lender may furnish any information concerning the Credit Parties in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements, if any, hereunder.  Each Credit Party agrees to provide commercially reasonable efforts to assist any Lender in assigning or selling participations in all or any part of any Loans made by such Lender to another Person identified by such Lender, provided that, in the absence of a Default or an Event of Default, such efforts shall not impose additional costs on the Credit Parties (other than in a de minimis amount).

(i)                                     Notwithstanding anything in the Loan Documents to the contrary, (i) M&T and its Affiliates shall not be required to execute or deliver a Lender Addition Agreement in connection with any transaction involving solely M&T and any of its Affiliates, or the lenders or funding or financing sources of M&T or any of its Affiliates, (ii) subject to the provisions at the end of this paragraph, no lender to or Affiliate, funding or financing source of M&T or any of its Affiliates shall be considered a Transferee, and (iii) there shall be no limitation or restriction on (A) the ability of M&T or any of its Affiliates to assign or otherwise transfer any Loan Document, Commitment or Obligation to any such Affiliate or lender or financing or funding source or (B) any such lender’s or funding or financing source’s ability to assign or otherwise transfer any Loan Document, Commitment or Obligation; provided, however, M&T shall continue to be liable as the “Lender” with respect to any such assigned interest under the Loan Documents unless such Affiliate, lender or funding or financing source executes and delivers a Lender Addition Agreement and thereby becomes a “Lender.”

(j)                                    Notwithstanding anything in the Loan Documents to the contrary, (i) Golub and its Affiliates shall not be required to execute or deliver a Lender Addition Agreement in connection with any transaction involving solely Golub and any of its Affiliates, or the lenders or funding or financing sources of Golub or any of its Affiliates, (ii) subject to the provisions at the end of this paragraph, no lender to or Affiliate, funding or financing source of Golub or any of its Affiliates shall be considered a Transferee, and (iii) there shall be no limitation or restriction on (A) the ability of Golub or any of its Affiliates to assign or otherwise transfer any Loan Document, Commitment or Obligation to any such Affiliate or lender or financing or funding source or (B) any such lender’s or funding or financing source’s ability to assign or otherwise transfer any Loan Document, Commitment or Obligation; provided, however, Golub shall continue to be liable as the “Lender” with respect to any such assigned interest under the Loan Documents unless such Affiliate, lender or funding or financing source executes and delivers a Lender Addition Agreement and thereby becomes a “Lender.”

(k)                                 The Loan Documents shall inure to the benefit of each Lender, Agent, Documentation Agent, each Transferee, each Participant (to the extent otherwise expressly provided herein only) and all future holders of the Loans, the Notes, the Obligations and/or any of the Collateral, and each of their respective successors and assigns.  Each Loan Document shall be binding upon the Persons other than Lenders, Agent and Documentation Agent that are parties thereto and their respective successors and assigns; provided that, no such Person shall assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent, Documentation Agent and each Lender, and no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and Documentation Agent (and any such attempted assignment or transfer without such consent shall be null and void).  No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Credit Party.  Nothing contained in any Loan Document shall be construed as a delegation to Agent, Documentation Agent or any other Lender Party of any other Person’s duty of performance.

Section 12.3.            Termination; Reinstatement; Application of Payments

(a)                                 Subject to Agent’s, Documentation Agent’s, other Lender Parties’ rights to accelerate the Loans and terminate and cease making Advances upon the occurrence and during the continuation of any Event of Default, this Agreement shall continue in full force and effect until the Maturity Date, unless terminated sooner as provided in this Section 12.3.  The Credit Parties may not terminate this Agreement without terminating the entire Agreement and repaying all of the Obligations in full in cash and terminating or cash collateralizing in accordance with the terms of this Agreement all of the outstanding Letters of Credit.  The Credit Parties may terminate this Agreement at any time upon not less than five (5) Business Days’ prior written notice to Agent and Documentation Agent and upon full performance and indefeasible payment in full in cash of all Obligations and termination or cash collateralization in accordance with the terms of this Agreement of all outstanding Letters of Credit on or prior to such 5th Business Day after Receipt by Agent and Documentation Agent of such written notice.  Upon the earlier of the Maturity Date or any such termination by the Credit Parties, the obligation of the Lenders to make Advances and issue Letters of Credit shall terminate.  All of the Obligations shall be immediately due and payable upon the earlier of (i)(A) with respect to Obligations in respect of the Revolving Loans, the Revolving Loan Maturity Date, and (B) with respect to Obligations in respect of the Term Loan A, the Term Loan A Maturity Date, or (ii) the termination date stated in any notice of termination, as applicable (the “Termination Date”).  Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect any Lender’s, Documentation Agent’s, Agent’s or other Lender Party’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full and all outstanding Letters of Credit shall have been terminated.  The Liens granted to Agent, for the benefit of the Lender Parties, under the Security Documents and the financing statements filed pursuant thereto and the rights and powers of Agent, Documentation Agent, the other Lender Parties and the Term Loan Lenders shall continue in full force and effect until all of the Obligations have been fully performed and indefeasibly paid in full in cash, and all of the Commitments, the outstanding Letters of Credit and this Agreement and the other Loan Documents have been terminated (or in the case of outstanding Letters of Credit, cash collateralized in accordance with the terms of this Agreement).  As a condition to the effectiveness of any such termination and, in any event, upon the Termination Date, the Credit Parties shall pledge and furnish to Agent cash collateral, other collateral or a written indemnity (from a financial institution that is acceptable to Agent), in each case acceptable to Agent for indemnity obligations under the Loan Documents as Agent or Documentation Agent may reasonably require.

(b)                                 To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent, Documentation Agent or any other Lender Party and the Liens created by the Security Documents shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent, Documentation Agent or such other Lender Party.  Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.  Anything contained in any Loan Document to the contrary notwithstanding, upon the indefeasible payment in full in cash and performance of all of the Obligations (other than contingent indemnification Obligations for which no unsatisfied claim has been asserted in writing), termination of the Commitments, the outstanding Letters of Credit and the Loan Documents and the execution and delivery of a written release by the Credit Parties of all claims against Agent, Documentation Agent and other Lender Parties, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing the Obligations.

Section 12.4.            Indemnity

The Credit Parties, jointly and severally, hereby indemnify Agent, Documentation Agent, L/C Issuer and each other Lender Party, and their respective Affiliates, managers,

members, officers, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and, on an occasional basis, reasonable in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent a final and nonappealable order of judgment binding on such Indemnified Person of a court of competent jurisdiction determines the same arose out of the gross negligence or willful misconduct of such Indemnified Person.  If any Indemnified Person uses in-house counsel for any purpose for which the Credit Parties are responsible to pay or indemnify, the Credit Parties expressly agree that their indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed.  Agent and Documentation Agent agree to give Borrowers reasonable notice of any event of which such Person becomes aware for which indemnification may be required under this Section 12.4, and Agent or Documentation Agent may elect (but is not obligated) to direct the defense thereof.  Any Indemnified Person may take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral.  Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Agent and Documentation Agent agree not to exercise their right to select counsel to defend the event if that would cause Borrowers’ insurer to deny coverage; provided, however, that each Indemnified Person reserves the right to retain counsel to represent such Indemnified Person with respect to an Insured Event at its sole cost and expense.  To the extent that Agent, Documentation Agent or any other Lender Party obtains recovery from a third party other than an Indemnified Person of any of the amounts that the Credit Parties have paid to Agent, Documentation Agent or any other Lender Party pursuant to the indemnity set forth in this Section 12.4, then Agent, Documentation Agent and/or any such Lender shall promptly pay to Borrowers the amount of such recovery.  Without limiting any of the foregoing, the Credit Parties, jointly and severally, indemnify the Indemnified Parties for all claims for brokerage fees or commissions (other than claims of a broker with whom such Indemnified Party has directly contracted in writing) which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any other agreement, document or transaction contemplated thereby.

Section 12.5.            Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party hereafter may specify in a notice given in the manner required under this Section 12.5.  Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”):  (i) registered or certified mail, return receipt requested, postage prepaid, three (3) Business Days after deposited in the United States mail, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile transmission, upon transmission and confirmation received.  Notwithstanding anything herein to the contrary, any notice or request to any Credit Party shall be deemed satisfied upon Receipt of such notice or request by the Borrower Funds Administrator.

Section 12.6.            Severability; Captions; Counterparts

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible.  The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents.  The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile or electronic transmission, which facsimile or electronic signatures shall be considered original executed counterparts.  Each party to this Agreement agrees that it will be bound by its own facsimile or electronic signature and that it accepts the facsimile or electronic signature of each other party.

Section 12.7.            Expenses

The Credit Parties hereby jointly and severally agree to pay on demand, upon the receipt of invoices or other statements in reasonable detail, all reasonable fees, costs and expenses of Agent, Documentation Agent and Lenders, as and when incurred in connection with, or otherwise payable by the Credit Parties with respect to: (a) the preparation, negotiation, execution, delivery, review, negotiation, administration, syndication, default, collection, waiver or potential waiver, amendment or potential amendment, restatement, waiver or extension of any term, provision, benefit or requirement of this Agreement, any other Loan Document (or any of the Obligations) (including, without limitation, any environmental and other “due diligence” investigations); (b) Agent’s, Documentation Agent’s and Lenders’ exercise, preservation or enforcement of any of their rights, remedies or options hereunder (including, without limitation, pursuant to Section 9.1(i) and Section 9.1(j)); (c) the granting, perfecting and protecting of Liens upon and security interests in any Collateral now or hereafter securing the Credit Parties’ obligations under this Agreement and the other Loan Documents (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses); and (d) the prosecution or defense of any claim (including the evaluation of or preparation for any actual or such potential defense or claim) in any way arising out of, related to or connected with this Agreement or any of the other Loan Documents; including in each case, without limitation, (i) reasonable fees and expenses of counsel for each of (x) Agent, (y) Documentation Agent, and (z) all other Lender Parties; provided that such other Lender Parties shall be entitled to reimbursement for no more than one counsel representing all such Lender Parties (absent a conflict of interest in which case such other Lender Parties may engage and be reimbursed for additional counsel), (ii) accounting, consulting, brokerage or other similar professional fees or expenses, (iii) any fees and expenses associated with travel or other costs relating to any actions, visits, audits, appraisals, inspections or examinations conducted in connection with the Credit

Parties’ obligations under this Agreement and the other Loan Documents or any Collateral therefor (including, without limitation, the Collateral described in the Security Documents), (iv) all wire transfer fees, filing fees and other taxes and fees payable or determined to be payable in connection therewith, including, without limitation, documentary, stamp and similar taxes and assessments and all recording and filing fees charged by any Governmental Authority; and (v) all costs and expenses of collection, holding, managing, renting, selling or disposing, and of conducting the Credit Parties’ Businesses and of maintaining, repairing, replacing, altering, adding and improving of or to the Collateral, (vi) the payment of all sums which Agent or Documentation Agent may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof and (vii) all other costs and expenses incurred by Agent, Documentation Agent and Lenders as are payable by the Credit Parties pursuant to Section 9.1(i), Section 9.1(j) and Section 12.4 or pursuant to any other provision of this Agreement or any of the other Loan Documents (including, without limitation, in each such case, search, audit, recording, professional and filing fees and expenses and attorneys’ fees and all expenses, liabilities and advances and, on an occasional basis, reasonable in-house documentation and diligence fees and legal expenses made or incurred in connection therewith).  All of the foregoing fees, costs and expenses are referred to herein collectively as the “Costs and Expenses”.  If Agent, Documentation Agent, any Lender or any of their Affiliates uses in-house counsel for any purpose under any Loan Document for which the Credit Parties are responsible to pay or indemnify, the Credit Parties expressly agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent, Documentation Agent, such Lender or such Affiliate in its sole discretion for the work performed.  Subject to any grace period provided for in clause (a) of ARTICLE VIII, the Costs and Expenses shall bear interest at the default rate described in Section 2.5(c) from due date thereof until paid in full.  The Company hereby acknowledges that its obligations under this Section:  (A) are secured by any and all Collateral now or hereafter securing the Credit Parties’ obligations under this Agreement and the other Loan Documents (including, without limitation, the Guaranty and the Collateral described in the Security Documents), (B) shall survive any termination of this Agreement and (C) are absolute and unconditional regardless of whether or not the Closing Date is consummated.

Section 12.8.            Entire Agreement

This Agreement and the other Loan Documents to which the Credit Parties are parties constitute the entire agreement between and among the Credit Parties, Agent, Documentation Agent and other Lender Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings relating to the subject matter hereof or thereof.  Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which any Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

Section 12.9.            Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent, Documentation Agent or other Lender Parties with respect to any matter that is the subject of any Loan Document may be granted or withheld by Agent, Documentation Agent or other Lender Parties, as applicable, in their sole and absolute discretion.  Other than Agent’s duty of reasonable care with respect to Collateral delivered pursuant to the Loan Documents in accordance with applicable law (to the extent not waivable), Agent, Documentation Agent and other Lender Parties shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

Section 12.10.     Confidentiality and Publicity

Agent, Documentation Agent and each other Lender Party agree to exercise their commercially reasonable efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information, all non-public information that any Credit Party furnishes to Agent, Documentation Agent or such other Lender Party on a confidential basis (“Confidential Information”), other than any such Confidential Information (a) that becomes generally available to the public other than as a result of a breach by Agent, Documentation Agent or any other Lender Party of its obligations hereunder, (b) that is or becomes available to Agent, Documentation Agent or any other Lender Party from a source other than a Credit Party and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto, (c) that is known to Agent, Documentation Agent or any other Lender Party prior to disclosure by any Credit Party (to the extent not disclosed in violation of any confidentiality agreement), (d) that is independently developed by Agent, Documentation Agent or any other Lender Party without use of or reference to any other Confidential Information, or (e) with respect to which Borrower Funds Administrator has provided its written consent to disclose; provided, however, that Agent, Documentation Agent and each Lender shall, in any event, have the right to deliver copies of any such information, and to disclose any such information, to:

(i)                                     its affiliates, Related Funds, lenders, funding or financing sources (or its affiliates’ Related Funds’ or lenders’ funding or financing sources), directors, officers, trustees, partners, employees, agents, attorneys, professional consultants, portfolio management services and rating agencies who agree to, or are instructed to, maintain the confidentiality of the Confidential Information;

(ii)                                  any other Lender and any successor Agent or Documentation Agent who agrees to maintain the confidentiality of the Confidential Information;

(iii)                               (A) any Person to which any Lender offers to sell any Loan or any part thereof or interest or participation therein or in connection with a Securitization, or (B) any Person if the disclosure consists of general portfolio information and does not identify any Credit Party specifically by name;

(iv)                              any federal or state regulatory authority or examiner, or any insurance industry association, regulating or having jurisdiction over Agent, Documentation Agent or any other Lender Party, to the extent required by applicable laws; and

(v)                                 any other Person to which such delivery or disclosure may be necessary or appropriate (A) in compliance with any applicable law, rule, regulation or order, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation to which Agent, Documentation Agent or such other Lender Party is a party, or (D) in connection with the exercise or enforcement, or potential exercise or enforcement, of any of the rights and/or remedies of Agent, Documentation Agent and/or other Lender Parties under this Agreement and the other Loan Documents at any time during the existence of an Event of Default.

Further, the foregoing notwithstanding, the Credit Parties agree that Agent, Documentation Agent, any other Lender Party or any Affiliate or Related Fund of Agent, Documentation Agent or any other Lender Party may (i) disclose a general description of transactions arising under the Loan Documents for advertising, marketing or other similar purposes, and (ii) use any Credit Party’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes. The obligations of Agent, Documentation Agent and other Lender Parties under this Section 12.10 shall supersede and replace the obligations of Agent, Documentation Agent and Lenders under any confidentiality agreement in respect of the financing evidenced hereby executed and delivered by Agent, Documentation Agent or any other Lender Party prior to the date hereof.

Section 12.11. No Consequential Damages

None of Agent, Documentation Agent, L/C Issuer or any other Lender Party, or any agent or attorney of Agent, Documentation Agent, L/C Issuer or any other Lender Party, shall be liable to any Credit Party or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

Section 12.12. Borrower Funds Administrator

(a)                                 Borrowers maintain an integrated cash management system reflecting their interdependence on one another and the mutual benefits shared among them as a result of their respective operations.  In order to efficiently fund and operate their respective businesses and minimize the number of borrowings which they will make under this Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to enter into and maintain separately identified and monitored borrowing facilities, Borrowers have requested, and Agent, Documentation Agent, L/C Issuer and Lenders have agreed that all Loans will be advanced to and Letters of Credit will be issued for the account of Borrowers on a joint and several basis in accordance with the other provisions hereof.  Each Borrower hereby acknowledges that it will be receiving direct and indirect benefits from each Loan made and Letter of Credit issued pursuant to this Agreement.

(b)                                 Each Borrower hereby designates, appoints, authorizes and empowers Borrower Funds Administrator as its agent to act as specified in this Agreement and each of the other Loan Documents and Borrower Funds Administrator hereby acknowledges such designation, authorization and empowerment, and accepts such appointment.  Each Borrower hereby irrevocably authorizes and directs Borrower Funds Administrator to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Borrower Funds Administrator by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower’s behalf:

(i)                                     to submit on behalf of each Borrower, Borrowing Certificates and other notices to Agent and/or Documentation Agent in accordance with the provisions of this Agreement;

(ii)                                  to receive on behalf of each Borrower the proceeds of Loans in accordance with the provisions of this Agreement, such proceeds to be disbursed to or for the account of the applicable Borrower as soon as practicable after its receipt thereof;

(iii)                               to submit on behalf of each Borrower, Compliance Certificates and all other certificates, notices and other communications given or required to be given hereunder; and

(iv)                              to take all such actions on behalf of each Borrower necessary to exercise the specific power granted in clauses (i) through (iii) above and to perform such other duties hereunder and under the other Loan Documents, and deliver such agreements, documents, certificates and instruments as delegated to or required of Borrower Funds Administrator by the terms hereof or thereof.

(c)                                  The administration by Agent, Documentation Agent, L/C Issuer and other Lender Parties of the credit facility under this Agreement as a co-borrowing facility with a funds administrator in the manner set forth herein is solely as an accommodation to Borrowers and at their request and none of Agent, Documentation Agent, L/C Issuer or any other Lender Party shall incur any liability to any Credit Party as a result thereof.

Section 12.13. Joint and Several Liability

(a)                                 Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents.  Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are all Affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lenders extend such a common credit facility on the terms herein provided, (iv) Lenders will be lending against, and relying on a Lien upon, all of Borrowers’ assets even though the proceeds of any particular Loan made or Letter of Credit issued hereunder may not be advanced directly to or for the account of a particular Borrower, (v) each Borrower will nonetheless benefit by the making of all such Loans by each Lender and the issuance of such Letters of Credit by L/C Issuer and the availability of a single credit facility of a size greater than each could independently warrant, (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower and (vii) Borrowers have each executed or will execute the Notes as co-makers of the Notes and that it would not be able to obtain the credit provided by Lenders and L/C Issuer hereunder without the financial support provided by the other Borrowers.

(b)                                 Each Borrower hereby guarantees the prompt payment and performance in full of all Obligations.  Such guarantee constitutes a guarantee of payment and not of collection.  Each Borrower’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of any other Credit Party or of any promissory note or other document evidencing all or any part of the Obligations of any other Credit Party, (ii) the absence of any attempt to collect the Obligations from any other Credit Party, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent, Documentation Agent, L/C Issuer and/or any other Lender Party with respect to any provision of any instrument evidencing the Obligations of any other Credit Party or any part thereof, or any other agreement now or hereafter executed by any other Credit Party and delivered to Agent, Documentation Agent, L/C Issuer and/or any other Lender Party, (iv) the failure by Agent, Documentation Agent, L/C Issuer and/or any other Lender Party to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Credit Party, (v) Agent’s, Documentation Agent’s, L/C Issuer’s and/or any other Lender Party’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Credit Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of Agent’s, Documentation Agent’s, L/C Issuer’s and/or any other Lender Party’s claim(s) for the repayment of the Obligations of any other Credit Party under Section 502 of the Bankruptcy Code or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Credit Party (other than, subject to Section 12.3(b) the actual indefeasible payment in full in cash).  With respect to any Borrower’s Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to Loans, Letters of Credit or other extensions of credit made to or for the account of any of the other Borrowers hereunder, such Borrower hereby forever waives any right to enforce any right of subrogation or any remedy which Agent, Documentation Agent, L/C Issuer and/or any other Lender Party now has or may hereafter have against any other Credit Party, or any endorser of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent, Documentation Agent, L/C Issuer and/or any other Lender Party to secure payment of the Obligations or any other liability of any Borrower to Agent, Documentation Agent, L/C Issuer and/or any other Lender Party.  During the existence of any Event of Default, Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Credit Party or any other Person, or against any security or collateral for the Obligations.  Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any Credit Party or against or in payment of any or all of the Obligations.

(c)                                  Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement and the other Loan Documents.  To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA.  All rights and claims of contribution, indemnification, and reimbursement under this Section 12.13 shall be subordinate in right of payment to the prior indefeasible payment in full in cash of the Obligations.  The provisions of this Section 12.13 shall, to the extent inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

(d)                                 If (i) any court holds that Borrowers are guarantors and not jointly and severally liable as principal obligors or (ii) bankruptcy or reorganization proceedings at any time are instituted by or against any Borrower under any Debtor Relief Law, then each Borrower hereby: (A) expressly and irrevocably waives, to the fullest extent possible, except as otherwise provided in Section 12.13(c), on behalf of such Borrower, any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification, set off or any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of a claim against any Person, and which such Borrower may have or hereafter acquire against any Person in connection with or as a result of such Borrower’s execution, delivery and/or performance of this Agreement, or any other documents to which such Borrower is a party or otherwise; (B) expressly and irrevocably waives any “claim” (as such term is defined in the Bankruptcy Code) of any kind against any other Borrower, and further agrees that it shall not have or assert any such rights against any Person (including any surety), either directly or as an attempted set off to any action commenced against such Borrower by Agent, Documentation Agent, L/C Issuer or other Lender Party or any other Person; and (C) acknowledges and agrees (I) that this waiver is intended to benefit Agent, Documentation Agent, L/C Issuer and other Lender Parties and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Agreement, and (II) that Agent, Documentation Agent, L/C Issuer and other Lender Parties and their successors and assigns are intended beneficiaries of this waiver, and the agreements set forth in this Section 12.13 and their rights under this Section 12.13 shall survive payment in full of the Obligations.

(e)                                  EACH CREDIT PARTY WAIVES THE FILING OF A CLAIM WITH A COURT IN THE EVENT OF RECEIVERSHIP OR BANKRUPTCY OF ANY CREDIT PARTY, AND WAIVES EVERY DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH ANY CREDIT PARTY MAY NOW HAVE OR HEREAFTER MAY HAVE AGAINST ANOTHER CREDIT PARTY OR ANY OTHER PARTY LIABLE TO AGENT, DOCUMENTATION AGENT, L/C ISSUER OR ANY OTHER LENDER PARTY IN ANY MANNER.  AS FURTHER SECURITY, ANY AND ALL DEBTS AND LIABILITIES NOW OR HEREAFTER ARISING AND OWING TO ANY CREDIT PARTY BY ANY OTHER CREDIT PARTY, OR TO ANY OTHER PARTY LIABLE TO AGENT, DOCUMENTATION AGENT, L/C ISSUER OR ANY OTHER LENDER PARTY, ARE HEREBY SUBORDINATED TO AGENT’S, DOCUMENTATION AGENT’S, L/C ISSUER’S AND ANY SUCH OTHER LENDER PARTY’S CLAIMS AND UPON THE OCCURRENCE OF AN EVENT OF DEFAULT ARE ASSIGNED TO AGENT FOR THE BENEFIT OF LENDER PARTIES.  EACH CREDIT PARTY HEREBY AGREES THAT IT MAY BE JOINED AS A PARTY DEFENDANT IN ANY LEGAL PROCEEDING (INCLUDING, BUT NOT LIMITED TO, A FORECLOSURE PROCEEDING) INSTITUTED BY AGENT, DOCUMENTATION AGENT, L/C ISSUER OR ANY OTHER LENDER PARTY AGAINST ANY OTHER CREDIT PARTY.

(f)                                   Should a claim be made upon Agent, Documentation Agent or any other Lender Party at any time for repayment of any amount received by Agent, Documentation Agent or such other Lender Party in payment of the Obligations, or any part thereof, whether received from any Credit Party or received by Agent, Documentation Agent or any other Lender Party as the proceeds of Collateral, by reason of:  (1) any judgment, decree or order of any court or administrative body having jurisdiction over Agent, Documentation Agent or any other Lender Party or any of their property, or (2) any settlement or compromise of any such claim effected by Agent, Documentation Agent or any other Lender Party, in its sole discretion, with the claimant (including a Credit Party), each Credit Party shall remain liable to Agent, Documentation Agent or any such Lender for the amount so repaid to the same extent as if such amount had never originally been received by Agent, Documentation Agent or any such other Lender Party, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any of the Obligations.

To the extent that any payment to, or realization by, Documentation Agent, Agent or other Lender Party on the Obligations exceeds the limitations of this Section 12.13 and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Credit Party.  This Section 12.13 is intended solely to reserve the rights of Documentation Agent, L/C Issuer, Agent and other Lender Parties hereunder against each Credit Party, in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and no Credit Party, guarantor of the Obligations or other Person shall have any right, claim or defense under this Section 12.13 that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

Section 12.14. Subordination Agreements.

Each Lender hereby grants to Agent and Documentation Agent all requisite authority to enter into or otherwise become or remain bound by the Subordination Agreements and to bind the Lenders thereto by Agent’s and Documentation Agent’s entering into or otherwise becoming bound thereby, and no further consent or approval on the part of any Lender is or will be required in connection with the performance of any Subordination Agreement.

Section 12.15. Patriot Act Notice.

Each Lender that is subject to the Patriot Act and Agent and Documentation Agent (each for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender, Agent or Documentation Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.  Each Credit Party is in compliance, in all material respects, with the Patriot Act.

Section 12.16. Press Releases.

(a)                                 Each Lender Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Agent and Documentation Agent and without the prior written consent of Agent and Documentation Agent unless (and only to the extent that) such Lender Party or Affiliate is required to do so under applicable law and then, in any event, such Lender Party or Affiliate will consult with Agent and Documentation Agent before issuing such press release or other public disclosure.

(b)                                 Each Credit Party consents to the publication by Agent or Documentation Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, product photographs, logo or trademark.  Agent or Documentation Agent or such Lender shall provide a draft reasonably in advance of any advertising material to Borrower Funds Administrator for review and comment prior to the publication thereof.  Agent and Documentation Agent reserve the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

Section 12.17. No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.18. Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

ARTICLE XIII.

TAXES

Section 13.1. Taxes

(a)                                 Subject to Section 13.1(g), any and all payments by any Borrower or any other Credit Party to each Lender, each Transferee, L/C Issuer, Documentation Agent or Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties, additions to tax or other liabilities with respect thereto, excluding, in the case of each Lender, each Transferee, L/C Issuer, Documentation Agent and Agent, such taxes as are imposed on or measured by the net income of such Lender, such Transferee, L/C Issuer, Documentation Agent or Agent, respectively, by the jurisdiction under the laws of which such Lender, such Transferee, L/C Issuer, Documentation Agent or Agent, as the case may be, is organized or maintains a Lending Office or any political subdivision thereof or any other jurisdiction in which such Lender, such Transferee, L/C Issuer, Documentation Agent or Agent, as the case may be, would be subject to net income tax, and any taxes imposed under Sections 1472 through 1474 of the Code (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)                                 In addition, Borrowers and the other Credit Parties shall pay jointly and severally any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  Subject to Section 13.1(g), the Credit Parties shall indemnify and hold harmless each Lender, each Transferee, L/C Issuer, Documentation Agent and Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.1) paid by such Lender, such Transferee, L/C Issuer, Documentation Agent or Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Payment under this indemnification shall be made within ten (10) days from the date any Lender, any Transferee, L/C Issuer, Documentation Agent or Agent makes written demand therefor.

(d)                                 If any Credit Party shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender, any Transferee, L/C Issuer, Documentation Agent or Agent, then, subject to Section 13.1(g):

(i)                                     the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.1), such Lender, Transferee, L/C Issuer, Documentation Agent or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii)                                  such Credit Party shall make such deductions; and

(iii)                               such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e)                                  Within ten (10) days after the date of any payment by any Credit Party of Taxes or Other Taxes, Borrowers shall furnish to Agent and Documentation Agent (and, if applicable, L/C Issuer and/or the applicable Lender or Transferee) the original or a certified copy of a receipt evidencing payment of the amount so deducted or withheld, or other evidence of payment reasonably satisfactory to Agent and Documentation Agent (and, if applicable, L/C Issuer and/or the applicable Lender or Transferee).

(f)                                   Each Lender that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to Borrower Funds Administrator and  Agent two (2) copies of each U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8IMY (and in the case of Form W-8IMY, if required, together with the applicable Forms W-8BEN and/or W-8ECI) or any subsequent versions thereof or successors thereto, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and such Non-U.S. Lender hereby represents that it is not a “bank” for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower and is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrowers under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement.  In addition, each Non-U.S. Lender shall deliver such forms promptly after receipt of a request therefor from Agent or Borrower Funds Administrator.  Each Non-U.S. Lender shall promptly notify Borrower Funds Administrator and Agent at any time it determines that it is no longer in a position to provide any previously delivered form to Borrower Funds Administrator or Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.

(g)                                  Borrowers shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 13.1 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the transfer would have been entitled to receive in the absence of such transfer, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with its obligations under Section 13.1(f) (other than the last two sentences thereof).

(h)                                 If, at any time, Borrower Funds Administrator requests any Lender to deliver any forms or other documentation pursuant to Section 13.1(f), then Borrowers shall, on demand of such Lender through Agent, reimburse such Lender for any costs and expenses (including attorneys’ fees and expenses) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

(i)                                     If Borrowers are required to pay additional amounts to any Lender or Agent pursuant to Section 13.1(d), then such Lender shall use its reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by Borrowers which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.

Section 13.2. Certificates of the Lenders

Any Lender claiming reimbursement or compensation pursuant to this Article XIII shall deliver to Borrower Funds Administrator (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Credit Parties in the absence of manifest error.

Section 13.3. Survival

The agreements and obligations of the Credit Parties in this Article XIII shall survive the termination of this Agreement and the payment of all other Obligations.

ARTICLE XIV.

GUARANTY

Section 14.1. Guaranty

Each Guarantor jointly and severally hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of each other Credit Party, including, without limitation, Borrowers, now or hereafter existing under any Loan Document, whether for principal, interest, fees, commissions, expense reimbursements, indemnifications or otherwise (including, without limitation, all interest, fees, expense reimbursements and other amounts that accrue after the commencement of any proceeding of any Borrower or any other Credit Party under any Debtor Relief Laws) (such obligations, to the extent not paid by Borrowers, the “Guaranteed Obligations”), and agrees to pay any and all costs, fees and expenses (including counsel fees and expenses) incurred by Agent, Documentation Agent and other Lender Parties  in enforcing any rights under the guaranty set forth in this Article XIV.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Borrowers or any other Credit Party to Agent, Documentation Agent  and other Lender Parties under any Loan Document, but for the fact that they are unenforceable or not allowable due to the existence of any proceeding under any Debtor Relief Laws involving any Borrower or any other Credit Party.  This guaranty is a guaranty of payment and not of collection.  Notwithstanding anything herein to the contrary, the Obligations guaranteed under this Guaranty shall in no event include any Excluded Swap Obligations.

Section 14.2. Guaranty Absolute

Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law regulation or order now or hereafter in effect in any jurisdiction affecting any such terms or the rights of Agent, Documentation Agent or other Lender Parties with respect thereto.  The obligations of each Guarantor under this Article XIV are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Credit Party or whether any Credit Party is joined in any such action or actions.  The liability of each Guarantor under this Article XIV shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)                                 any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or otherwise;

(c)                                  any taking, exchange or release of, or non-perfection of a Lien on, any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any person, including, without limitation, Agent, Documentation Agent, or any other Lender Party;

(e)                                  any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Credit Party; or

(f)                                   any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Agent, Documentation Agent or other Lender Parties that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety.

This Article XIV shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned to Agent, Documentation Agent or other Lender Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or any other Credit Party or otherwise, all as though such payment had not been made.

Section 14.3. Waiver

Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XIV and any requirement that Agent, Documentation Agent or other Lender Parties exhaust any right or take any action against any Credit Party, any other Person or any Collateral, (iii) any right to compel or direct Agent, Documentation Agent or any other Lender Party to seek payment or recovery of any amounts owed under this Article XIV from any one particular fund or source or to exhaust any right or take any action against any other Credit Party, any other Person or any Collateral, (iv) any requirement that Agent, Documentation Agent or any other Lender Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Credit Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 14.3 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article XIV, and acknowledges that this Article XIV is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 14.4. Continuing Guaranty; Assignments

This Article XIV is a continuing guaranty and shall (a) remain in full force and effect until the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article XIV and the termination of all Commitments, the outstanding Letters of Credit and this Agreement and the other Loan Documents, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of, and be enforceable by, Agent, Documentation Agent and other Lender Parties and their respective successor, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in this Agreement.

Section 14.5. Maximum Liability

The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any Debtor Relief Law, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or any Lender Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lender Parties to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.  Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lender Parties hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 14.6. Subordination

Each of the Persons composing Guarantors hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by Borrowers to a Guarantor or by amounts due with respect to the indebtedness owing by Borrowers to a Guarantor or by any Guarantor to any other Guarantor is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Guarantor hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, such Guarantor shall not demand, sue for or otherwise attempt to collect any indebtedness of Borrowers or any other Guarantor owing to such Guarantor until the Obligations shall have been paid in full in cash and all of the Commitments, the outstanding Letters of Credit and this Agreement and the other Loan Documents shall have been terminated.  If, notwithstanding the foregoing sentence, such Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Lender Parties, and such Guarantor shall deliver any such amounts to Agent for application to the Obligations.

Section 14.7. Subrogation

No Guarantor shall exercise any rights that it may now have or hereafter acquire against any other Credit Party or any other guarantor or that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XIV, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, Documentation Agent and other Lender Parties against any other Credit Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Credit Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article XIV shall have been indefeasibly paid in full in cash and all Commitments, all outstanding Letters of Credit and all of the Loan Documents shall have terminated; provided, however, no Guarantor shall have any rights hereunder against any Borrower or any of its Subsidiaries if all or any portion of the Guaranteed Obligations shall have been satisfied with proceeds from the exercise of remedies in respect of the equity securities of any Borrower pursuant to a Pledge Agreement.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XIV, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XIV thereafter arising.  If (i) any Guarantor shall make payment to Agent, Documentation Agent and other Lender Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XIV shall be paid in full in cash and (iii) all Commitments to lend hereunder, all outstanding Letters of Credit and all of the Loan Documents shall have been terminated, Agent, Documentation Agent and other Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor or appropriate documents, without recourse and without representation or warranty, reasonably necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 14.8. Contribution

To the extent that any Guarantor shall, under this Agreement or under any other Guaranty, repay any of the Obligations constituting Loans made to a Borrower hereunder or other Obligations incurred directly and primarily by any Borrower (a “Guarantor Accommodation Payment”), then Guarantor making such Guarantor Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount, for each of such other Guarantors, equal to a fraction of such Guarantor Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all Guarantors.  As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Guarantor Accommodation Payments which could be asserted against such Guarantor hereunder without (i) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the UFTA or Section 2 of the UFCA, (ii) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA.  All rights and claims of contribution, indemnification, and reimbursement under this Section 14.8 shall be subordinate in right of payment to the prior indefeasible payment in full in cash of the Obligations.  The provisions of this Section 14.8 shall, to the extent inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Credit Agreement as of the date first written above.

BORROWERS:	DTLR, INC.

	By:	/s/ Glenn Gaynor
Name: Glenn Gaynor
Title: President
1300 Mercedes Drive Hanover, MD 21076
Attention: Phil Villari
Telephone: (410) 850-5911
Fax: (410) 850-5915

GUARANTORS:	DTLR HOLDING, INC.

	By:	/s/ Glenn Gaynor
Name: Glenn Gaynor
Title: President
1300 Mercedes Drive Hanover, MD 21076
Attention: Phil Villari
Telephone: (410) 850-5911
Fax: (410) 850-5915

AGENT AND REVOLVING LENDER:	MANUFACTURERS AND TRADERS TRUST COMPANY

	By:	/s/ Louis J. Noppenberger
Name: Louis J. Noppenberger
Authorized Signatory

Telephone: 410-244-4138
Fax: 410-244-4960

L/C ISSUER:	MANUFACTURERS AND TRADERS TRUST COMPANY

	By:	/s/ Louis J. Noppenberger
Name: Louis J. Noppenberger
Authorized Signatory

Telephone: 410-244-4138
Fax: 410-244-4960

DOCUMENTATION AGENT:	GOLUB CAPITAL LLC

	By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Senior Managing Director

Golub Capital LLC
666 Fifth Avenue
New York, New York 10103
Attention: Marc Robinson

Telephone:	(312) 284-0109
Fax:	(312) 201-9167

TERM LOAN A LENDER:	GC SBIC IV, L.P.

By: GC SBIC IV - GP, LLC, its General Partner

	By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Manager

Golub Capital LLC
666 Fifth Avenue
New York, New York 10103
Attention: Marc Robinson

Telephone:	(312) 284-0109
Fax:	(312) 201-9167

TERM LOAN A LENDER:	GOLUB CAPITAL BDC FUNDING LLC

By: GC Advisors LLC, as agent

	By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital LLC
666 Fifth Avenue
New York, New York 10103
Attention: Marc Robinson

Telephone:	(312) 284-0109
Fax:	(312) 201-9167

TERM LOAN A LENDER:	GOLUB INTERNATIONAL LOAN LTD. I

By: Golub Capital International Management LLC, as Collateral Manager

	By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital LLC
666 Fifth Avenue
New York, New York 10103
Attention: Marc Robinson

Telephone:	(312) 284-0109
Fax:	(312) 201-9167

TERM LOAN A LENDER:	GOLUB CAPITAL BDC 2010-1 LLC

By: GC Advisors LLC, its Collateral Manager

	By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital LLC
666 Fifth Avenue
New York, New York 10103
Attention: Marc Robinson

Telephone:	(312) 284-0109
Fax:	(312) 201-9167

TERM LOAN A LENDER:	GC MEZZANINE CAPITAL LLC

By: GC Advisors LLC, as Manager

	By:	/s/ Marc C. Robinson
Name: Marc C. Robinson
Title: Managing Director

Golub Capital LLC
666 Fifth Avenue
New York, New York 10103
Attention: Marc Robinson

Telephone:	(312) 284-0109
Fax:	(312) 201-9167

Appendix A

Definitions

Appendix B

Letters of Credit

EXHIBITS

Exhibit A	Form of Borrowing Certificate
Exhibit B-1	Financial Covenants
Exhibit B-2	Form of Compliance Certificate
Exhibit C-1	Reporting Requirements
Exhibit C-2	Collateral Reporting and Other Requirements
Exhibit D	Closing Conditions
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of LIBOR Notice
Exhibit G	Form of Lender Addition Agreement
Exhibit H	Form of Credit Card Notification

SCHEDULES

Schedule A	Lenders/Commitments
Schedule F	Fiscal Calendar
Schedule 2.6	Borrower’s Accounts
Schedule 2.13(a)	Bank Accounts
Schedule 2.13(b)	Credit Card Arrangements
Schedule 2.13(d)(1)	Blocked Accounts
Schedule 2.13(d)(2)	Excluded Blocked Accounts
Schedule 2.13(e)	Specified Accounts
Schedule 5.3	Subsidiaries, Capitalization and Ownership Interests
Schedule 5.4	Properties
Schedule 5.6	Litigation
Schedule 5.9(b)	Closing Date Projections
Schedule 5.9(c)	Closing Date Pro Forma Balance Sheet
Schedule 5.9(c)(iv)	Delay of Accounts Payable
Schedule 5.11	Intellectual Property
Schedule 5.12	Permits
Schedule 5.14	Insurance
Schedule 5.20A	Names
Schedule 5.20B	Location of Offices, Records and Collateral
Schedule 5.22	Trade and Consumer Relations and Practices
Schedule 5.23	Other Agreements
Schedule 5.24	Store Locations

Schedule 6.7	Further Assurances and Post Closing Deliverables
Schedule 7.2	Permitted Indebtedness
Schedule 7.3	Permitted Liens
Schedule 7.4	Existing Investments

Fiscal Months:

Jan. 1, 2011

Jan. 29, 2011

Feb. 26, 2011

April 2, 2011

April 30, 2011

May 28, 2011

July 2, 2011

July 30, 2011

Aug. 27, 2011

Oct. 1, 2011

Oct. 29, 2011

Nov. 26, 2011

Dec. 31, 2011

Jan. 28, 2012

Feb. 25, 2012

March 31, 2012

April 28, 2012

May 26, 2012

June 30, 2012

July 28, 2012

Aug. 25, 2012

Sept. 29, 2012

Oct. 27, 2012

Nov. 24, 2012

Dec. 29, 2012

Feb. 2, 2013

March 2, 2013

April 6, 2013

May 4, 2013

June 1, 2013

July 6, 2013

Aug. 3, 2013

Aug. 31, 2013

Oct. 5, 2013

Nov. 2, 2013

Nov. 30, 2013

Jan. 4, 2014

Feb. 1, 2014

March 1, 2014

April 5, 2014

May 3, 2014

May 31, 2014

July 5, 2014

Aug. 2, 2014

Aug. 30, 2014

Oct. 4, 2014

Nov. 1, 2014

Nov. 29, 2014

Jan. 3, 2015

Jan. 31, 2015

Feb. 28, 2015

April 4, 2015

May 2, 2015

May 30, 2015

July 4, 2015

Aug. 1, 2015

Aug. 29, 2015

Oct. 3, 2015

Oct. 31, 2015

Nov. 28, 2015

Jan. 2, 2016

Jan. 30, 2016

Fiscal Quarters:

Jan. 29, 2011

April 30, 2011

July 30, 2011

Oct. 29, 2011

Jan. 28, 2012

April 28, 2012

July 28, 2012

Oct. 27, 2012

Feb. 2, 2013

May 4, 2013

Aug. 3, 2013

Nov. 2, 2013

Feb. 1, 2014

May 3, 2014

Aug. 2, 2014

Nov. 1, 2014

Jan. 31, 2015

May 2, 2015

Aug. 1, 2015

Oct. 31, 2015

Jan. 30, 2016

Fiscal Years:

Jan. 29, 2011

Jan. 28, 2012

Feb. 2, 2013

Feb. 1, 2014

Jan. 31, 2015

Jan. 30, 2016

Schedule 6.7

Post-Closing Deliverables

In accordance with Section 6.7 of the Agreement, the following actions, items and deliverables, which were not completed on or before the Closing Date as otherwise required by the Agreement, shall be completed, taken and/or delivered (or waived in writing by Agent and Requisite Lenders) to Agent’s and Documentation Agent’s satisfaction on or before the respective dates specified below.  The Credit Parties acknowledge that Lenders and L/C Issuer are accommodating them by permitting the Credit Parties to complete the following actions, items and deliverables on a post-closing basis.  As such, the failure to take, comply with or provide any of the actions or items referred to below on or before the respective due date set forth below shall constitute an immediate Event of Default under the Agreement, without further notice or action by or on behalf of Agent, Documentation Agent, L/C Issuer, any other Lender Party or any other Person.  Nothing in this Schedule 6.7 shall limit the effect of any provision of the Agreement or the Credit Parties’ obligations thereunder.  Capitalized terms used but not otherwise defined in this Schedule 6.7 shall have the meanings assigned to it in the Agreement.

1.                                      Within ninety (90) days following the Closing Date (or such later date as Agent may agree in its Permitted Discretion), the Credit Parties shall provide the Collateral Assignments of Life Insurance Policy with respect to each Life Insurance Policy, including the confirmation of Life Insurer regarding the recording of the Collateral Assignments of Life Insurance Policy on the contracts.

2.                                      Within ten (10) Business Days following the Closing Date (or such later date as Agent may agree in its Permitted Discretion; provided, that Agent may not agree to extend such deadline by more than thirty (30) additional days without Documentation Agent’s consent), deliver (or instruct the holder thereof to deliver) to Agent originals of all Pledged Collateral (as defined in the Pledge Agreement), including, without limitation, any pledged stock certificates, together with undated stock powers signed in blank.

3.                                      Within one hundred twenty (120) days following the Closing Date (or such later date as Agent may agree in its Permitted Discretion; provided, that Agent may not agree to extend such deadline by more than thirty (30) additional days without Documentation Agent’s consent), provide evidence to Agent, in form and substance satisfactory to Agent and Documentation Agent, that the following accounts have been closed and the balances maintained therein transferred to a Blocked Account: (i) account no.                            at Wells Fargo Bank, National Association, and (ii) account no.                             at                     .

Exhibit A

Form of Borrowing Certificate

EXHIBIT A

FORM OF BORROWING NOTICE

Date:

DTLR, INC.

1300 Mercedes Drive
Hanover, MD 21076

Manufacturers and Traders Trust Company, as Agent

25 South Charles Street

Baltimore, Maryland  21201

Attention: Louis J. Noppenberger

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of October     , 2013 (as amended, restated, replaced, supplemented, extended, renewed, refinanced, rolled-over, refunded or otherwise modified from time to time, the “Credit Agreement”), by and among DTLR, Inc., a Maryland corporation (“DTLR”), the other Borrowers (as defined in the Credit Agreement) party thereto, DTLR Holding, Inc., a Delaware corporation (“Parent” and, together with each other Person (as defined in the Credit Agreement) that guarantees all or any portion of the Obligations (as defined in the Credit Agreement) from time to time, each a “Guarantor” and collectively “Guarantors”), as a guarantor, Manufacturers and Traders Trust Company (“M&T”), in its capacity as administrative agent and collateral agent for itself, Documentation Agent (as defined below), L/C Issuer (as defined below) and the other Lender Parties (as defined in the Credit Agreement) referred to in the Credit Agreement (in such capacities, together with its successors and assigns in such capacities, if any, “Agent”), Golub Capital LLC, a Delaware limited liability company, as documentation agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, “Documentation Agent”), M&T, as L/C Issuer (in such capacity, together with its successors and assigns in such capacity, the “L/C Issuer”), M&T and Golub as co-bookrunners, and the Lenders (as defined in the Credit Agreement) from time to time party thereto. Any capitalized term used herein and not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Borrower Funds Administrator hereby requests an Advance. (1)

1.             On                                                                           (a Business Day)(2)

(1)  An Advance must be a borrowing consisting of Revolving Loans on a single date pursuant to Section 2.1(a) of the Credit Agreement.

(2)  Each notice of an Advance must be received by Agent not later than 12:00 noon (New York City time) at least  one (1) but not more than four (4) Business Days prior to the proposed Business Day on which such requested Advance is to be made (the “Borrowing Date”).

2.             In the amount of $                                      (3)

Borrower Funds Administrator hereby represents and warrants that (a) the Advance requested herein complies with the provisions of Section 2.6 of the Credit Agreement and (b) the conditions specified in Section 4.2 of the Credit Agreement have been satisfied on and as of the date of the applicable Advance.

DTLR, INC., as Borrower Funds Administrator

By:
Name:
Title:

(3)  Each Advance shall be in an aggregate minimum principal amount of $100,000 and integral multiples of $25,000 in excess thereof.

Exhibit B-1

Financial Covenants

1.                                      Total Debt Leverage Ratio.  No Credit Party shall permit the Total Debt Leverage Ratio for the quarterly period ending on any date set forth in the table below to exceed the maximum ratio set forth in the table below opposite such date:

Date	Maximum Ratio
November 2, 2013	3.50:1.00
February 1, 2014	3.25:1.00
May 3, 2014	3.00:1.00
August 2, 2014	2.85:1.00
November 1, 2014	2.75:1.00
January 31, 2015	2.75:1.00
May 2, 2015	2.50:1.00
August 1, 2015	2.50:1.00
October 31, 2015	2.50:1.00

2.                                      Senior Debt Leverage Ratio.  No Credit Party shall permit the Senior Debt Leverage Ratio for the quarterly period ending on any date set forth in the table below to exceed the maximum ratio set forth in the table below opposite such date:

Date	Maximum Ratio
November 2, 2013	1.00:1.00
February 1, 2014	1.00:1.00
May 3, 2014	1.00:1.00
August 2, 2014	1.00:1.00
November 1, 2014	1.00:1.00
January 31, 2015	1.00:1.00
May 2, 2015	1.00:1.00
August 1, 2015	1.00:1.00
October 31, 2015	1.00:1.00

3.                                      Minimum EBITDA.  No Credit Party shall permit EBITDA of Parent and its Subsidiaries on a consolidated basis for the trailing 12-month period ending on any date set forth in the table below to be less than the minimum amount set forth in the table below opposite such date:

Date	Minimum EBITDA
November 2, 2013	$15,000,000
February 1, 2014	$15,000,000
May 3, 2014	$16,000,000
August 2, 2014	$16,000,000

B-1-1

November 1, 2014	$16,250,000
January 31, 2015	$16,250,000
May 2, 2015	$17,000,000
August 1, 2015	$17,000,000
October 31, 2015	$17,000,000

4.                                      Fixed Charge Coverage Ratio.  No Credit Party shall permit the Fixed Charge Coverage Ratio for the quarterly period ending on any date set forth in the table below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Ratio
November 2, 2013	0.80:1.00
February 1, 2014	0.80:1.00
May 3, 2014	1.00:1.00
August 2, 2014	1.00:1.00
November 1, 2014	1.00:1.00
January 31, 2015	1.00:1.00
May 2, 2015	1.00:1.00
August 1, 2015	1.00:1.00
October 31, 2015	1.00:1.00

5.                                      Capital Expenditures.  No Credit Party shall make or commit to make Capital Expenditures for the Fiscal Year ending on any date set forth in the table below in an aggregate amount exceeding the dollar limitation set forth in the table below (the “Capital Expenditure Limitation”) opposite such date:

Date	Limitation
February 1, 2014	$9,000,000
January 31, 2015	$9,000,000
January 30, 2016	$9,000,000

provided, that (i) if at the end of any Fiscal Year set forth above, the Capital Expenditure Limitation for such Fiscal Year exceeds the aggregate amount of Capital Expenditures made or incurred by the Credit Parties during such Fiscal Year (the amount of such excess being referred to herein as the “Excess Amount”), the Credit Parties shall be entitled to make additional Capital Expenditures in the succeeding Fiscal Year (and only such succeeding calendar year) in an aggregate amount equal to 50% of the Excess Amount and (ii) Capital Expenditures made pursuant to this Paragraph 5 during any Fiscal Year shall be deemed made first, in respect of the Capital Expenditure Limitation for such Fiscal Year as provided above (without giving effect to amounts carried over from the prior Fiscal Year pursuant to clause (i) above) and second, in respect of the Excess Amount carried over from the prior Fiscal Year pursuant to clause (i) above; provided, further, that in addition to the Capital Expenditures permitted pursuant to the table above and the proviso above, the Credit Parties may make Capital Expenditures (A) related to a new point-of-sale, merchandising and e-commerce information

B-1-2

system in an aggregate amount not to exceed $5,500,000 during the period beginning from the Original Closing Date continuing during the term of this Agreement and (B) related to moving the Borrowers’ distribution center and corporate offices in an aggregate amount not to exceed $1,500,000 during the term of this Agreement.

6.                                      Minimum Excess Availability.  The Credit Parties shall have (a) Excess Availability at all times not less than $500,000 and (b) at all times, a positive difference between (i) Aggregate Borrowing Availability minus (ii) the aggregate amount of all outstanding Advances and the Letter of Credit Usage of not less than $5,000,000.

7.                                      Defined Terms.  For purposes of the covenants set forth in this Exhibit B-1, the terms listed below shall have the following meanings:

“Capital Expenditures” shall mean for the Credit Parties, on a consolidated basis, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) that are or are required to be treated as capital expenditures under GAAP, excluding capitalized interest and net of cash received from landlords (including tenant improvement dollars or landlord contribution dollars).

“EBITDA” shall mean for the Credit Parties, on a consolidated basis, the sum, without duplication, of the following: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, (c) depreciation expense, (d) amortization expense, (e) all other non-cash and/or non-recurring charges and expenses approved by Agent and Documentation Agent, excluding accruals for cash expenses made in the ordinary course of business, (f) loss from any sale of assets, other than sales in the ordinary course of business, (g) fees payable under the Management Services Agreement, (h) the amount by which rent expense in accordance with GAAP exceeds cash rent expense, (i) prior owner compensation and benefits paid or accrued on or prior to the Closing Date, (j) advisory and consulting fees and expenses paid or accrued (including to prior owners and directors) on or prior to the Closing Date, (k) expenses incurred in connection with this Agreement and the other Loan Documents, (l) non-cash charges related to management option plans, (m) interest and dividends on preferred stock, (n) fees and expenses incurred in connection with any sale of Capital Stock or an initial Public Offering of the Parent or its Subsidiaries, (o) non-recurring expenses, (p) bonus payments to management in an aggregate amount equal to $1,035,000 during the Fiscal Quarter ending October 27, 2012, (q) Distributions in respect of bonus payments to management in an aggregate amount equal to $190,000 on the Amendment No. 2 Effective Date, (r) fees and expenses incurred in connection with the transactions contemplated to occur on the Amendment No. 2 Effective Date in an amount not exceeding $1,000,000, less the sum of (x) gain from any sale of assets, other than sales in the ordinary course of business, plus (y) all non-cash and/or non-recurring income, approved by Agent and Documentation Agent, all of the foregoing determined in accordance with GAAP.

“Fixed Charges” shall mean the sum of the following for the Credit Parties on a consolidated basis: (a) Total Debt Service, (b) dividends and/or Distributions paid in cash to the stockholders, members or other equity holders of the Credit Parties (excluding any dividend or Distribution made on the Amendment No. 2 Effective Date), and (c) cash paid for stock repurchases, membership repurchases or other equity repurchases and/or redemptions.

B-1-3

“Fixed Charge Coverage Ratio” shall mean, for Credit Parties on a consolidated basis, at any date of determination, the ratio of (a) EBITDA for the applicable Test Period then ending taken as one accounting period, minus non-financed Capital Expenditures (other than Capital Expenditures permitted hereunder related to (i) a new point-of-sale, merchandising and e-commerce information system and (ii) relocation and expansion of the Borrowers’ distribution center and corporate offices) minus income taxes paid in cash for the applicable Test Period then ending taken as one accounting period, to (b) Fixed Charges, for the applicable Test Period then ending taken as one accounting period.

“Interest Expense” shall mean total interest expense generated during the period in question (including attributable to conditional sales contracts, Capital Leases and other title retention agreements in accordance with GAAP) of the Credit Parties on a consolidated basis with respect to all outstanding Indebtedness including accrued interest and interest paid in kind and capitalized interest.

“Net Income” shall mean the net income (or loss) of Credit Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than Credit Parties) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to a Credit Parties by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Credit Parties or is merged into or consolidated with a Credit Party or that Person’s assets are acquired by a Credit Party, (iii) the income of any Subsidiary of Credit Parties to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, and (iv) extraordinary non-recurring items or income (or loss) of the Credit Parties as agreed to by Agent and Documentation Agent in their Permitted Discretion.

“Senior Debt” shall mean, at any date of determination, the aggregate principal amount of outstanding Revolving Loans plus Letter of Credit Usage, on a consolidated basis under the Loan Documents.

“Senior Debt Leverage Ratio” shall mean, for Credit Parties on a consolidated basis, at any date of determination, the ratio of (i) Senior Debt outstanding on such date, to (ii) EBITDA for the applicable Test Period then ending taken as one accounting period.

“Test Period” shall mean (i) for purposes of calculating the financial covenants as prescribed in Section 7.13, the trailing twelve (12) accounting months ending on the applicable test date as specified in this Agreement taken as one accounting period and (ii) for purposes of calculating the financial covenants as prescribed in Section 7.2, the trailing four (4) accounting quarters ending on the applicable test date as specified in this Agreement taken as one accounting period.

“Total Debt” shall mean, at any date of determination, the aggregate principal amount of outstanding Revolving Loans plus Letter of Credit Usage plus the outstanding principal amount of the Term Loan A.

B-1-4

“Total Debt Leverage Ratio” shall mean, for Credit Parties on a consolidated basis, at any date of determination, the ratio of (i) Total Debt outstanding on such date, to (ii) EBITDA for the applicable Test Period then ending taken as one accounting period.

“Total Debt Service” shall mean the sum of (i) scheduled payments of principal on all Indebtedness of the Credit Parties, (ii) any other cash fees due or payable with respect to, in connection with or on all Indebtedness of the Credit Parties, and (iii) cash Interest Expense.

B-1-5

Exhibit B-2

Form of Compliance Certificate

DTLR HOLDING, INC.

Date:            ,            .

This Compliance Certificate (this “Certificate”) is given by DTLR Holding, Inc. (“Parent”), pursuant to Section 6.1(a) of the Amended and Restated Credit Agreement, dated as of October         , 2013, by, among others, Parent, the other Credit Parties, Manufacturers and Traders Trust Company, a New York corporation, in its capacity as administrative agent and collateral agent for itself, Documentation Agent, L/C Issuer and other Lender Parties (in such capacities, together with any successors and assigns in such capacities, if any, “Agent”), Golub Capital LLC, a Delaware limited liability company, in its capacity as documentation agent for the Lender Parties (in such capacity, together with any successors and assigns in such capacity, if any, “Documentation Agent”), and Lenders thereunder (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The officer executing this Certificate is the                       of Parent, and as such is duly authorized to execute and deliver this Certificate on behalf of Parent and is a Responsible Officer of Parent.  By so executing this Certificate, Parent hereby certifies to the Lender Parties that:

(a)                                 the financial statements delivered with this Certificate in accordance with Section 6.1(a) of the Credit Agreement (which financial statements consist of the financial statements and related materials described in clause [(a)(i)][(a)(ii)] [(a)(iii)] of Exhibit C-1 of the Credit Agreement with respect to the [Fiscal Year][Fiscal Quarter][Fiscal Month] ended                  ) [are complete and correct and fairly present in all material respects, in conformity with GAAP applied on a basis consistent with prior years, the financial position and results of operations of Parent and its Subsidiaries as of, and for the respective periods ending on, the dates of such financial statements][are complete and correct and fairly present in all material respects, in accordance with GAAP applied on a basis consistent with prior years, the financial position and the results of operations of Parent and its Subsidiaries, subject to normal year-end adjustments (including, without limitation, with respect to cash rent reporting) and the absence of footnote disclosure].(1)

(b)                                 Parent has reviewed the relevant terms of the Loan Documents and the condition of Parent and the other Credit Parties;

(1)  Use first bracket for Fiscal Year end statements, second bracket for Fiscal Quarter end statements and third bracket for Fiscal Month end statements, as applicable.

B-2-1

(c)                                  no Default or Event of Default has occurred or is continuing, except as set forth in Schedule 1 hereto, which includes a description of the nature and status and period of existence of such Default or Event of Default, if any, and what action Parent or any other Credit Party has taken, and is undertaking and proposes to take with respect thereto; and

(d)                                 Parent and the other Credit Parties are in compliance with all financial covenants set forth on Exhibit B-1 to the Credit Agreement, as demonstrated by the calculations of such covenants below, except as set forth in Schedule 1 hereto.

(e)                                  Except as set forth in Schedule 2, there has been no change in generally accepted accounting principles used in the preparation of the financial statements furnished to Agent and Documentation Agent for the [Fiscal Year][Fiscal Quarter][Fiscal Month] ended                    .  If any such change has occurred, a statement of reconciliation conforming such financial statements to GAAP is attached hereto in Schedule 2.

(f)                                   Attached hereto as Schedule 3 is a discussion and analysis prepared by management of Parent with respect to the financial statements delivered pursuant to clause (a)(i) of Exhibit C-1 to the Credit Agreement.

B-2-2

IN WITNESS WHEREOF, Parent has caused this Certificate to be executed by the                                       of Parent this             day of                   , 20         .

DTLR HOLDING, INC.

By:
Name:
Its:

B-2-3

(cont’d)

COMPLIANCE CERTIFICATE

Date:               , 20

TOTAL DEBT LEVERAGE RATIO

B-2-4

(cont’d)

COMPLIANCE CERTIFICATE

Date:             , 20

SENIOR DEBT LEVERAGE RATIO

B-2-5

(cont’d)

COMPLIANCE CERTIFICATE

Date:            , 20

MINIMUM EBITDA

B-2-6

(cont’d)

COMPLIANCE CERTIFICATE

Date:            , 20

FIXED CHARGE COVERAGE RATIO

B-2-7

CAPITAL EXPENDITURES

Capital Expenditures are defined as follows:

Maximum Permitted Capital Expenditures	$

In Compliance	Yes / No

B-2-8

EXCESS AVAILABILITY

B-2-9

SCHEDULE 1 TO EXHIBIT B-2

CONDITIONS OR EVENTS WHICH CONSTITUTE A DEFAULT OR
EVENT OF DEFAULT

If any condition or event exists that constitutes a Default or Event of Default, specify nature and period of existence and what action Parent or any other Credit Party has taken, is taking or proposes to take with respect thereto; if no such condition or event exists, state “None.”

B-2-10

SCHEDULE 2 TO EXHIBIT B-2

CHANGES IN GAAP

[to be completed]

B-2-11

SCHEDULE 3 TO EXHIBIT B-2

MD&A

[see attached]

B-2-12

Exhibit C-1

Reporting Requirements

(a)                                 Financial Reports.  The Credit Parties shall furnish to Agent, Documentation Agent and each Lender:

(i)                                     as soon as available and in any event within one hundred and twenty days (120) calendar days after the end of each Fiscal Year of Parent and its Subsidiaries, audited consolidated and consolidating financial statements of Parent and its Subsidiaries, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such Fiscal Year and the related consolidated and consolidating statements of income, retained earnings and cash flows and owners’ equity for such Fiscal Year, setting forth in each case in comparative form (x) the corresponding figures for the immediately preceding Fiscal Year and (y) the corresponding figures for Fiscal Year set forth in the projections delivered pursuant to paragraph (d) below, all in reasonable detail and prepared in accordance with GAAP, which financial statements shall be prepared by and accompanied by a certificate and an opinion of an Independent Accounting Firm (which opinion shall be without (1) a “going concern” qualification, (2) any qualification or exception as to the scope of such audit and (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.1), and which certificate shall (A) state that such financial statements are complete and correct and fairly present fairly in all material respects the financial position and results of operations of Parent and its Subsidiaries for the periods indicated in accordance with GAAP applied on a basis consistent with prior years and (B) set forth the calculations necessary to establish whether or not the Credit Parties were in compliance with the covenants contained in Section 7.1 as of the date of such statements.

(ii)                                  as soon as available and in any event within thirty (30) calendar days after the end of each Fiscal Quarter, unaudited consolidated and consolidating financial statements of Parent and its Subsidiaries consisting of a balance sheet and statements of income, retained earnings and cash flows and owners’ equity as of the end of such Fiscal Quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form (x) the figures for the corresponding date or period of the immediately preceding Fiscal Year and (y) the figures for the corresponding date or period set forth in the projections delivered pursuant to paragraph (d) below, all in reasonable detail and all certified on behalf of Parent by a Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP applied on a basis consistent with prior years, the financial position and the results of operations of Parent and its Subsidiaries, subject to normal year-end adjustments (including, without limitation, with respect to cash rent reporting) and the absence of footnote disclosure.

(iii)                               if at any time after the Closing Date, either (A) Term Loan A and the other Obligations in respect thereof (other than unasserted contingent indemnification

C-1-1

obligations) have not been paid in full or (B) (i) Excess Availability is less than Seven Million Five Hundred Thousand Dollars ($7,500,000) for a period of at least ninety (90) consecutive days after the Closing Date, or (ii) the aggregate of the Letter of Credit Usage plus the outstanding principal balance of the Revolving Loans exceeds $9,500,000, then after either such event (or in the case of clause (A) above, so long as Term Loan A and the other Obligations in respect thereof (other than unasserted contingent indemnification obligations) remain outstanding), as soon as available and in any event within thirty (30) calendar days after the end of each Fiscal Month occurring thereafter, unaudited consolidated and consolidating financial statements of Parent and its Subsidiaries consisting of a balance sheet and statements of income, retained earnings and cash flows and owners’ equity as of the end of such Fiscal Month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such Fiscal Month, setting forth in each case in comparative form (x) the figures for the corresponding date or period of the immediately preceding Fiscal Year and (y) the figures for the corresponding date or period set forth in the projections delivered pursuant to paragraph (d) below, all in reasonable detail and all certified on behalf of Parent by a Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP applied on a basis consistent with prior years, the financial position and the results of operations of Parent and its Subsidiaries, subject to normal year-end adjustments (including, without limitation, with respect to cash rent reporting) and the absence of footnote disclosure.

All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to normal year-end adjustments and the absence of footnote disclosure).  With each delivery of annual financial statements and quarterly financial statements (or, if applicable, monthly financial statements for those months which are the final month of a Fiscal Quarter of Parent and its Subsidiaries), Parent also shall deliver to Agent, Documentation Agent and each Lender a completed Compliance Certificate certified on behalf of Parent by a Responsible Officer.

(b)                                 On or prior to the fifteenth (15th) Business Day of each Fiscal Month (each, a “Specified Month”)Borrowers shall deliver to Agent, Documentation Agent and each Lender a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month (which Borrowing Base Certificate shall reflect the Appraised Value of Eligible Inventory in effect with respect to such Specified Month), each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of Borrower Funds Administrator, accompanied by a separate detailed aging and categorization of Borrowers’ accounts payable and such other supporting documentation with respect to the figures and information in the Borrowing Base Certificate as Agent or Documentation Agent shall reasonably request; provided that at any time that Excess Availability is less than thirty percent (30%) of the Facility Cap, such Borrowing Base Certificate and related materials shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday.

(c)                                  Other Materials.  The Credit Parties shall furnish to Agent, Documentation Agent and Lenders:

C-1-2

(i)                                     concurrently with the delivery of annual financial statements and quarterly financial statements (or, if applicable, monthly financial statements for those months which are the final month of a Fiscal Quarter of Parent and its Subsidiaries) pursuant to clause (a) above:

(1)                                 a report listing and describing material details about any and all new Material Contracts and real estate leases (including any amendments to existing Material Contracts and real estate leases) entered into by any Credit Party during the preceding Fiscal Year or quarter;

(2)                                 an operating and management report for the Credit Parties, on a consolidated basis, signed by a Responsible Officer of Parent, which includes (A) a detailed comparison of the actual year-to-date operating results against (x) the projected operating budget delivered hereunder for the current or prior Fiscal Year and (y) the actual operating results for the same period during the prior Fiscal Year, in each case inclusive of profit and loss statements, together with a written explanation of any material variances and (B) a copy of any statement furnished to the Board of Directors or the stockholders of Parent describing the operations and financial condition of the Credit Parties for the Fiscal Quarter and portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements) (it being understood that such statement shall be furnished to the Board of Directors or the stockholders of Parent on a quarterly basis);

(ii)                                  concurrently with the delivery of quarterly financial statements pursuant to clause (a)(ii) above, the quarterly store reporting package as prepared by the Credit Parties in the form previously generated by the Credit Parties;

(iii)                               within thirty (30) days of the end of each Fiscal Quarter of Parent for such Fiscal Quarter than ended:

(1)                                 purchases and accounts payable analysis report, (together with account payable aging) for each Credit Party, in Agent’s format;

(2)                                 Inventory summary reporting in form and substance satisfactory to the Lender;

(3)                                 Upon request by the Agent from time to time, ineligible inventory calculations with supporting reports in form and substance reasonably satisfactory to the Agent;

(4)                                 Reconciliation of the stock ledger to the general ledger and the calculation of Aggregate Borrowing Availability;

(5)                                 Gross Margin Reconciliation; and

(6)                                 Statement of Store Activity in Agent’s format;

C-1-3

(iv)                              with reasonable promptness, all forms and information required or requested by the U.S. Small Business Administration as a result of any Lender being a Small Business Investment Company;

(v)                                 as soon as available and in any event within five (5) Business Days after the preparation, receipt or issuance thereof or request by Agent, Documentation Agent, L/C Issuer or any Lender therefor, as applicable:

(1)                                 copies of any reports submitted to the Credit Parties by their Independent Accounting Firm in connection with any interim audit of the books of such Person or any of its Affiliates and copies of each management control letter provided by such Independent Accounting Firm; and

(2)                                 such additional information, documents, statements, reports and other materials as Agent, Documentation Agent, L/C Issuer or any Lender may reasonably request from time to time;

(d)                                 Notices.  The Credit Parties shall promptly, and in any event within five (5) Business Days after any Credit Party or any Responsible Officer of any Credit Party obtains knowledge thereof, notify Agent, Documentation Agent and each Lender in writing of:

(i)                                     any pending or, to the best knowledge of any Credit Party, threatened litigation, suit, investigation, arbitration, enforcement action, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated by or against any Credit Party or otherwise affecting or involving or relating to any Credit Party or any Credit Party’s Property (A) which, if adversely determined, would reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect, (B) to the extent any of the foregoing seeks injunctive relief against a Credit Party, or (C) relates to the Loan Documents or the Management Services Agreement;

(ii)                                  the occurrence or existence of any Default or Event of Default, which notice shall specify the nature, status and period of existence thereof and the actions proposed to be taken with respect thereto;

(iii)                               any other development, event, fact, circumstance or condition that reasonably would be expected to result in a Material Adverse Effect, in each case describing the nature and status thereof and the actions proposed to be taken with respect thereto;

(iv)                              to the extent not duplicative of deliveries made hereunder, any notice (including any notice of default or acceleration), information or other delivery given or made by or delivered to or received by any Credit Party to or from any lender of any such Credit Party, together with copies thereof, as applicable;

(v)                                 promptly after the commencement thereof but in any event not later than five (5) days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Credit Party, notice of each action, suit or proceeding before

C-1-4

any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(vi)                              promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Credit Party other than routine inquiries by such Governmental Authority;

(vii)                           receipt or giving of any notice by any Credit Party regarding termination of any lease of real property (other than by expiration of the term), or the entering into any new lease of real property (together with a copy of such lease) or the loss, termination or expiration of any Material Contract to which any Credit Party is a party or by which its properties or assets are subject or bound;

(viii)                        promptly, and in any event within five (5) Business Days after execution, receipt or delivery thereof, to the extent not duplicative of any deliveries made under clause (vii) above, copies of any material notices of default, breach, amendment or termination that any Credit Party executes or receives in connection with any Material Contract;

(ix)                              the filing, recording or assessment of any federal, state, local or foreign tax Lien against any Collateral or any Credit Party (other than a Permitted Lien);

(x)                                 the creation, establishment or acquisition of any Subsidiary or the issuance by any Credit Party of any Capital Stock;

(xi)                              any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary thereof;

(xii)                           any change in any Credit Party’s senior executive officers;

(xiii)                        the discharge by any Credit Party of its present Independent Accounting Firm or any withdrawal or resignation by such Independent Accounting Firm;

(xiv)                       any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(xv)                          any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed; and

(xvi)                       any failure by any Credit Party to pay rent at (i) ten percent (10%) or more of the Credit Parties’ locations, (ii) ten or more of the Credit Parties’ locations, or

C-1-5

(iii) any of the Credit Parties’ locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice in accordance with the foregoing shall be accompanied by a written statement by a Responsible Officer on behalf of Parent setting forth details of the occurrence referred to therein, and describing with particularity any and all clauses or provisions of this Agreement and the other Loan Documents that have been breached or violated.

(e)                                  Operating Budget and Projections; Updates.  Parent shall furnish to Agent, Documentation Agent and each Lender for each Fiscal Year of Parent and its Subsidiaries after the Closing Date not less than forty five (45) calendar days prior to the commencement of such Fiscal Year, (i) consolidated and consolidating month by month projected operating budgets, projections, profit and loss statements, income statements, balance sheets and cash flow reports of and for the Credit Parties for such upcoming Fiscal Year (including an income statement for and a balance sheet as at the end of each such month), and annual projections for the Fiscal Years then remaining until Fiscal Year 2015, in each case prepared in a manner consistent with the most-recent audited consolidated financial statements of Parent and its Subsidiaries (subject to normal year-end adjustments and the absence of footnote disclosure), together with a statement of underlying assumptions, and (ii) revisions of and supplements to the disclosure schedules to the Loan Documents to the extent necessary to disclose new or changed material facts or circumstances after the Closing Date; provided, that delivery or receipt thereof by Agent, Documentation Agent and other Lender Parties shall not constitute a waiver by Agent, Documentation Agent or any other Lender Party or a cure of any Default or Event of Default resulting in connection with the matters so disclosed.

(f)                                   Shareholder/Equity Holder Reports and Government Filings.  The Credit Parties shall furnish to Agent and Documentation Agent, concurrently with the sending or filing thereof, copies of all proxy statements, financial statements and reports which any Credit Party has made available generally to its shareholders or other equity owners as a class or any class or series of shareholders or other equity owners as a class or series, and copies of all regular, periodic and special reports, financial statements or registration statements which any Credit Party files with the Securities and Exchange Commission, any stock exchange or any Governmental Authority.

(g)                                  SBA Documents.  The Credit Parties shall furnish to Agent and the Documentation Agent, (i) such forms and information required by the U.S. Small Business Administration, including, without limitation, SBA Forms 480 and 652, to the extent requested by any such Person from time to time and (ii) such other financial and other information respecting any business or financial condition of a Credit Party or any of its Subsidiaries as any such Person shall, from time to time, reasonably request.

C-1-6

Exhibit C-2

Collateral Reporting and Other Requirements

Each Credit Party shall, and shall cause each of its Subsidiaries to:

(i)                                     provide Agent with not less than thirty (30) days’ prior written notice of any change in such Credit Party’s legal name, organizational identification number, if any, federal employer identification number, chief place of business or chief executive office, corporate or organizational form or jurisdiction of organization, or of any new location for any of its Property (it being acknowledged and agreed by the Credit Parties that no such change shall be permitted or effected unless all filings have been made under the UCC or otherwise that are required in order for Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral for its own benefit and the benefit of the other Lender Parties);

(ii)                                  notify Agent promptly in writing (A) prior to any change in the proposed use by such Credit Party or Subsidiary of any tradename or fictitious business name and (B) upon obtaining knowledge that any application or registration relating to any Intellectual Property (whether now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Credit Party’s or Subsidiary’s ownership of any Intellectual Property, its right to register the same, or to keep and maintain the same;

(iii)                               promptly notify Agent of any Commercial Tort Claim in excess of $250,000 acquired by it and, unless otherwise consented to by Agent and Documentation Agent, enter into a supplement to the Security Agreement to which it is a party granting to Agent, for the benefit of the Lender Parties, a Lien on and security interest in such Commercial Tort Claim;

(iv)                              upon acquiring or receiving any of the same, deliver and pledge to Agent any and all Instruments, negotiable Documents, Chattel Paper and certificated Securities (or Capital Stock) (accompanied by stock powers executed in blank) duly endorsed and/or accompanied by such instruments of assignment and transfer executed by such Person in such form and substance as Agent or Documentation Agent may request; provided, that so long as no Event of Default shall have occurred and be continuing, each Credit Party or Subsidiary may retain for collection in the Ordinary Course of Business any Instruments, negotiable Documents and Chattel Paper received by such Person in the Ordinary Course of Business; provided, further, that if any such Credit Party or Subsidiary retains possession of any Instruments, negotiable Documents or Chattel Paper pursuant to the terms hereof, each such Instrument, negotiable Documents and Chattel Paper shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of

C-2-1

Manufacturers and Traders Trust Company, as Agent, as secured party, for the benefit of certain Lender Parties”;

(v)                                 deliver to Agent and Documentation Agent updated Schedules to the Security Agreement to which it is a party within five (5) Business Days of any event necessitating a change thereto (or such other period of time specified in such Security Agreement) to the extent any such Schedule is permitted to be so updated pursuant to the terms of such Security Agreement;

(vi)                              advise Agent promptly, in reasonable detail, (A) of any Lien (other than a Permitted Lien) or claim in an amount in excess of $100,000 individually or in the aggregate made or asserted against any of the Collateral, and (B) of the occurrence of any other event which would reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the Liens created hereunder or under any other Loan Document;

(vii)                           promptly, and in any event within three (3) Business Days after becoming a beneficiary, notify Agent of the issuance of any letter of credit of which such Credit Party or Subsidiary is a beneficiary;

(viii)                        promptly notify Agent of any Collateral which constitutes a claim against the United States government or any instrumentality or agent thereof, the assignment of which claim is restricted by federal law and, upon the request of Agent, such Credit Party or Subsidiary shall take such steps as may be necessary to comply with any applicable federal assignment of claims laws or other comparable laws; and

(ix)                              promptly comply with all of the terms and conditions of each Security Agreement to which such Credit Party or Subsidiary is a party as is necessary or reasonably desirable to ensure the attachment, granting, creation, perfection, continuation and/or enforceability of a Lien, in favor of Agent, for the benefit of the Lender Parties, as a result of any of the events or circumstances described in the other clauses of this paragraph.

C-2-2

Exhibit D

Closing Conditions

(a)                                 Agent and Documentation Agent shall have received fully executed originals or copies of each of the following documents, in each case in form and substance satisfactory to Agent and Documentation Agent:

(i)                                     this Agreement;

(ii)                                  a Revolving Note issued in favor of M&T as a Revolving Lender;

(iii)                               subject to the provisions of Section 6.7(b), treasury management agreements with the Agent;

(b)                                 Agent and Documentation Agent shall have received (i) (A) a report of Uniform Commercial Code financing statement, tax, pending suit and judgment lien searches as requested by Agent or Documentation Agent, and (B) intellectual property search results, and such report and results shall show no Liens on the Collateral (other than Permitted Liens), (ii) each document (including, without limitation, any Uniform Commercial Code financing statements) required by any Loan Document or under law or requested by Agent or Documentation Agent to be filed, registered or recorded to create and perfect, in favor of Agent, for the benefit of the Lender Parties, a first priority Lien upon the Collateral, subject only to Priority Permitted Liens, and (iii) evidence of each such filing, registration and recordation and of the payment by Borrowers of any necessary fee, tax or expense relating thereto;

(c)                                  Agent and Documentation Agent shall have received (i) the Charter and Good Standing Documents, (ii) a certificate of the secretary or assistant secretary of each Credit Party, dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of such Credit Party, and (iii) a certificate executed by an Responsible Officer of each Credit Party, which contains a representation and warranty by each Credit Party as of the Closing Date that the required delivery conditions contained in this Exhibit D to the Agreement have been satisfied;

(d)                                 Agent and Documentation Agent shall have received the written legal opinion of Dechert LLP, counsel for the Credit Parties, solely as to matters under Federal law, Delaware corporate law, Maryland law and New York law, as to such matters as Agent and the Documentation may request and in form and substance satisfactory to Agent and Documentation Agent;

(e)                                  Agent and Documentation Agent shall be satisfied with all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of each Credit Party), and shall have received such consents, approvals and agreements from such third parties as Agent and Documentation Agent and their respective counsel shall determine are necessary or reasonably desirable;

(f)                                   Agent and Documentation Agent shall have received copies of the Closing Date Financial Statements, each in form and substance reasonably acceptable to Agent and Documentation Agent;

(g)                                  After giving effect to the transactions on the Closing Date, Agent and Documentation Agent shall be satisfied that the capital structure of the Credit Parties as of the Closing Date only includes Indebtedness permitted under Section 7.2, which includes, without limitation, Term Loans in an aggregate principal amount equal to $51,130,000 (for avoidance of doubt, no Revolving Loans shall be outstanding on the Closing Date);

(h)                                 Agent and Documentation Agent shall have received (i) copies of Borrower’s insurance policies with all coverages required under this Agreement and the other Loan Documents, including, without limitation, proof of business interruption insurance and directors and officers liability insurance in an amount satisfactory to Agent and Documentation Agent, and satisfactory business insurance (including, but not limited to property and casualty insurance, directors and officers liability insurance and business interruption insurance), (ii) copies of the Life Insurance Policies, (iii) copies of the certificates of all such required insurance policies, and confirmation that such certificates are in effect and that the premiums then due and owing with respect thereto have been paid in full, which certificates shall name Agent, for the benefit of the Lender Parties, as sole beneficiary, loss payee or additional insured, as applicable, and (iv) a loss payable endorsement with respect to each property insurance policy;

(i)                                     Agent and Documentation Agent shall have received all fees, charges and expenses due and payable to Agent, Documentation Agent, and other Lender Parties and invoiced in reasonable detail on or prior to the Closing Date pursuant to the Loan Documents;

(j)                                    no Material Adverse Effect shall have occurred since February 2, 2013;

(k)                                 Each of the representations and warranties made by each Credit Party and each other Person party thereto (other than Lender Parties) in the Loan Documents shall be true and correct in all respects on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all respects as of such earlier date);

(l)                                     No Default or Event of Default shall have occurred or be continuing or shall exist;

(m)                             Agent and Documentation Agent shall have received a certificate signed by a Responsible Officer of the Parent certifying that, and attaching the calculation evidencing that, after giving effect to the consummation of the transactions contemplated by the Loan Documents and payment of all costs and expenses in connection therewith on the Closing Date, Excess Availability (after giving effect to the limitations resulting from the minimum Excess Availability covenant contained in paragraph 6 of Exhibit B-1) shall not be less than Five Million Dollars ($5,000,000);

(n)                                 No liabilities or obligations with respect to any Credit Party of any nature shall exist which, either individually or in the aggregate, reasonably would be expected to have or result in a Material Adverse Effect and, since the date of the then most recent audited financial statements delivered to Lender Parties hereunder, no Material Adverse Effect shall have occurred; and

(o)           Agent and Documentation Agent shall have received such other approvals, opinions, documents, agreements, instruments, certificates and materials as Agent or Documentation Agent may reasonably request.

Exhibit E

See Attached.

BORROWING BASE	REPORT NO.	1
CERTIFICATE	Date Submitted:	21-Oct-13
	Effective Date:	31-Jan-12

		Credit Card
	Receivables	Receivables		Inventory

Balance Last Report	$0.00	$0.00	Balance Last Report	$0.00
+ New Billings thru	$0.00	$0.00	+ Purchases	$0.00
-Returns and CMs	$0.00	$0.00	Transfers/Markups	$0.00
+ Debit Adjustments	$0.00	$0.00	+ Debit Adjustments	$0.00
- Credit Adjustments	$0.00	$0.00	- Credit Adjustments	$0.00
-Collections thru	$0.00	$0.00	- Withdrawals	$0.00
-Discounts	$0.00	$0.00	Markdowns/Others	$0.00
= Balance This Report	$0.00	$0.00	= Balance This Report	$0.00
Less Ineligibles:			Less Ineligibles:
Other:	$0.00	$0.00	Shrink(0.585% of ytd retail sales)	$0.00
Other:	$0.00	$0.00	Return To Vendor(# 910)	$0.00
Other:	$0.00	$0.00	Damages/Defective(loc. 915)	$0.00
Other:	$0.00	$0.00	Other:	$0.00
Other:	$0.00	$0.00	Other:	$0.00
Other:	$0.00	$0.00	Other:	$0.00
Other:	$0.00	$0.00	Other:	$0.00
Other:	$0.00	$0.00	Other:	$0.00
Total Ineligibles:	$0.00	$0.00	Total Ineligibles:	$0.00
Eligible Collateral Base	$0.00	$0.00	Eligible Collateral Base	$0.00
Rate of Advance	80%	90%		50%
Maximum Collateral Availability	$0.00	$0.00		$0.00
Facility Cap/Sublimits	$13,000,000	$13,000,000	Line/Sublimits	$13,000,000
Maximum Loan Availability	$0.00
Net Maximum Loan Availability	$0.00
Less: Self-funded Health Plan Reserve	$0.00
Less: Gift Certificates/Cards Reserve	$0.00
Less: Min. Excess Availability Reserve	$500,000.00			Previous Loan Balance	$0.00
Less: Letter of Credit Reserve	$0.00			Loan Repayment	$0.00
Less: Collateral Access Reserve	$0.00			Loan Request	$0.00
Less: Landlord Rent Reserves	$0.00			New Loan Balance	$0.00
TOTAL AVAILABILITY	$(500,000.00)			Net Unused Availability	$(500,000.00)

In accordance with the Amended and Restated Credit Agreement between the undersigned (“Borrower”) and M & T Bank (“Agent”), Borrower hereby assigns and transfers to Agent, as security for the repayment of the Borrower’s present and future indebtedness to Agent, all of Borrower’s right, title, and interest in and to the accounts receivable and inventory reported above, together with proceeds thereof, being more particularly described on the books and records of the Borrower.  Borrower hereby represents and warrants to Agent that (a) all of the information contained in this Borrowing Base Certificate and in the schedules, reports and other documents delivered to Agent herewith is true and complete in all material respects; and (b) Borrower is not in default under the Amended and Restated Credit Agreement or any other agreement with, or any liability to Agent.

DTLR, Inc.

Phil Villari

RECONCILIATION WORKSHEET

CUSTOMER NAME	DTLR,Inc.	Date Prepared	8/31/2013

RECEIVABLES

	BBC Report	AR Aging	Financials
Date:	8/31/2013	8/31/2013	8/31/2013	Explanation

Per Report:	—	—	—

Adjustments:
	—	—	—
	—	—	—
	—	—	—
	—	—	—

Adjusted Balance	—	—	—
Unexplained Difference	—	—	—

INVENTORY

	BBC Report	Perpetual Inv.	Financials
Date:	8/31/2013	8/31/2013	8/31/2013	Explanation

Per Report:	—	—	—

Adjustments:
	—	—	—
	—	—	—
	—	—	—
	—	—	—

Adjusted Balance	—	—	—
Unexplained Difference	—	—	—

LOAN

	BBC Report	Per Bank	Financials
Date:	8/31/2013	8/31/2013	8/31/2013	Explanation

Per Report:	—	—	—

Adjustments:
	—	—	—
	—	—	—
	—	—	—
	—	—	—

Adjusted Balance	—	—	—
Unexplained Difference	—	—	—

CASH

	Collections Per	Deposits	Loan
	BBC Report	Per Bank Statemt	Payments
Month ending:	8/31/2013	8/31/2013	8/31/2013	Explanation

Month’s Totals	—	—	—

Adjustments:
	—	—	—
	—	—	—
	—	—	—
	—	—	—

Adjusted Balance	—	—	—
Unexplained Difference	—	—	—

ADDITIONAL COMMENTS

Borrower hereby represents and warrants to Lender that all of the information contained in this Cash and Collateral Reconcilement Report and in all documents delivered to Lender herewith is true and complete in all material respects.

DTLR,Inc.
Authorized Signature per Resolution:
Type Authorized Signer’s Name:
Type Authorized Signer’s Title:

REVIEWED BY:	DATE RECEIVED

EXECUTION COPY

Exhibit F

FORM OF LIBOR NOTICE

DTLR, INC.

1300 Mercedes Drive
Hanover, MD 21076

Manufacturers and Traders Trust Company, as Agent

25 South Charles Street

Baltimore, Maryland  21201

Attention: Louis J. Noppenberger

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of October     , 2013 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Credit Agreement”), by and among DTLR, Inc., a Maryland corporation (“DTLR”), the other Borrowers (as defined in the Credit Agreement) party thereto, DTLR Holding, Inc., a Delaware corporation (“Parent” and, together with each other Person (as defined in the Credit Agreement) that guarantees all or any portion of the Obligations (as defined in the Credit Agreement) from time to time, each a “Guarantor” and collectively “Guarantors”), as a guarantor, Manufacturers and Traders Trust Company (“M&T”), in its capacity as administrative agent and collateral agent for itself, Documentation Agent (as defined below), L/C Issuer (as defined below) and the other Lender Parties (as defined in the Credit Agreement) referred to in the Credit Agreement (in such capacities, together with its successors and assigns in such capacities, if any, “Agent”), Golub Capital LLC, a Delaware limited liability company, as documentation agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, “Documentation Agent”), M&T, as L/C Issuer (in such capacity, together with its successors and assigns in such capacity, the “L/C Issuer”), M&T and Golub as co-bookrunners, and the Lenders (as defined in the Credit Agreement) from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents the Borrowers’ request to elect the LIBOR Option with respect to                             (1) of the outstanding principal amount of the Term Loan A (the “Requested Loan”) [[convert into] [continue as] [LIBOR Rate Loans] [Prime Rate Loans] [, and is a written confirmation of the telephonic notice of such election previously given to Agent]. [Such Requested LIBOR Rate Loan will have an Interest Period of [one] [two] [three] month(s), commencing on                        .(2)]

(1)  Such amount shall be not less than $500,000 and in integral multiples of $100,000 or with respect to Term Loan A, such amount may be the entire outstanding principal amount of Term Loan A.

(2)  Such date shall be a Business Day.

F-1

This LIBOR Notice further confirms the Borrowers’ acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

The undersigned certifies that (i) the representations and warranties contained in Article V of the Credit Agreement and in each other Loan Document are true and correct on and as of the date hereof as though made on and as of the date hereof and will be true and correct on as of the date of the [conversion] [continuation] of the Requested Loan (except that any representation and warranty made as of a specific date shall be true and correct as of such specific date), (ii) no Default or Event of Default has occurred and is continuing or will result from the [conversion] [continuation] of the Requested Loan or will occur or be continuing on the date of the Requested Loan and (iii) all applicable conditions set forth in Article IV of the Credit Agreement have been satisfied as of the date hereof and will remain satisfied as of the date of the [conversion] [continuation] of the Requested Loan.

Dated:

DTLR, INC.,
as Borrower Funds Administrator

By:
Name:
Title:

F-2

EXECUTION COPY

Exhibit G

FORM OF LENDER ADDITION AGREEMENT

Dated                               , 201

Reference is made to the Amended and Restated Credit Agreement, dated as of October     , 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefore, the “Credit Agreement”), by and among DTLR, Inc., a Maryland corporation (“DTLR”), the other Borrowers (as defined in the Credit Agreement) party thereto, DTLR Holding, Inc., a Delaware corporation (“Parent” and, together with each other Person (as defined in the Credit Agreement) that guarantees all or any portion of the Obligations (as defined in the Credit Agreement) from time to time, each a “Guarantor” and collectively “Guarantors”), as a guarantor, Manufacturers and Traders Trust Company (“M&T”), in its capacity as administrative agent and collateral agent for itself, Documentation Agent (as defined below), L/C Issuer (as defined below) and the other Lender Parties (as defined in the Credit Agreement) referred to in the Credit Agreement (in such capacities, together with its successors and assigns in such capacities, if any, “Agent”), Golub Capital LLC, a Delaware limited liability company, as documentation agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, “Documentation Agent”), M&T, as L/C Issuer (in such capacity, together with its successors and assigns in such capacity, the “L/C Issuer”), M&T and Golub as co-bookrunners, and the Lenders (as defined in the Credit Agreement) from time to time party thereto. Capitalized terms used herein which are defined in the Credit Agreement and not otherwise defined herein shall have the same meaning herein as set forth therein.

(solely in its capacity as a Lender under the Credit Agreement) (the “Assignor”) and                                    (the “Assignee”) agree as follows:

1.   The Assignor hereby sells and assigns to the Assignee, without recourse, representation or warranty (except as set forth in Section 2 hereof), and the Assignee hereby purchases and assumes from the Assignor, all of the Assignor’s interests, rights and obligations, as set forth in Exhibit A hereto (the “Assigned Interest”), solely as a Lender, of the Assignor’s [Commitments under the Revolving Facility] [Revolving Loans] [Term Loan A] under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined below) (including, without limitation, the Assigned Interest related to [(i) the outstanding principal amount of the [Revolving Loans] [Term Loan A] made by the Assignor] [, (ii) the [Standby Letters of Credit] [and] [Documentary Letters of Credit]] [and (iii) the Note[s] evidencing the Assignor’s [Revolving Loans] [Term Loan A]]).

2.     (a) The Assignor (i) represents and warrants as of the date hereof that its [Commitments under the Revolving Facility] [the outstanding principal amount of its [Revolving Loans] [Term Loan A] is equal to or in excess of the Assigned Interest (without giving effect to assignments thereof which have not yet become effective); (ii) represents and warrants that it is the legal and beneficial owner of the interest it is assigning hereunder; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by or in connection with the Credit Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document, or any other instrument or document furnished pursuant thereto; [and] (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto [; and (v) attaches the Note[s] referred to in paragraph 1 above,] [and requests that Borrowers deliver (and Agent will request Borrowers to deliver) to Agent within five (5) Business Days of the Effective Date, [a] Note[s] (appropriately dated so that no loss of interest accrued prior to the Effective Date shall result with respect to the portion of the applicable Loans assigned [or the portion of the applicable Loans retained] by the Assignor), consisting of a Note in the aggregate principal amount of $                              , with respect to the [Revolving Loans] [Term Loan A], payable to the order of the Assignor]].

(b)     The Assignee represents and warrants that it has become a party hereto solely in reliance upon its own independent investigation of the financial and other circumstances surrounding the Credit Parties, the Collateral, the Loans, the Standby Letters of Credit, the Documentary Letters of Credit and all aspects of the transactions evidenced by or referred to in the Loan Documents, or has otherwise satisfied itself thereto, and that it is not relying upon any representation, warranty or statement (except any such representation, warranty or statement expressly set forth in this Agreement) of the Assignor in connection with the assignment made under this Agreement. The Assignee further acknowledges that the Assignee will, independently and without reliance upon the Assignor, Agent, Documentation Agent or any other Lender and based upon the Assignee’s review of such documents and information as the Assignee deems appropriate at the time, make and continue to make its own credit decisions in entering into this Agreement and taking or not taking action under the Loan Documents. The Assignor shall have no duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of the Assignee or to provide the Assignee with any credit or other information with respect thereto, whether coming into its possession before the making of the initial extension of credit under the Credit Agreement or at any time or times thereafter. [The Assignee requests that Borrowers deliver (and Agent will request Borrowers to deliver) to Agent within five (5) Business Days of the Effective Date, [a] Note[s] consisting of a Note in the aggregate principal amount of $                        , with respect to the [Revolving Loans] [Term Loan A], payable to the order of the Assignee.]

(c)     The Assignee represents and warrants to the Assignor that (i) it has experience and expertise in the making of loans such as the Loans or with respect to the other types of credit which may be extended under the Credit Agreement; (ii) it has acquired its Assigned Interest for its own account and not with any intention of selling all or any portion of such interest; (iii) that it has received, reviewed and approved copies of all Loan Documents; and (iv) it is an Eligible Assignee under the terms of the Credit Agreement.

(d)     The Assignor shall not be responsible to the Assignee for the execution, effectiveness, accuracy, completeness, legal effect, genuineness, validity, enforceability,

collectibility or sufficiency of any of the Loan Documents or for any representations, warranties, recitals or statements made therein or in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents made or furnished or made available by the Assignor to the Assignee or by or on behalf of the Credit Parties to the Assignor or the Assignee in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Credit Parties or any other Person liable for the payment of any Loan or payment of amounts owed in connection with other extensions of credit under the Credit Agreement or the amount, value or existence of the Collateral or any other matter. The Assignor shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or other extensions of credit under the Credit Agreement or as to the existence or possible existence of any Event of Default or Default.

(e)   Each party to this Agreement represents and warrants to the other party to this Agreement that it has full power and authority to enter into this Agreement and to perform its obligations under this Agreement in accordance with the provisions of this Agreement, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.

(f)    Each party to this Agreement represents and warrants that the making and performance by it of this Agreement do not and will not violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it.

(g)   Each party to this Agreement represents and warrants that all consents, licenses, approvals, authorizations, exemptions, registrations, filings, opinions and declarations from or with any agency, department, administrative authority, statutory corporation or judicial entity necessary for the validity or enforceability of its obligations under this Agreement have been obtained, and no governmental authorizations other than any already obtained are required in connection with its execution, delivery and performance of this Agreement.

(h)   The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned and that such interest is free and clear of any Lien.

(i)    The Assignor makes no representation or warranty and assumes no responsibility with respect to the operations, condition (financial or otherwise), business or assets of the Credit Parties or the performance or observance by the Credit Parties of any of their obligations under the Credit Agreement or any other Loan Document.

(j)    The Assignee appoints and authorizes Agent and Documentation Agent to take such action as an agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent and Documentation Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

(k) The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Loan Documents are required to be performed by it as a Lender.

(1) The Assignee confirms that it has received all documents and information it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

(m)The Assignee specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

3.   The effective date for this Agreement (the “Effective Date”) shall be the date that is at least three (3) Business Days (or such shorter period as Agent may agree) after the latest of (a) the execution of this Agreement, (b) the recording of this Agreement by Agent pursuant to the Credit Agreement, (c) the date on which the Assignor has received the payment, in immediately available funds, by the Assignee of $                          , which amount represents the purchase price for the Assigned Interest (the “Purchase Price”), and (d) except in the case of an assignment by a Lender to a Lender, to an Affiliate of such Lender or a Related Fund of such Lender, the payment of the processing fee of $3,500 to Agent.

4.   If Assignee is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income, on or prior to the Effective Date, Assignee shall comply with the requirements of Section 13.1 of the Credit Agreement.

5.   Upon such acceptance, as of the Effective Date (a) the Assignee shall, in addition to the rights and obligations under the Credit Agreement and the other Loan Documents, if any, held by it immediately prior to the Effective Date, have the rights and obligations under the Credit Agreement and the other Loan Documents that have been assigned to it pursuant to this Agreement, and (b) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents that have been assigned by the Assignor to the Assignee pursuant to this Agreement.

6.   Upon such acceptance, from and after the Effective Date, Agent shall make all payments under the Credit Agreement in respect of the rights assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. If the Assignor receives or collects any payment of interest or fees attributable to the interests assigned to Assignee by this Agreement which has accrued after the Effective Date, the Assignor shall distribute to the Assignee such payment. If the Assignee receives or collects any payment of interest or fees which is not attributable to the interests assigned to the Assignee by this Agreement or which has accrued on or prior to the Effective Date, the Assignee shall distribute to the Assignor such payment.

7.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY

THEREIN WITHOUT CONSIDERATION AS TO CHOICE OF LAW.

8.   EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

9.   This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile, or other electronic transmission, shall be equally effective as delivery of an original executed counterpart.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name: Title: Date:

NOTICE ADDRESS AND PAYMENT INSTRUCTIONS FOR ASSIGNOR

Telephone No.:
Fax No.:

[NAME OF ASSIGNEE]

By:
Name: Title: Date:

NOTICE ADDRESS AND PAYMENT INSTRUCTIONS FOR ASSIGNEE

Telephone No.:
Fax No.:

[ACCEPTED AND CONSENTED TO

this day of , 201 ]

[MANUFACTURERS AND TRADERS TRUST COMPANY, as Agent

By:
Name: Title:

GOLUB CAPITAL LLC, as Documentation Agent

By:
Name: Title:](1)

[DTLR, INC.,
as Borrower Funds Administrator](2)

[By:
Name:
Title:]

(1)  Neither Agent nor Documentation Agent have consent rights in connection with an assignment by a Lender to an Eligible Assignee that is a Lender, an Affiliate of such Lender or a Related Fund of such Lender

(2)  The Borrower Funds Administrator only has consent rights in connection with an assignment by a Lender to an Eligible Assignee to the extent provided in Section 12.2(a) of the Credit Agreement.

Exhibit H

FORM OF CREDIT CARD NOTIFICATION

See Attached.

CREDIT CARD NOTIFICATION

(PREPARE ON APPLICABLE CREDIT PARTY’S LETTERHEAD - ONE FOR EACH

PROCESSOR)

, 2013

To:                             [Name and Address of Processor]

(the “Processor”)

Re:

Merchant Account Number:                            . The credit card processing agreement between                                           and                                          dated (the “Processing Agreement”).

Dear Sir/Madam:

Under various agreements among                                  , a                            with an address at (the “Company”) and Manufacturers and Traders Trust Company, as administrative agent and collateral agent for itself, documentation agent and certain lenders (in such capacities, together with its successors and assigns in such capacities, if any, the “Agent”), the Company has granted to the Agent (for the benefit of the Agent, documentation agent, certain lenders and certain other secured parties) a security interest in and to the Company’s inventory, credit card receivables, books and records relating to the foregoing, and proceeds therefrom, including without limitation, all amounts due or to become due from the Processor to the Company pursuant to the Processing Agreement between the Processor and the Company.

Under the terms and provisions of the agreements with the Agent, the Company is obligated to deliver all proceeds of the Company’s accounts and inventory to the Agent. Such proceeds include all credit card charges (the “Charges”) submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”) and all other amounts due or to become due to the Company under the Processing Arrangement.

Until you receive notification from the Agent as provided below, all amounts due from time to time from the Processor to the Company (including Credit Card Proceeds, payment from any reserve account or the like or other payments) shall be transferred only as follows:

By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

ABA #
For Credit to
Account No.
Re:

After you receive notification from the Agent, all amounts shall be transferred as you may be instructed from time to time in writing by an officer of the Agent.

Upon request of the Agent, a copy of each periodic statement provided by the Processor to the Company should be provided to the Agent at the following address (which address may be changed upon seven (7) days written notice given to you by the Agent):

Manufacturers and Traders Trust Company, as Agent

25 South Charles Street

Baltimore, Maryland  21201

Attention: Louis J. Noppenberger

Re: DTLR

You shall be fully protected in acting on any order or direction by the Agent given in accordance with the terms of this letter respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This letter may be amended only by notice in writing signed by the Company and an officer of the Agent, and may be terminated solely by written notice signed by an officer of the Agent.

Very truly yours,

[INSERT NAME OF COMPANY]

By:
Name:
Title:

cc:                      Manufacturers and Traders Trust Company

Golub Capital LLC

APPENDIX A

DEFINITIONS

The following terms are defined in the Sections or subsections referenced opposite such terms:

“Accommodation Payment”	12.13(c)
“Account Control Agreement”	2.13(d)
“Affected Lender”	13.4
“Agent”	Preamble
“Agreement”	Preamble
“Amendment No. 1”	Preamble
“Amendment No. 2”	Preamble
“Blocked Account”	2.13(d)
“Blocked Account Trigger Event”	2.13(d)
“Borrowing Date”	2.6
“Capital Expenditure Limitation”	Exhibit B-1
“Capital Expenditures”	Exhibit B-1
“Closing Date Financial Statements”	5.9 (a)
“Closing Date Pro Forma Balance Sheet”	5.9 (c)
“Closing Date Projection”	5.9 (b)
“Co-Bookrunner” and “Co-Bookrunners”	Preamble
“Concentration Account”	2.13(f)
“Costs and Expenses”	12.7
“Confidential Information”	12.10
“Credit Card Notifications”	2.13(c)
“Declined Prepayment Amount”	2.9
“Designated Person”	5.15 (e)
“Documentary Letter of Credit”	Appendix B
“Documentation Agent”	Preamble
“DTLR”	Preamble
“EBITDA”	Exhibit D
“Event of Default”	VIII
“Excluded Blocked Accounts”	2.13(d)
“Executive Orders”	5.15 (d)
“Exiting Creditor”	Preamble
“Fixed Charge Coverage Ratio”	Exhibit B-1
“Golub”	Preamble
“Guaranteed Obligations”	14.1
“Guarantor” and “Guarantors”	Preamble
“Indemnified Persons”	12.4
“Insured Event”	12.4
“Interest Settlement Date”	11.5(a)(iii)
“Investments”	7.4
“L/C Undertaking”	Appendix B

APP-A-1

“Lender Representative”	6.5(c)
“Letter of Credit”	Appendix B
“Letter of Credit Fees”	3.4
“LIBOR Deadline”	2.7(b)
“LIBOR Option”	2.7(a)
“M&T”	Preamble
“Maximum Liability”	14.5
“Non-U.S. Lender”	13.1(f)
“OFAC”	5.15(e)
“Other Taxes”	13.1(b)
“Original Closing Date”	Preamble
“Original Credit Agreement”	Preamble
“Parent”	Preamble
“Participant”	12.2(b)
“Participant Register”	12.2(f)
“Permitted Indebtedness”	7.2
“Permitted Liens”	7.3
“Protective Advances”	11.8
“Rating Agencies”	12.2(g)
“Receipt”	12.5
“Register”	2.4(c)
“Registered Loans”	12.2(c)
“Restricted Payments”	7.5
“Securitization”	12.2(g)
“Specified IPO”	2.15
“Settlement Date”	11.5(a)(ii)
“Standby Letter of Credit”	Appendix B
“Standby Letter of Credit Application”	Appendix B
“Standby Letter of Credit Fee”	3.4
“Taxes”	13.1(a)
“Term Loan Payment Conditions”	2.8(c)
“Terrorism Executive Order”	5.15(d)
“Transferee”	12.2(a)
“UFCA”	12.13(c)
“UFTA”	12.13(c)
“Unused Line Fee”	3.2

In addition to the terms defined elsewhere in the Agreement, the following terms have the following meanings:

“Account” shall mean, with respect to any Person, all “accounts,” as defined in the UCC, of such Person.

“Account Debtor” shall mean any Person who is obligated under an Account.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of

APP-A-2

the assets of a Person, or of any business or division of a Person, (b) the acquisition of more than fifty percent (50%) of the Capital Stock of any Person or otherwise causing any Person to become a Subsidiary of a Credit Party, (c) a merger, amalgamation, consolidation or other combination with another Person or (d) the acquisition of any retail store or any Properties constituting a substantial portion of any retail store, including, without limitation, the assumption or acquisition of any operating leases for real property.

“Adjusted LIBOR Rate” shall mean:

(a)           for any Interest Period with respect to any LIBOR Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent) equal to (i) the LIBOR Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and

(b)           for any interest rate calculation with respect to any Prime Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBOR Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate.

The Adjusted LIBOR Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Advance” shall mean any borrowing under the Revolving Facility.  For the avoidance of doubt, the term “Advance” shall include any Protective Advance made by Agent and any Inadvertent Overadvance.

“Affiliate” or “affiliate” shall mean, as to any initial Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such initial Person, (b) who is a current or former director or officer (i) of such initial Person, (ii) of any Subsidiary of such initial Person, or (iii) of any other Person described in clause (a) above with respect to such initial Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of five percent (5%) or more of any class of the outstanding Capital Stock of such initial Person.  For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of a Person, whether through ownership of securities or other interests, by contract or otherwise.

“Aggregate Borrowing Availability” shall mean, at any time, the Borrowing Base then in effect, less the Letter of Credit Usage then in effect.

“Amendment No. 1 Effective Date” shall mean December 5, 2011.

“Amendment No. 2 Effective Date” shall mean December 18, 2012.

“Anti-Terrorism Order” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

APP-A-3

“Applicable Default Margin” shall mean, (i) for Obligations in respect of the Revolving Facility (including, without limitation, Letters of Credit), two percent (2.0%), and (ii) for all other Obligations, three percent (3.0%).

“Applicable Margin” shall mean, as of the Closing Date, the following margins:

	Prime Rate Loan		LIBOR Rate Loan		LIBOR Index Rate Loan
Advances	N/A	*	N/A	*	3.50%
Term Loan A	6.75%		8.00%		N/A	*

(*(i) For the avoidance of doubt, the Borrower may not elect to have Advances bear interest as a Prime Rate Loan or as a LIBOR Rate Loan or (ii) Term Loans bear interest as a LIBOR Index Rate Loan.)

“Applicable Rate” shall mean, at any time, the interest rates applicable to the Loans and other Obligations under this Agreement at such time.

“Appraised Value” shall mean, with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of Borrower Funds Administrator, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by Agent.

“Availability Reserves” shall mean, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Credit Party, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) Rent Reserves; (ii) customs duties, and other costs to release Inventory which is being imported into the United States of America; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Borrower, (v) Customer Credit Liabilities, (vi) Customer Deposits, (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Liens which may have priority over the interests of Agent in the Collateral, (ix) amounts due to vendors on account of consigned goods, (x) Cash Management Reserves, (xi) Bank Products Reserves, and (xi) royalties payable in respect of licensed merchandise.

“Bank Product Cap” shall mean an amount equal to $750,000.

APP-A-4

“Bank Products” shall mean any services of facilities provided to any Credit Party by Agent or any of its Affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing, (d) Factored Receivables, and (e) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases.

“Bank Products Reserves” shall mean such reserves as Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Credit Parties with respect to Bank Products then provided or outstanding.

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Board of Directors” shall mean, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Borrower” and “Borrowers” shall mean DTLR and any other Person that becomes or is required to become a Borrower pursuant to the terms hereof.

“Borrower Funds Administrator” shall mean DTLR.

“Borrowing Base” shall mean, at any time of calculation, an amount equal to:

(a)                                 the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b)                                 the face amount of Eligible Inventory multiplied by the Inventory Advance Rate;

plus

(c)                                  the face amount of Eligible Trade Receivables multiplied by the Trade Receivables Advance Rate;

plus

(d)                                 the amount of Qualified Cash;

minus

(e)                                  the then current amount of all Availability Reserves.

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate substantially in the form of Exhibit E hereto.

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“Borrowing Certificate” shall mean a Borrowing Certificate substantially in the form of Exhibit A hereto.

“Business” shall mean the sale, marketing and distribution by Borrowers of footwear, including comparable and complementary products such as clothing apparel and recorded entertainment, whether through retail or wholesale, including internet sales.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Maryland, New York and/or Agent are authorized or required by law to be closed, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan or LIBOR Index Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean, as to any Person, any lease of any interest in any kind of Property by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Capital Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the partnership, membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other Property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six (6) months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper

APP-A-6

rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six (6) months after the date of acquisition, and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“Cash Management Reserves” shall mean such reserves as Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Credit Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” shall mean any one or more of the following types or services or facilities provided to any Credit Party by Agent or any of its Affiliates: (a) automated clearing house transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, (e) credit card processing services, and (f) purchase cards.

“Change of Control” shall mean the occurrence of any of the following:

(i)                                     until the occurrence of the Specified IPO, the Sponsor Group at any time for any reason fails to own beneficially, directly or indirectly, at least fifty-one percent (51%) of the issued and outstanding voting Capital Stock of Parent or, in any event, Capital Stock representing voting control of Parent otherwise sufficient to elect a majority of the members of the board of directors or other governing body of Parent) in any such case free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of the Lender Parties;

(ii)                                  at any time before or after the occurrence of the Specified IPO, Parent ceases to own and control, beneficially and of record, one hundred percent (100%) of the issued and outstanding Capital Stock of DTLR, free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of the Lender Parties;

(iii)                               at any time before or after the occurrence of the Specified IPO, both Glenn Gaynor ceases to be employed as President of DTLR and Scott Collins ceases to be employed as Vice President-General Merchandising Manager of DTLR by reason of termination, death, disability or otherwise and, in any case, shall not have been replaced within thirty (30) calendar days by an interim President or Vice President-General Merchandising Manager, as applicable, and within one hundred eighty (180) days by a permanent President or Vice President-General Merchandising Manager, as applicable, each to have similar experience and qualifications as the President or Vice President-General Merchandising Manager, as applicable, being replaced or otherwise reasonably satisfactory to Agent and Documentation Agent, or any such replacement President or Vice President-General Merchandising Manager, as applicable, ceases such

APP-A-7

employment by reason of termination, death, disability or otherwise unless replaced in the same time period and with an individual having similar experience and qualifications as the President or Vice President-General Merchandising Manager, as applicable, being replaced or otherwise reasonably satisfactory to Agent and Documentation Agent;

(iv)                            at any time before or after the occurrence of the Specified IPO, any Person or two or more Persons acting in concert (other than members of the Sponsor Group) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent, or control over the Capital Stock of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities; or

(v)                                 except in connection with the occurrence of the Specified IPO, any “change in control” or “sale” or “disposition” or similar event as defined in any Charter and Good Standing Document of any Credit Party;

provided that, in no event shall the consummation of the Specified IPO in and of itself constitute or be deemed to constitute a Change of Control.

“Charter and Good Standing Documents” shall mean, for each Credit Party, (i) a copy of the certificate of incorporation or formation (or other applicable charter document) certified as of a date not more than ten (10) Business Days prior to the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Credit Party, (ii) a copy of the bylaws or similar Organizational Documents of such Credit Party certified as of a date not more than ten (10) Business Days prior to the Closing Date by a Responsible Officer of such Credit Party (or its general partner or managing member, as the case may be), (iii) an original certificate of good standing as of a date acceptable to Agent issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Credit Party and of every other jurisdiction in which such Credit Party has an office or conducts business or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members, partners or other equity owners, authorizing the execution, delivery and performance of the Loan Documents to which such Credit Party is a party, certified by a Responsible Officer of such Person as of the Closing Date.

“Closing” shall mean the satisfaction, or written waiver by Agent and Requisite Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the amendment and restatement of the Original Credit Agreement and consummation of the other transactions contemplated hereby.

“Closing Date” shall mean the date on which all conditions precedent set forth in Section 4.1 of this Agreement are satisfied or waived in writing by Requisite Lenders.

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“Code” shall mean the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Collateral” shall mean, collectively, all Property, interests in Property, collateral and/or security granted and/or securities pledged to Agent, for the benefit of the Lender Parties, or L/C Issuer or any Lender by the Credit Parties and any other Person pursuant to the Loan Documents, including, without limitation, all Property in which a Lien is granted pursuant to the Security Documents.

“Collateral Assignment of Life Insurance Policy” shall mean a collateral assignment of the Life Insurance Policy, pursuant to which DTLR collaterally assigns all of its rights in the Life Insurance Policy to Agent, for the benefit of the Lender Parties, and which is in form and substance satisfactory to Agent and Documentation Agent.

“Commitment” or “Commitments” shall mean:

(i)                                   with respect to the Revolving Facility, as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Advances, as set forth on Schedule A hereto or in the most recent Lender Addition Agreement, if any, executed by such Revolving Lender

(ii)                                as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Advances; and

(iii)                             as to all Lenders, the aggregate commitments of all Lenders to fund the Loans;

in each case as the same may be reduced, modified or terminated from time to time pursuant to this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute

“Compliance Certificate” shall mean a compliance certificate executed by a Responsible Officer of Parent in the form of Exhibit B-2 hereto.

“Contingent Obligations” shall mean, as to any Person, any agreement, undertaking or arrangement by which such Person assures, guarantees, endorses, contingently agrees to purchase or provides funds for the payment of, or otherwise becomes or is contingently liable upon, any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, including, without limitation, any so-called “keepwell”

APP-A-9

or “makewell” agreement, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, (e) with respect to any letter of credit of such Person or as to which that Person is otherwise liable for reimbursement of drawings, or (f) with respect to any Swap Contract; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Cost” shall mean the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to Agent, which practices are in effect on the Closing Date (or with such changes as may be agreed to by Agent) as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger.  “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Advance Rate” shall mean ninety percent (90%).

“Credit Card Receivables” shall mean each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, MasterCard and American Express and such other issuers approved by Agent) to a Credit Party resulting from charges by a customer of a Credit Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Credit Party, or services performed by a Credit Party, in each case in the ordinary course of its business.

“Credit Parties” shall mean all of Borrowers and Guarantors and “Credit Party” shall mean any of them.

“Current Assets” means, as at any date of determination, the total assets of Parent and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.

“Current Liabilities” means, as at any date of determination, the total liabilities of Parent and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loans and the Advances) on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.

“Customer Credit Liabilities” shall mean, at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the

APP-A-10

holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Borrowers, (c) layaway obligations of the Borrowers, and (d) liabilities in connection with frequent shopping programs of the Borrowers.

“Customer Deposits” shall mean deposits made by customers with respect to the purchase of goods or the performance of services.

“Customs Broker” shall mean a customs broker, freight forwarder, ocean carrier, consolidator or other third party reasonably acceptable to Agent that has been engaged by the Credit Parties from time to time to facilitate the Credit Parties’ importation or transportation of Inventory.

“Customs Broker Agreement” shall mean an agreement in form and substance satisfactory to Agent among a Credit Party, a Customs Broker and Agent, in which such Customs Broker acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of Agent and agrees, upon notice from Agent, to hold and dispose of the subject Inventory solely as directed by Agent.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, in each case as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute, be or result in an Event of Default.

“Default Rate” shall mean a per annum rate equal to the Prime Rate in effect from time to time, plus the Applicable Margin in effect from time to time, plus the Applicable Default Margin; provided, that, if any Obligation otherwise does not bear interest, the Default Rate with respect thereto shall equal the Prime Rate in effect from time to time, plus the Applicable Margin in effect from time to time with respect to Revolving Advances, plus the Applicable Default Margin.

“Delinquent Lender” shall mean any Lender (other than a Term Lender) that (a) has failed to fund any portion of the Loans, participations in the Letter of Credit Usage required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deteriorating Lender” shall mean any Delinquent Lender or any Lender (other than a Term Lender) as to which (a) Agent or the L/C Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

APP-A-11

“Distribution” shall mean any fee, payment, dividend, distribution, bonus, payment or other remuneration of any kind, and any repayment or prepayment of or debt service on loans or other indebtedness.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean:  (i) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (iii) a finance company, insurance company, or other financial institution or investment fund that is engaged in making, purchasing or otherwise investing in loans or debt securities, (iv) any other Lender, (v) any Affiliate (other than individuals) of a Lender and any Lender’s Related Funds, and (vi) any other Person, provided that any such other Person shall be subject to Borrower Funds Administrator’s approval (not to be unreasonably withheld, delayed or conditioned) so long as no Default or Event of Default has occurred and is continuing.

“Eligible Credit Card Receivables” shall mean at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a credit card payment processor and/or credit card issuer, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (j) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a credit card payment processor, or credit card issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Credit Parties to reduce the amount of such Credit Card Receivable.  Except as otherwise agreed by Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)                                 Credit Card Receivable which do not constitute an “Account” (as defined in the UCC);

(b)                                 Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)                                  Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Agent, or (ii) with respect to which a Borrower does not have

APP-A-12

good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to Agent pursuant to the Security Documents);

(d)                                 Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e)                                  Credit Card Receivables as to which the processor has the right under certain circumstances to require a Credit Party to repurchase the Accounts from such credit card processor;

(f)                                   Credit Card Receivables due from an issuer or payment processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g)                                  Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(h)                                 Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i)                                     Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Collateral Agent, and to the extent necessary or appropriate, endorsed to Agent; or

(j)                                    Credit Card Receivables which Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as Agent may determine.

“Eligible Inventory” shall mean, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business deemed by Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by Agent, (A) complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below.  Except as otherwise agreed by Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a)                                 Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(b)                                 Inventory that is leased by or is on consignment to a Borrower;

(c)                                  Inventory that is not located in the United States of America (excluding territories or possessions of the United States of America) at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations, or (ii) to the extent that the Borrowers have furnished Agent with (A) any UCC financing statements or other documents that Agent may determine to be necessary to perfect its security interest in such

APP-A-13

Inventory at such location, and (B) a Landlord Waiver and Consent executed by the Person owning any such location on terms reasonably acceptable to Agent;

(d)                                 Inventory that is located in a distribution center leased by a Borrower unless the applicable lessor has delivered to Agent a Landlord Waiver and Consent;

(e)                                  Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) not in compliance with all material standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(f)                                   Inventory that is not subject to a perfected first-priority security interest in favor of Agent;

(g)                                  Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(h)                                 Inventory that is not insured in compliance with the provisions of Section 6.14 hereof;

(i)                                     Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(j)                                    Inventory that is “ticketed;” or

(k)                                 Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Credit Party or any of its Subsidiaries has received notice of a dispute in respect of any such agreement.

“Eligible Trade Receivable” and “Eligible Trade Receivables” mean, at any time of determination thereof, excluding Credit Card Receivables, the unpaid portion of each Account (net of any returns, discounts, claims, credits, charges, accrued rebates or other allowances, offsets, deductions, counterclaims, disputes or other defenses and reduced by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Agreement) receivable in United States Dollars by the Borrowers, provided each Account conforms and continues to conform to the following criteria to the satisfaction of the Lender in its Permitted Discretion:

(a)                                 the Account arose in the ordinary course of such Borrower’s business from a bona fide outright sale of Inventory by such Borrower consisting of out-of-season, overstock or other goods determined by such Borrower not to be saleable to retails customers in the ordinary course, and not the subject of any cash-on-delivery term or cash in hand or cash in

APP-A-14

transit where the Account Debtor is a merchant who normally deals in the purchase of such goods in such situations;

(b)                                 the Account is a valid, legally enforceable obligation of the Account Debtor and requires no further act on the part of any Person under any circumstances to make the Account payable by the Account Debtor;

(c)                                  the Account is based upon an enforceable order or contract, written or oral, for Inventory shipped or for services performed, and the same were shipped or performed in accordance with such order or contract;

(d)                                 the Inventory, the sale of which gave rise to the Account has been shipped or delivered to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis, or on the basis of any other similar understanding;

(e)                                  the Account does not arise from a sale of goods that is prohibited by or violative of applicable laws (including, without limitation, bulk transfer law or licensing requirements) or of any Intellectual Property rights of any Person;

(f)                                   the Account is evidenced by an invoice or other documentation in form acceptable to the Agent in the exercise of its Permitted Discretion, dated no later than the date of shipment (without giving effect to any re-aging re-billing or otherwise re-negotiation of such date) and containing only terms normally offered by the Borrower;

(g)                                  the amount shown on the books of the Borrower and on any invoice, certificate, schedule or statement delivered to the Agent is owing to the Borrower and no partial payment has been received unless reflected with that delivery;

(h)                                 the Account is not outstanding more than ninety (90) days from the date of the invoice therefor;

(i)                                     the Account Debtor has not returned, rejected or refused to retain, or otherwise notified the Borrower of any dispute concerning, or claimed nonconformity of, any of the Inventory or services from the sale or furnishing of which the Account arose;

(j)                                    the Account is not subject to any present or contingent (and no facts exist that are the basis for any future) offset, claim, deduction or counterclaim, dispute or defense in law or equity on the part of such Account Debtor, or any claim for credits, allowances, or adjustments by the Account Debtor because of returned, inferior, or damaged Inventory or unsatisfactory services, or for any other reason including, without limitation, those arising on account of a breach of any express or implied representation or warranty;

(k)                                 the Account Debtor is not a Subsidiary or an Affiliate of the Borrowers or an employee, officer, director or shareholder of the Borrowers or any Subsidiary or Affiliate of the Borrowers;

APP-A-15

(l)                                     the Account Debtor is not incorporated or primarily conducting business or otherwise located in any jurisdiction outside of the United States of America;

(m)                             as to which none of the following events has occurred with respect to the Account Debtor on such Account:  death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

(n)                                 the Account Debtor is not a Governmental Authority;

(o)                                 (i) the Account Debtor is not, and does have an Affiliate that is, a Prohibited Person or Sanctioned Person, and (ii) the Account Debtor does not have a location in, or is issuing payment from, a Sanctioned Country;

(p)                                 the Borrower is not indebted in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by the Borrower in the ordinary course of its business;

(q)                                 the Account is not evidenced by chattel paper or an instrument of any kind and is not secured by any letter of credit;

(r)                                    the title of the Borrower to the Account is absolute and is not subject to any prior assignment, claim, Lien, or security interest, except Permitted Liens;

(s)                                   no bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the performance of the Borrower or any other obligor in respect of any of the Borrower’s agreements with the Account Debtor;

(t)                                    no bond or other undertaking by a guarantor or surety has been or is required to be obtained, supporting the account and any of the Account Debtor’s obligations in respect of the Account;

(u)                                 the Borrower has the full and unqualified right and power to assign and grant a security interest in, and Lien on, the Account to the Agent as security and collateral for the payment of the Obligations;

APP-A-16

(v)                                 the Account does not arise out of a contract with, or order from, an Account Debtor that, by its terms, forbids or makes void or unenforceable the assignment or grant of a security interest by the Borrower to the Lender, for the benefit of the Lender, of the Account arising from such contract or order;

(w)                               the Account is subject to a Lien in favor of the Lender, which Lien is perfected as to the account by the filing of financing statements and which Lien upon such filing constitutes a first priority security interest and Lien;

(x)                                 the Inventory giving rise to the Account was not, at the time of the sale thereof, subject to any Lien, except those in favor of the Lender;

(y)                                 no part of the account represents a progress billing or a retainage;

(z)                                  the Agent in the exercise of its Permitted Discretion has not deemed the Account ineligible because of uncertainty as to the creditworthiness of the Account Debtor or because the Agent otherwise considers the collateral value of such account to the Agent to be impaired or its ability to realize such value to be insecure; and

(aa)                          if the Account Debtor is located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the Borrower to seek judicial enforcement in such state of payment of such Account, the Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year.

In the event of any dispute, under the foregoing criteria, as to whether an Account is, or has ceased to be, an Eligible Trade Receivable, the decision of the Agent in the exercise of its Permitted Discretion shall control.

“Employment Agreements” shall mean, collectively, (i) the Employment Agreement, dated as of January 1, 2005, by and between DTLR and Glenn Gaynor, (ii) the Employment Agreement dated, as of January 1, 2005, by and between DTLR and Scott Collins and (iii) the Employment Agreement, dated as of January 1, 2005, by and between DTLR and Frank Long, in each case as the same may be amended, modified and otherwise supplemented with the consent of Agent and Documentation Agent.

“Environmental Laws” shall mean, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the legally-binding rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

APP-A-17

“Environmental Notice” shall mean any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other written communication, actual or, to the best knowledge of any Credit Party, threatened, from the United States Environmental Protection Agency or other Governmental Authority, concerning any intentional or unintentional act or omission which involves the generation, handling, manufacturing, processing, treating, storing, using, re-using, refining, recycling, reclaiming, blending or burning for energy recovery, incinerating, accumulating speculatively, transporting, transferring, disposing of, releasing, threatening to release or abandoning Hazardous Substances on or off the Property of any Credit Party, or concerning any alleged violation of or responsibility under Environmental Laws, in each case which reasonably would be expected to result in a material liability to any of the Credit Parties or the imposition of a Lien on any Property of any of the Credit Parties.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with any Credit Party would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

“Excess Availability” shall mean, at any time of determination, the amount by which the lesser of (A) the Facility Cap in effect at such time, less Letter of Credit Usage in effect at such time and (B) the Aggregate Borrowing Availability in effect at such time, exceeds the outstanding principal amount of all Advances under the Revolving Facility then outstanding.

“Excess Cash Flow” shall mean, at any date of determination, for any Fiscal Year of Parent, without duplication, an amount equal to (x) EBITDA less (y) the sum of (i) tax expense paid in cash during such period, plus (ii) interest expense paid in cash during such period, plus (iii) an amount equal to unfinanced Capital Expenditures of Parent and its Subsidiaries for such period, plus (iv) an amount equal to the sum of all regularly scheduled payments of principal on Indebtedness of Parent and its Subsidiaries actually made during such period; plus (v) all voluntary payments on Loans; plus (vi) the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period).

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of, or the grant by a Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which the Guaranty or security interest is or becomes illegal.

APP-A-18

“Extraordinary Receipts” means any cash received by any Credit Party or any of its Subsidiaries not in the Ordinary Course of Business (and not consisting of proceeds described in Section 2.9(d)(i), (ii) or (iii) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions received for the benefit of any Credit Party (and not any plan participants), (iii) proceeds of insurance (including, without limitation, proceeds from any life insurance or business interruption insurance policy), (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

“Facility Cap” shall mean, at all times, Thirteen Million Dollars ($13,000,000) as such amount may be terminated or reduced from time to time in accordance with Section 9.1 of this Agreement.

“Factored Receivables” shall mean any Accounts of a Credit Party which have been factored or sold by an account debtor of a Credit Party to M&T or any of its Affiliates pursuant to a factoring arrangement or otherwise.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to M&T on such day on such transactions as determined by Agent.

“Fee Letters” shall mean the Golub Fee Letters.

“Fiscal Month” shall mean the fiscal months of Parent and its Subsidiaries ending on the dates set forth in Schedule F hereto.

“Fiscal Quarter” shall mean the fiscal quarters of Parent and its Subsidiaries ending on the dates set forth in Schedule F hereto.

“Fiscal Year” shall mean the Fiscal Years of Parent and its Subsidiaries ending on the dates set forth in Schedule F hereto.

“Foreign Subsidiary” shall mean any Subsidiary of a Credit Party that is formed or organized outside of the United States (or any jurisdiction thereof).

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis.

“Golub Fee Letters” shall mean (i) that certain Fee Letter, dated December 7, 2010, by and among Borrowers and Documentation Agent, (ii) that certain Fee Letter, dated

APP-A-19

December 7, 2010, by and among Borrowers and LEG Partners III SBIC, L.P., and (iii) that certain Fee Letter, dated December 7, 2010, by and among Borrowers and GC SBIC IV, L.P., in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Governmental Authority” shall mean any federal, state, foreign, municipal, national, provincial, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guaranty” shall mean any guaranty executed by a Guarantor, including, without limitation, the guaranty effectuated by Article XIV of this Agreement or any other guaranty made by any other Guarantor in favor of Agent for the benefit of the Lender Parties.

“Hazardous Substances” shall mean any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or other substances or materials regulated by or subject to, or which may form the basis of liability under, any applicable Environmental Law.

“Inadvertent Overadvance” shall mean the funding of any Advance hereunder or the issuance, amendment, renewal, extension or other modification of a Letter of Credit by the L/C Issuer, in each case which did not result in an Overadvance when made based upon the most recent Borrowing Base Certificate received by Agent prior to such funding or issuance, amendment, renewal, extension or other modification of a Letter of Credit but which has, on the relevant date of determination, become an Overadvance as the result of any of the following which are beyond the reasonable control of Agent, L/C Issuer or Revolving Lenders: (i) a decline in the value of the Borrowing Base or the Collateral, (ii) errors or fraud on a Borrowing Base Certificate, (iii) the return of uncollected checks or other items of payment applied to the reduction of Advances, (iv) the imposition of any reserve or a reduction in advance rates after the funding of any Advance or the issuance, amendment, renewal, extension or other modification of a Letter of Credit by L/C Issuer, or (v) any other circumstance beyond the reasonable control of Agent, L/C Issuer or Revolving Lenders that results in the reduction of the Appraised Value of the Eligible Inventory or of the face amount of the Eligible Credit Card Receivables.

“Indebtedness” of any Person shall mean, without duplication: (a) all indebtedness for borrowed money or for the deferred purchase price of property payment for which is deferred ninety (90) days or more, but excluding obligations to trade creditors incurred in the ordinary course of business unsecured and that are not overdue by more than ninety (90) days unless being contested in good faith; (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person, whether or not matured; (c) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection

APP-A-20

with the acquisition of property, assets or businesses; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (e) all Capital Lease Obligations; (f) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing products; (g) all obligations of such Person under any Swap Contracts, whether contingent or matured; (h) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Independent Accounting Firm” shall mean an accounting firm engaged by the Credit Parties and independent of Parent and its Subsidiaries, which accounting firm shall be reasonably acceptable to Agent and Documentation Agent in their discretion, provided that Grant Thornton shall be deemed acceptable to the Agent and Documentation Agent as of the Closing Date.

“Intellectual Property” shall mean all present and future: all “Intellectual Property” (as defined in the Security Agreement), including, without limitation, trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” shall mean a Security Agreement for Patents, a Security Agreement for Trademarks/Service Marks and/or a Security Agreement for Copyrights or such other similar agreement executed by a Credit Party in favor of Agent, for the benefit of the Lender Parties, as the same may be modified, amended, restated or supplemented from time to time, and in form and substance satisfactory to Agent and Documentation Agent.

“Intercompany Subordination Agreement” shall mean an Intercompany Subordination Agreement, in form and substance satisfactory to Agent and Documentation

APP-A-21

Agent, made by each Credit Party and certain of their Subsidiaries in favor of Agent for the benefit of the Lender Parties.

“Interest Payment Date” shall mean (a) in the case of Prime Rate Loans and LIBOR Index Rate Loans, the first day of each calendar month and (b) in the case of LIBOR Rate Loans, the last day of the Interest Period applicable thereto.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Prime Rate Loan to a LIBOR Rate Loan) and ending 1, 2 or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the Adjusted LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers may not elect an Interest Period which will end after the Revolving Loan Maturity Date (in the case of the Advances) and the Term Loan A Maturity Date (in the case of the Term Loan A), as the case may be.

“Inventory” shall mean all “inventory” (as defined in the UCC) and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Advance Rate” shall mean fifty percent (50%).

“Inventory Reserves” shall mean, without duplication of any reserves addressed (solely in the amounts and to the extent so addressed) in the calculation of Appraised Value (as determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by Agent), such reserves as may be established from time to time by Agent in Agent’s Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)                                 Obsolescence;

(b)                                 Seasonality;

APP-A-22

(c)                                  Shrink;

(d)                                 Imbalance;

(e)                                  Change in Inventory character;

(f)                                   Change in Inventory composition;

(g)                                  Change in Inventory mix;

(h)                                 Markdowns (both permanent and point of sale);

(i)                                     Retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)                                    Out-of-date and/or expired Inventory.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (as amended, restated, supplemented or otherwise modified from time to time).

“Item(s) of Payment” means each check, draft, cash, money, instrument, item, wire transfer, ACH transfer, other electronic transfer and other remittance, in any form or method whatsoever, in payment or on account of payment of the Receivables or otherwise with respect to any Collateral, including, without limitation, cash proceeds of any returned, rejected or repossessed goods, the sale or lease of which gave rise to a Receivable, and other proceeds of Collateral; and “Items of Payment” means the collective reference to all of the foregoing.

“Joinder Agreement” shall mean an agreement, in form and substance reasonably satisfactory to Agent and Documentation Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as Agent and Documentation Agent may determine.

“Landlord Waiver and Consent” shall mean a waiver or consent, in form and substance reasonably satisfactory to Agent and Documentation Agent pursuant to which a mortgagee, owner or lessor of real property on which any Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of any Property of any Credit Party, (i) acknowledges and consents to the Liens of Agent, for the benefit of the Lender Parties, (ii) waives or subordinates any Liens held by such Person on such Property, and (iii) in the case of any such agreement permits Agent access to and use of such real Property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“L/C Disbursement” shall mean any payment by the L/C Issuer pursuant to a Letter of Credit.

APP-A-23

“L/C Issuer” shall mean M&T or any Revolving Lender that, at the request of Agent, agrees, in such Revolving Lender’s sole discretion, to become an L/C Issuer for purposes of issuing Letters of Credit or L/C Undertakings pursuant to Section 2.3.

“Lender” shall mean any of the Persons from time to time named on Schedule A under the headings “Revolving Lenders” and/or “Term Loan A Lender”, and their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that otherwise is not a party to this Agreement), and “Lenders” shall mean all of them collectively.

“Lender Addition Agreement” shall mean an assignment and acceptance agreement substantially in the form attached hereto as Exhibit G.

“Lender Parties” and “Lender Party” shall mean, (a) individually, (i) each of Agent, Documentation Agent and L/C Issuer, (ii) each Lender, (iii) each beneficiary of each indemnification obligation undertaken by any Credit Party under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Lending Office” shall mean, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” opposite its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify Borrower Funds Administrator and Agent.

“Letter of Credit Usage” shall mean, as of any date of determination, the sum, without duplication, of (i) the aggregate undrawn amount of all outstanding Letters of Credit, plus (ii) the aggregate unreimbursed amount of all drawn Letters of Credit, in each case as of such date of determination.

“LIBOR Index Rate” shall mean the rate per annum equal to the one-month Adjusted LIBOR Rate for LIBOR Rate Loans, determined by the Agent and adjusted, if appropriate, as of each Business Day (and not two Business Days prior to such Business Day, as is the case with LIBOR Rate Loans), it being understood and agreed that a LIBOR Index Rate Loan is not a LIBOR Rate Loan.

“LIBOR Index Rate Loan” shall mean any Loan that accrues interest by reference to the LIBOR Index Rate in accordance with the terms of this Agreement.  For the avoidance of doubt, a LIBOR Index Rate Loan is not a LIBOR Rate Loan.

“LIBOR Notice” means a written notice in the form of Exhibit F.

“LIBOR Rate” means for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the British Bankers Association LIBOR rate (or any successor thereto approved by the Agent (with respect to LIBOR Index Rate Loans) and Documentation Agent (with respect to LIBOR Rate Loans) if the British Bankers Association is no longer making a LIBOR rate available; “BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Agent

APP-A-24

(with respect to LIBOR Index Rate Loans) and Documentation Agent (with respect to LIBOR Rate Loans) from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by Agent (with respect to LIBOR Index Rate Loans) and Documentation Agent (with respect to LIBOR Rate Loans) to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan or LIBOR Index Rate Loan, as applicable, being made, continued or converted by Agent (with respect to LIBOR Index Rate Loans) and Documentation Agent (with respect to LIBOR Rate Loans) and with a term equivalent to such Interest Period would be offered to Agent (with respect to LIBOR Index Rate Loans) and Documentation Agent (with respect to LIBOR Rate Loans), as applicable, by major banks in the London interbank eurodollar market in which Agent (with respect to LIBOR Index Rate Loans) and Documentation Agent (with respect to LIBOR Rate Loans), as applicable, participates (or to other major banks if Agent (with respect to LIBOR Index Rate Loans) and Documentation Agent (with respect to LIBOR Rate Loans),as applicable, does not participate) at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.  Notwithstanding anything to the contrary, for purposes of calculating interest payable in respect of the Term Loan A, the LIBOR Rate shall not be less than 3.0%.

“LIBOR Rate Loan” shall mean each portion of a Loan that accrues interest by reference to the Adjusted LIBOR Rate in accordance with the terms of this Agreement.  For the avoidance of doubt, a LIBOR Rate Loan is not a LIBOR Index Rate Loan.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, transfer or other restriction, lien or charge of any kind or any other priority arrangement (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the Property is retained by or vested in some other Person for security purposes.

“Life Insurance Policy” shall mean a current, valid and fully paid key man life insurance policy insuring the life of (a) Glenn Gaynor in the amount of $2,000,000, (b) Scott Collins in the amount of $1,500,000, and (c) Frank Long in the amount of $1,000,000, in each case that (i) lists Agent, for the benefit of the Lender Parties, as the primary beneficiary thereunder, (ii) is issued by a carrier and otherwise is in form and substance acceptable to Agent and Documentation Agent, (iii) cannot be altered, amended or modified in any respect (including, without limitation, with respect to amounts of coverage and beneficiaries) without the consent of Agent and Documentation Agent, and (iv) cannot be canceled without at least thirty (30) Business Days’ prior written notice to Agent, which notice Agent shall promptly provide to Documentation Agent.

“Loan” or “Loans” shall mean, individually or collectively, respectively, the Term Loan and the Advances under the Revolving Facility.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, all Borrowing Certificates, all Compliance Certificates, the Subordination

APP-A-25

Agreements, the Guaranties, the Credit Card Notifications and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent, Documentation Agent, L/C Issuer or any other Lender Party in connection with any of the foregoing or the Loans or Letters of Credit, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by Agent or any of its Affiliates, each as amended, modified or supplemented from time to time; provided that for purposes of the definition of “Material Adverse Effect” and Article 7, “Loan Documents” shall not include agreements relating to Cash Management Services and Bank Products.

“Management Services Agreement” shall mean the Amended and Restated Management Services Agreement, dated as of December 18, 2012, by and among Parent, DTLR and Bruckmann, Rosser, Sherrill & Co., LLC, as such agreement may be modified, amended or supplemented from time to time in accordance with the terms hereof and thereof and the Management Services Agreement Subordination Agreement.

“Management Services Agreement Subordination Agreement” shall mean the Management Services Agreement Subordination Agreement, dated as of the Closing Date, among Agent, Documentation Agent, Parent, DTLR and Bruckmann, Rosser, Sherrill & Co., LLC, and duly acknowledged by the other Credit Parties, in form and substance satisfactory to Agent and Documentation Agent, as such agreement may be modified, amended or supplemented from time to time in accordance with the terms thereof.

“Material Adverse Effect” shall mean any event, condition, development, change, obligation, liability or circumstance or set of events, conditions, developments, changes, obligations, liabilities or circumstances or any change(s) which:

(i)                                     has had or reasonably would be expected to have a material adverse effect upon or change in (a) the legality, validity or enforceability of any Loan Document or (b) the perfection or priority of any Lien granted to Agent, Documentation Agent, L/C Issuer or any other Lender Party under any of the Security Documents;

(ii)                                  has been or reasonably would be expected to be material and adverse to the value of any of the Collateral or to the business, operations, properties, prospects, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties, either individually or taken as a whole; or

(iii)                               has materially impaired or reasonably would be expected to materially impair the ability of any Credit Party to perform any of the Obligations or its obligations, or to consummate the transactions, under the Loan Documents.

In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other than existing related or similarly classified events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Credit Party, (i) the Employment Agreements, (ii) the Material Store Leases, (iii) the Management Services Agreement, (iv) each

APP-A-26

other contract or agreement to which such Credit Party or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Credit Party or such Subsidiary of $300,000 or more per year (other than purchase orders in the ordinary course of the business of such Credit Party or such Subsidiary and other than contracts that by their terms may be terminated by such Credit Party or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (v) all other contracts or agreements material to the operations, business, assets, properties or condition (financial or otherwise) of such Credit Party or its Subsidiaries taken as a whole.

“Material Store Leases” means any location leased to a Credit Party and at which any Credit Party conducts its retail business, which location generates annual EBITDA (calculated on a non-consolidated basis) of $250,000 or more.

“Maturity Date”‘ shall mean the earliest to occur of (i) the acceleration (whether automatic or by written notice) of any Obligations in accordance with the terms of this Agreement, (ii) Agent’s demand of payment of any Obligations in accordance with the terms hereof and (iii) December 7, 2015.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar instrument creating a Lien on real Property or on any interest in real Property, excluding any leasehold mortgage, leasehold deed of trust and leasehold deed to secure debt.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” shall mean:

(a)                                 in respect of any issuance of debt or equity (including in connection with the Specified IPO or any other Public Offering of the Capital Stock of any Credit Party), cash proceeds received or receivable by Parent in connection therewith, net of (i) underwriting discounts and out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person that is not an Affiliate of any Credit Party and (ii) any fees, costs and expenses payable under the Management Services Agreement to the extent permitted to be paid under the Management Services Agreement Subordination Agreement and this Agreement); and

(b)                                 in respect of any disposition, casualty, condemnation, taking or other event of loss, proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making such disposition or all insurance proceeds received on account of such casualty, condemnation, taking or other event of loss, in any such case net of: (i) in the event of a disposition, (x) the direct costs relating to such disposition excluding amounts payable to Borrowers or any Affiliate of any Credit Party (but net of any fees, costs and expenses payable under the Management Services Agreement to the extent permitted to be paid under the Management Services Agreement Subordination Agreement and this Agreement), (y) net income taxes paid or payable in connection with such disposition (after taking into account any tax credits or deductions directly arising from or as a result of such disposition and any tax sharing arrangements) and sale, use or other transaction taxes paid or payable as a result thereof, and (z) amounts required to be applied to repay principal on

APP-A-27

Indebtedness (other than the Obligations) secured by a Permitted Lien that is senior to Agent’s Lien on the asset that is the subject of such disposition and that is required to be repaid in connection with such transaction; and (ii) in the event of a casualty, condemnation, taking or other event of loss, (x) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking in accordance with the terms hereof, (y) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (z) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

“New Operating Units” shall mean any business owned or operated by any Credit Party or any of its Subsidiaries whose ownership or operation by any Credit Party or any of its Subsidiaries started on a date after the Closing Date.

“Notes” shall mean, collectively, the Revolving Notes and the Term Notes, together with any promissory notes or other instruments issued in substitution therefor or replacement thereof, in each case as the same may be amended, modified, divided, split, supplemented and/or restated from time to time.

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrowers and/or any other Credit Party or other Person to Agent, Documentation Agent and/or the other Lender Parties at any time and from time to time of every kind, nature and description arising under any Loan Document, whether direct or indirect, secured or unsecured, joint and/or several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious or liquidated or unliquidated, including, without limitation, all contingent reimbursement obligations with respect to outstanding Letters of Credit and all interest, fees, charges, expenses and/or amounts paid or advanced by Agent, Documentation Agent or any other Lender Party to, on behalf of or for the benefit of any such Person for any reason at any time, obligations of performance as well as obligations of payment, and all interest, fees and other amounts that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person or its Properties, whether or not the payment of such interest, fees or other amounts are unenforceable or not allowable, in whole or in part, due to the existence of such proceeding under any Debtor Relief Law.

“Ordinary Course of Business” shall mean, in respect of any transaction involving any Credit Party, the ordinary course of such Credit Party’s business, as conducted by such Credit Party in accordance with past practices and undertaken by such Credit Party in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organizational Documents” shall mean (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of designation or other instrument relating to the rights of preferred shareholders or stockholders of such corporation, any shareholder rights agreement and all applicable resolutions of the Board of Directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, the

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certificate of limited partnership, and (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization.

“Overadvance” shall mean an Advance or Letter of Credit Usage to the extent that, immediately after its having been made, Excess Availability is less than zero.

“Parent Stockholders” means Eric M. Levin and Anthony G. Trantas.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Payment Office” shall mean initially the address set forth beneath Agent’s name on the signature page of this Agreement, and thereafter, such other office of Agent, if any, which it may designate by notice to Borrower Funds Administrator to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean any Plan which is subject to the provisions of Title IV of ERISA.

“Permit” shall mean any license, lease, power, permit, franchise, certificate, authorization or approval issued by a Governmental Authority.

“Permitted Discretion” shall mean, with respect to any Person, a determination or judgment made by such Person in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA and which is maintained (in whole or in part) for employees of any Credit Party or any ERISA Affiliate.

“Pledge Agreement” shall mean any pledge agreement between Agent and any Credit Party, as the same be amended, modified, supplemented or restated from time to time.

“Prepayment Fee” shall mean, as of any date of determination, an amount equal to:

(i)                                     with respect to the Revolving Facility, (a) from the Original Closing Date through and including the date that is the first anniversary of the Original Closing Date, 1.0% of the Facility Cap, (b) from the next succeeding day through and including the date that is the second anniversary of the Original Closing Date, 0.5% of the Facility Cap, and (c) thereafter; and

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(ii)                                  with respect to the Term Loan A, (a) during the period of time after the Amendment No. 2 Effective Date up to the date that is the first anniversary of the Amendment No. 2 Effective Date, 2.0% times the principal amount of the Term Loan A prepaid on such date (or required to be prepaid), (b) during the period of time after the first anniversary of the Amendment No. 2 Effective Date up to the date that is the second anniversary of the Amendment No. 2 Effective Date, 1.0% times the principal amount of the Term Loan A prepaid on such date (or required to be prepaid), and (c) at all times thereafter, zero; provided, that, in connection with the sale of a Borrower, Borrowers shall only be required to pay 50% of the prepayment fee that would otherwise be due payable in connection with such sale.

“Prime Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBOR Rate, plus one percent (1.00%) or (c) the rate of interest in effect for such day as published from time to time by the Wall Street Journal as the “prime rate.”  Any change in such rate announced by the Wall Street Journal shall take effect at the opening of business on the day such change is publicly announced as being effective.  Notwithstanding anything to the contrary, for purposes of calculating interest payable in respect of the Term Loan A, the Prime Rate shall not be less than 6.0%.

“Prime Rate Loans” shall mean each portion of a Term Loan that accrues interest by reference to the Prime Rate, in accordance with the terms of this Agreement.

“Priority Permitted Liens” shall mean Permitted Liens contemplated by and permitted under Sections 7.3(b), (d) and/or (e).

“Prohibited Person” means any Person (a) that is listed in the Annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order; (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Anti-Terrorism Order; (c) that commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order; (d) that is named as a “specifically designated national (SDN)” or “blocked persons list” on the most current list published by OFAC at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; (e) that is covered by International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. or OFAC; or (f) that is an Affiliate (including any principal, officer, immediate family member or close associate thereof) of a Person described in one or more of clauses (a) — (e) of this definition.

“Property” shall mean all types of real, personal or mixed property and all types of tangible or intangible property.

“Pro Rata Share” shall mean:

(a)                                 with respect to any Revolving Lender as to all Revolving Lenders, the percentage obtained by dividing (i) the Commitment of that Revolving Lender under the Revolving Facility by (ii) all such Commitments of all Revolving Lenders under the Revolving Facility; provided, however, that if any such Commitment

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of a Revolving Lender is terminated pursuant to the terms hereof, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate amount of such Revolving Lender’s outstanding Advances under the Revolving Facility by (y) the aggregate amount of all outstanding Advances under the Revolving Facility;

(b)                                 with respect to any Term Loan A Lender as to all Term Loan A Lenders, the percentage obtained by dividing (i) the aggregate amount of the portion of the outstanding Term Loan A owing to such Term Loan A Lender by (ii) the aggregate amount of the outstanding Term Loan A; and

(c)                                  with respect to any Lender as to all Lenders, the percentage obtained by dividing (i) the aggregate amount of such Lender’s Term Loans outstanding and such Lender’s Commitments by (ii) the aggregate amount of all Lenders’ Term Loans outstanding and all Lenders’ Commitments; provided, however, that if any such Commitment of a Revolving Lender is terminated pursuant to the terms hereof, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate amount of such Revolving Lender’s outstanding Advances under the Revolving Facility by (y) the aggregate amount of all outstanding Advances under the Revolving Facility.

“Public Offering” shall mean any offer or sale of securities pursuant to any registration statement filed and effective with the Securities and Exchange Commission or any other applicable Governmental Authority.

“Qualified Asset Sale” shall mean any sale, transfer or other disposition by any Borrower or any of its Subsidiaries permitted under Section 7.7(b) or (d).

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of each Borrower that is in deposit accounts of such Borrower maintained with the Agent or that is subject to an Account Control Agreement.

“Real Estate” shall mean each parcel of real Property owned by any Credit Party.

“Receivable” means any of the Borrower’s now owned and hereafter owned, acquired or created Accounts, Chattel Paper, Payment Intangibles and Instruments and all cash and non-cash proceeds and products thereof.

“Related Fund” shall mean a fund, special purpose investment vehicle, securitization vehicle, money market account, investment account or other account managed or serviced by a Lender or an Affiliate of such Lender or its investment manager, or any other entity in which a Lender or an Affiliate of such Lender has a substantial equity interest.

“Rent Reserve” shall mean an amount equal to (i) with respect to each location in the Commonwealth of Pennsylvania, the Commonwealth of Virginia, the State of Washington and any other state which provides a Lien for landlords which may have priority over Agent’s Lien, three month’s rent for such location, and (ii) with respect to each other location, two month’s rent for such location, in each case, other than leased locations with respect to which the Agent has received a Landlord Waiver and Consent.

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“Reportable Event” shall mean a Reportable Event as defined in Section 4043(b) of ERISA as to which the PBGC has not by regulation waived the requirement that it be notified within 30 days of the occurrence of such an event.

“Requisite Lenders” shall mean (i) if the Commitments under the Revolving Facility have not terminated, Lenders then holding more than fifty percent (50%) of the sum of such Commitments then in effect, plus the aggregate unpaid principal balance of the Term Loans then outstanding, or (ii) if the Commitments under the Revolving Facility have terminated, Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of all Loans then outstanding, plus the participation liability in respect of the Letter of Credit Usage; provided, that, so long as (A) M&T and its Related Funds hold not less than 50.1% of the Commitments under the Revolving Facility (or, if the Commitments under the Revolving Credit facility have terminated, 50.1% of the aggregate unpaid principal amount of all Revolving Loans then outstanding), “Requisite Lenders” shall not be deemed to have acted or consented to an action or waiver unless M&T consents to such action, consent or waiver, and (B) Golub and its Affiliates and their Related Funds hold not less than 50.1% of the aggregate unpaid principal amount of the Term Loan A then outstanding, “Requisite Lenders” shall not be deemed to have acted or consented to an action or waiver unless Golub consents to such action, consent or waiver. Notwithstanding anything to the contrary, the Commitment of, and the portion of the Total Debt held or deemed held by, any Delinquent Lender or Deteriorating Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Reserves” shall mean all Inventory Reserves and all Availability Reserves.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System of the United States for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Responsible Officer” shall mean the chief executive officer, the president or a vice president of Borrower Funds Administrator or any other Credit Party, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of Borrower Funds Administrator or any other Credit Party, or any other officer having substantially the same authority and responsibility.

“Revolver Additional Obligations” shall mean the sum of (a) the portion of the principal amount of the Advances outstanding under the Loan Documents and the Letter of Credit Usage that in the aggregate exceed the Revolver Cap, plus (b) the outstanding amount of Obligations in respect of Bank Products in excess of the Bank Product Cap, plus (c) the portion of interest and fees on account of such portion of the Advances, Letter of Credit Usage, and Obligations in respect of the Bank Products described in clause (a) and (b) of this definition, plus (d) any Prepayment Fee payable in respect of the Revolving Facility hereunder.

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“Revolver Cap” shall mean, on any date of determination thereof, an amount equal to the lesser of (a) 110% of the Facility Cap then in effect minus the aggregate amount of all permanent reductions to or Reserves against the Commitments under the Revolving Facility, in each case that are effected after the Closing Date, or (b) the sum of (i) the Borrowing Base then in effect, plus (ii) $1,500,000 (which amount may be provided by modifications to the Borrowing Base and/or Protective Advances made by Agent), plus (iii) the aggregate principal amount of Inadvertent Overadvances then outstanding.

“Revolver Priority Obligations” shall mean all Obligations in respect of the Revolving Facility exclusive of the Revolver Additional Obligations, which Revolver Additional Obligations shall be excluded from (and shall not constitute) Revolver Priority Obligations.

“Revolving Facility” shall mean the revolving credit facility (including a letter of credit sub-facility) made available to the Credit Parties by the Revolving Lenders pursuant to this Agreement in a maximum amount not to exceed the Facility Cap in effect from time to time.

“Revolving Lenders” shall mean the Persons from time to time named on Schedule A under the heading “Revolving Lenders,” together with their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant of such Person that otherwise is not a party to this Agreement).

“Revolving Loan Maturity Date” shall mean the earliest to occur of (i) the acceleration (whether automatic or by written notice) of any Obligations in accordance with the terms of this Agreement, (ii) the termination of the Commitments of the Revolving Lenders in respect of the Revolving Facility, (iii) Agent’s demand of payment of any Obligations in accordance with the terms hereof and (iv) December 7, 2015.

“Revolving Loans” shall mean, collectively, the Advances made by Revolving Lenders to Borrowers under the Revolving Facility.

“Revolving Note” shall mean a Revolving Note and any additional promissory note payable to the order of a Revolving Lender executed by Borrowers evidencing the Revolving Facility and Advances thereunder, together with any promissory note issued in substitution thereof or replacement therefor, in each case as the same may be amended, modified, divided, split, supplemented and/or restated from time to time.

“Sanctioned Country” means a country subject to the sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country, or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

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“Securities Holders Agreement” shall mean the Securities Holders Agreement, dated as of October 20, 2005, among Parent, Sponsor, the individuals identified therein as the “BRS Co-Investors”, the individuals identified therein as the “Management Investors”, the individuals identified therein as the “Incentive Securities Holders”, and any Persons identified therein as “Additional Investors”.

“Security Agreements” shall mean any security or pledge agreement executed by a Person in favor of Agent, for the benefit of the Lender Parties, to secure the Obligations.

“Security Documents” shall mean, collectively, the Security Agreements, the Guarantees, any Mortgages, the Intellectual Property Security Agreements, the Collateral Assignment of Life Insurance Policy, all Account Control Agreements, all Landlord Waivers and Consents, all UCC financing statements and all other agreements, documents and instruments that create or perfect the Liens in the Collateral, as the same may be modified, amended or supplemented from time to time.

“Solvent” shall mean, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“Sponsor” shall mean Bruckmann, Rosser, Sherrill & Co II, L.P.

“Sponsor Group” shall mean (i) the Sponsor, (ii) the “BRS Co-Investors” identified as such in the Securities Holder Agreement (as in effect on the Closing Date), (iii) the Affiliates and “Related Persons” (as such term is defined in the Securities Holders Agreement as in effect on the Closing Date) of Sponsor and the BRS Co-Investors, and (iv) any fund managed by any of the Persons described in the foregoing clauses (i) through (iii) or any investment manager retained or appointed by any of such Persons.

“Stated Amount” shall mean at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which Agent (with respect to LIBOR Index Rate Loans) and Documentation Agent (with respect

APP-A-34

to LIBOR Rate Loans), as applicable, is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.  LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” shall mean any Indebtedness (other than any Indebtedness evidenced by the Management Services Agreement) of any Credit Party that is unsecured and that is subordinated in right of payment to all of the Obligations and subordinated to all of the Lender Parties’ rights, Liens and remedies in accordance with the terms of a Subordination Agreement.

“Subordination Agreement” shall mean, individually or collectively, as the context requires, (i) the Management Services Agreement Subordination Agreement and (ii) any other agreement between Agent and Documentation Agent, on the one hand, and the holders of Subordinated Debt, on the other hand, pursuant to which such Subordinated Debt shall be subordinated to the Obligations, in each case as the same may be modified, amended, restated or supplemented from time to time in accordance with the terms hereof and thereof and in form and substance satisfactory to Agent and Documentation Agent.

“Subsidiary” shall mean, as to any initial Person, any other Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such initial Person or one or more of its Subsidiaries.  For purposes of the Loan Documents, any reference to “Subsidiary” shall be deemed to refer to a Subsidiary of Parent unless the context provides otherwise.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Term Lenders” shall mean the Term Loan A Lenders, individually or collectively, as the context requires.

“Term Loan” and “Term Loans” shall mean the Term Loan A, individually or collectively, as the context requires.

“Term Loan A” shall mean, collectively, the term loans made by Term Loan A Lenders to Borrowers on (i) the Original Closing Date pursuant to Section 2.2(a) in the aggregate original principal amount of Twenty Million Dollars ($20,000,000), (ii) on the Amendment No. 1 Effective Date pursuant to Section 2.2(a) (as amended by Amendment No.1) in the aggregate principal amount of Eight Million Dollars ($8,000,000), and (iii) on the Amendment No. 2 Effective Date pursuant to Section 2.2(a) (as amended by Amendment No. 2) in the aggregate principal amount of Twenty Six Million Eight Hundred Fifty Thousand Dollars ($26,850,000); the outstanding principal balance on the Closing Date of the foregoing being $51,130,000.

“Term Loan A Additional Obligations” shall mean the sum of (a) the portion of the principal amount of the Term Loan A outstanding under the Loan Documents that in the aggregate exceed the Term Loan A Cap, plus (b) the portion of interest and fees on account of such portion of the Term Loan A described in clause (a) of this definition, plus (c) any Prepayment Fee payable in respect of the Term Loan A hereunder.

“Term Loan A Cap” shall mean, on any date of determination thereof, an amount equal to the result of (a) $51,130,000, plus (b) Protective Advances made by Documentation Agent, minus (c) the aggregate amount of all payments of the principal of the Term Loan A hereunder made since the Closing Date.

“Term Loan A Lenders” shall mean the Persons from time to time named on Schedule A under the heading “Term Loan A Lenders,” together with their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant of such Person that otherwise is not a party to this Agreement).

“Term Loan A Priority Obligations” shall mean all Obligations in respect of the Term Loan A exclusive of the Term Loan A Additional Obligations, which Term Loan A Additional Obligations shall be excluded from (and shall not constitute) Term Loan A Priority Obligations.

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“Term Loan A Maturity Date” shall mean the earliest to occur of (i) the acceleration (whether automatic or by written notice) of any Obligations in accordance with the terms of this Agreement, (ii) the termination of the Commitments of the Revolving Lenders in respect of the Revolving Facility, (iii) Agent’s demand of payment of any Obligations in accordance with the terms hereof and (iv) December 7, 2015.

“Term Loan A Note” shall mean a Term Loan A Note and any additional promissory note payable to the order of a Term Loan A Lender executed by Borrowers evidencing the Term Loan A, together with any promissory note issued in substitution thereof or replacement therefor, in each case as the same may be amended, modified, split, divided, supplemented and/or restated from time to time.

“Term Note” and “Term Notes” shall mean the Term Loan A Notes, individually or collectively, as the context requires.

“Trade Receivables Advance Rate” shall mean eighty percent (80%).

“Triggering Event of Default” means the occurrence of any Event of Default described in (i) Article VIII(a), (ii) Article VIII(b), (iii) Article VIII(c) (only with respect to any failure to timely perform, observe or comply with Sections 2.13, 6.1, 6.2, 6.4, 6.5 or 6.7 or Article VII), (iv) Article VIII(e), (v) Article VIII(h), (vi) Article VIII(i), (vii) Article VIII(j) or (viii) Article VIII(p).

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided, that to the extent the UCC is used to define any term herein or in any other Loan Document and such term is defined differently in different Articles or Divisions of the UCC the definition of such term contained in Article or Division 9 shall govern.

“UCP 600” shall mean the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Underlying Issuer” shall mean a third Person that is the beneficiary of an L/C Undertaking and has issued a letter of credit at the request of the L/C Issuer for the benefit of any Borrower.

“Underlying Letter of Credit” shall mean a documentary letter of credit that has been issued by an Underlying Issuer.

“Wholly-Owned Subsidiary” shall mean any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the equity, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party or by one or more of the other Wholly-Owned Subsidiaries of any Credit Party, or both.

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APPENDIX B

LETTERS OF CREDIT

Standby and Documentary Letters of Credit

(a)                                             Subject to the terms and conditions of this Agreement, Agent agrees to cause the L/C Issuer from time to time from the Closing Date until the Revolving Loan Maturity Date to issue standby letters of credit or documentary letters of credit for the account of any Borrower (each standby letter of credit or documentary letter of credit, as applicable, a “Letter of Credit”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to documentary letters of credit which comply with the provisions of this Appendix B issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be a financial institution selected by Agent in its sole discretion exercised reasonably, or any Revolving Lender that, at the request of Agent, agrees, in such Revolving Lender’s sole discretion, to become the Underlying Issuer) for the account of any Borrower (each Letter of Credit or L/C Undertaking, as the context requires, constituting or relating to a documentary letter of credit is referred to in this Agreement as a “Documentary Letter of Credit” and each Letter of Credit or L/C Undertaking, as the context requires, constituting or relating to a standby letter of credit is referred to in this Agreement as a “Standby Letter of Credit”); provided, however, that the L/C Issuer will not be required to issue, purchase or execute a requested Documentary Letter of Credit or a requested Standby Letter of Credit if (x) a default of any Lender’s obligations to fund under this Appendix B exists or any Lender is at such time a Delinquent Lender or Deteriorating Lender hereunder, unless Agent or the L/C Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender, or (y) any of the following would result after giving effect thereto:  (i) the Letter of Credit Usage would exceed the Facility Cap minus the amount of Advances then outstanding or (ii) the aggregate Stated Amount of all Standby Letters of Credit and Documentary Letters of Credit then outstanding would exceed $2,000,000.  If L/C Issuer is obligated to advance funds under a Documentary Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to L/C Issuer by paying to Agent an amount equal to such L/C Disbursement not later than 1:00 p.m. (New York City time) on the date that such L/C Disbursement is made, if Borrowers shall have received written or telephonic notice of such L/C Disbursement prior to 12:00 p.m. (New York City time) on such date, or, if such notice has not been received by Borrowers prior to such time on such date, then not later than 1:00 p.m. (New York City time), on the first Business Day that Borrowers have such notice prior to 12:00 p.m. (New York City time), and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the Applicable Rate for Advances.  To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance.  The Documentary Letters of Credit and Standby Letters of Credit that have not been drawn upon shall not bear interest.  Notwithstanding anything to the foregoing, any Letters of Credit issued hereto shall be cash collateralized to the same extent as set forth in Section 9.1(h) in an amount equal to one hundred and five percent (105%) of such issued Letter of Credit.

APP-B-1

(b)                                             Borrowers may from time to time upon notice not later than (i) 12:00 noon (New York City time), at least one (1) Business Day in advance, request L/C Issuer to assist any Borrower in establishing or opening a Standby Letter of Credit by delivering to L/C Issuer with a copy to Agent, at the Payment Office, the L/C Issuer’s standard form of standby letter of credit application (the “Standby Letter of Credit Application”) completed to the satisfaction of the L/C Issuer, and such other certificates, documents and other papers and information as Agent or L/C Issuer may reasonably request, and (ii) 12:00 noon (New York City time) at least one (1) Business Day in advance, request L/C Issuer to assist any Borrower in establishing a Documentary Letter of Credit by delivering to L/C Issuer, with a copy to Agent, at the Payment Office, the L/C Issuer’s standard form of documentary letter of credit application (each “Documentary Letter of Credit Application”) completed to the satisfaction of the L/C Issuer, and such other certificates, documents and other papers and information as Agent or L/C Issuer may reasonably request.  If requested by Agent or L/C Issuer, such Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking.  Borrowers acknowledge that the issuance of any Letter of Credit shall occur no sooner than three (3) Business Days following the submission of a Standby Letter of Credit Application or Documentary Letter of Credit Application, as the case may be, to, and to the satisfaction of, the L/C Issuer.

(c)                                              Each Documentary Letter of Credit and each Standby Letter of Credit (and, in each case, each corresponding Underlying Letter of Credit) shall, among other things, (i) be in form and substance acceptable to the L/C Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars, (ii) provide for the payment of sight or time drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein, (iii) in the case of a Documentary Letter of Credit, have an expiry date (A) not later than one hundred and eighty (180) days after such Documentary Letter of Credit’s date of issuance and (B) unless such Documentary Letter of Credit has been cash collateralized to the same extent as set forth in Section 9.1(h) in an amount equal to one hundred and five percent (105%) of such Documentary Letter of Credit, not later than thirty (30) days prior to the Revolving Loan Maturity Date, and (iv) in the case of a Standby Letter of Credit, have an expiry date (A) not later than twelve (12) months after such Standby Letter of Credit’s date of issuance (provided that such Standby Letter of Credit may provide for automatic renewals for a period not to exceed twelve (12) months after such renewal date) and (B) unless such Standby Letter of Credit has been cash collateralized to the same extent as set forth in Section 9.1(h) in an amount equal to one hundred and five percent (105%) of such Standby Letter of Credit, not later than thirty (30) days prior to the Revolving Loan Maturity Date.  Each Letter of Credit Application and each Letter of Credit shall be subject to either the ISP or the UCP 600, as determined by the L/C Issuer at the time of issuance of such Letter of Credit Application or Letter of Credit.

(d)                                             In connection with the issuance of any Letter of Credit, Borrowers shall indemnify, save and hold Agent, each Revolving Lender and each L/C Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Revolving Lender or any L/C Issuer, and reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by Agent, any Revolving Lender or any L/C Issuer arising out of, or in connection with, any Letter of Credit to be issued for the account of Borrowers, except for any such losses, costs, expenses or liabilities arising out of Agent’s, such Revolving Lender’s or such

APP-B-2

L/C Issuer’s gross negligence or willful misconduct.  Borrowers shall be bound by the L/C Issuer’s regulations and reasonable good faith interpretations of any Letter of Credit issued or created for Borrowers’ account, although this interpretation may be different from Borrowers’ own; and, neither Agent nor any Revolving Lender, any L/C Issuer, nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrowers’ instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for, and solely to the extent of, Agent’s, any Revolving Lender’s, such L/C Issuer’s or such correspondents’ gross negligence or willful misconduct.

(e)                                              Borrowers shall authorize and direct the L/C Issuer and each Underlying Issuer to name Borrowers as the “Account Party” therein and to accept and rely upon the L/C Issuer’s instructions and agreements with respect to all matters arising in connection with the Documentary Letters of Credit and the Standby Letters of Credit and the applications therefor.

(f)                                               In connection with all Documentary Letters of Credit issued or caused to be issued by the L/C Issuer under this Agreement, Borrowers hereby appoint Agent, L/C Issuer and each Underlying Issuer, or the respective designee(s) of any of them, as Borrowers’ attorney, with full power and authority (i) to sign and/or endorse each Borrower’s name upon any warehouse or other receipts or any letter of credit applications; (ii) to sign each Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of each Borrower, L/C Issuer, Underlying Issuer, Agent or Agent’s, L/C Issuer’s or Underlying Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; (iv) to complete in the name of Agent, L/C Issuer, Underlying Issuer or Agent’s, L/C Issuer’s or Underlying Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof; (v) to clear and resolve any questions of non-compliance of documents; (vi) to give any instructions as to acceptance or rejection of any documents or goods; (vii) to execute any and all applications for steamship or airways guarantees, indemnities or delivery orders; (viii) to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (ix) to agree to any amendments, renewals, extensions, modifications, changes or cancellation of any of the terms or conditions of any of the applications, Documentary Letters of Credit, drafts or acceptances; all in Agent’s, L/C Issuer’s or Underlying Issuer’s sole name, and the L/C Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from Agent, all without notice to or consent from Borrowers.  Agent, L/C Issuer, Underlying Issuer and their agents or attorneys will not be liable for any acts or omissions or for any error of judgment or mistakes of fact or law, except gross negligence or willful misconduct.  This power, being coupled with an interest, may only be exercised by Agent or L/C Issuer if an Event of Default has occurred and is continuing and is irrevocable as long as any Documentary Letters of Credit remain outstanding.  Borrowers hereby authorize and direct any Underlying Issuer to deliver to the L/C Issuer all instruments, documents, and such other writings and property received by such Underlying Issuer pursuant to such Underlying Letters of Credit and to accept and rely upon the L/C Issuer’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

APP-B-3

(g)                                              Except as expressly provided for herein, neither Agent, L/C Issuer, any Revolving Lender nor any Underlying Issuer shall be responsible for: the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent, or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Documentary Letters of Credit or documents; any deviation from instructions, delay, default, or fraud by the shipper and/or anyone else in connection with the Collateral or the shipping thereof; or any breach of contract between the shipper or vendors and any Borrower.

(h)                                             Borrowers must ensure that any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral or the financing thereof will have been promptly and fully complied with in all material respects; and any certificates in that regard that Agent and/or L/C Issuer may at any time request will be promptly furnished.  Each Borrower warrants and represents that all shipments made under any such Documentary Letters of Credit are in accordance in all material respects with the governmental laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such law and regulations.  Each Borrower assumes all risk, liability and responsibility for, and agrees to pay and discharge all present and future local, state, federal or foreign taxes, duties, or levies in respect of the Collateral and/or the applicable Documentary Letter of Credit.  Any embargo, restriction, laws, customs or regulations of any country, state, city or other political subdivision where the Collateral is or may be located or wherein payments are to be made or wherein drafts may be drawn, negotiated, accepted, or paid shall be solely at Borrowers’ risk, liability and responsibility.

(i)                                                 Each Revolving Lender shall, to the extent of its Pro Rata Share of the aggregate amount of all disbursements made with respect to the Letters of Credit, be deemed to have irrevocably purchased an undivided participation in each L/C Disbursement and each Advance made as a consequence of such disbursement.  If at the time a L/C Disbursement is made the unpaid balance of Advances exceeds or would exceed, with the making of such L/C Disbursement, the Facility Cap and if such L/C Disbursement is not reimbursed by Borrowers within one (1) Business Day, then Agent shall promptly notify each Revolving Lender, and upon Agent’s demand each Revolving Lender shall pay to Agent such Revolving Lender’s Pro Rata Share of such unreimbursed disbursement together with such Revolving Lender’s Pro Rata Share of Agent’s unreimbursed costs and expenses relating to such unreimbursed disbursement.  Upon receipt by Agent of a repayment from Borrowers of any amount disbursed by Agent for which Agent had already been reimbursed by the Revolving Lenders, Agent shall deliver to each of the Revolving Lenders that Revolving Lender’s Pro Rata Share of such repayment.  Each Revolving Lender’s participation commitment shall continue until the last to occur of any of the following events: (i) L/C Issuer ceases to be obligated to issue or to cause the issuance of Letters of Credit hereunder; (ii) no Letter of Credit remains outstanding and uncancelled; or (iii) all Persons (other

APP-B-4

than Borrowers) have been fully reimbursed for all payments made under or relating to all Letters of Credit.

(j)                                                The obligations of a Revolving Lender to make payments to Agent for the account of Agent or the L/C Issuer with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)                                     any lack of validity or enforceability of this Agreement or any of the Loan Documents;

(ii)                                  the existence of any claim, setoff, defense or other right that Borrowers may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for which any such transferee may be acting), Agent, L/C Issuer, any Revolving Lender, or any other person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any related transactions (including any underlying transactions between Borrowers or any other party and the beneficiary named in such Letter of Credit);

(iii)                               any draft, certificate or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or any of the Loan Documents;

(v)                                 any failure by Agent or the L/C Issuer to provide any notices required pursuant to this Agreement relating to such Letter of Credit;

(vi)                              any payment by the L/C Issuer under any of the Letters of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit (if, in the good faith opinion of the L/C Issuer, such prepayment is deemed to be appropriate); or

(vii)                           the occurrence and continuation of any Default or Event of Default;

provided, however, that after paying in full its reimbursement obligation hereunder, nothing herein shall adversely affect the right of any Borrower or any Revolving Lender, as the case may be, to commence any proceeding against such L/C Issuer for any wrongful disbursement made by such L/C Issuer under a Letter of Credit as a result or solely to the extent of acts or omissions constituting gross negligence or willful misconduct on the part of such L/C Issuer;

(k)                                             If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by any Underlying Issuer or Revolving Lender with any direction,

APP-B-5

request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(1) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(2) there shall be imposed on any Underlying Issuer, Revolving Lender or Agent any other condition regarding any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to any Underlying Issuer, Revolving Lender or Agent of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by any Underlying Issuer, Revolving Lender or Agent, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate Agent and Revolving Lenders for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Applicable Rate for Advances.  The determination by Agent of any amount due pursuant to Section 2.3, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(l)                                                 Each Borrower acknowledges and agrees that certain of the Documentary Letters of Credit may provide for the presentation of time drafts to the Underlying Issuer.  If an Underlying Issuer accepts such a time draft that is presented under and in accordance with an Underlying Letter of Credit, it is acknowledged and agreed that (i) the Documentary Letter of Credit will require the L/C Issuer to reimburse the Underlying Issuer for amounts paid on account of such time draft on or after the maturity date thereof, (ii) the pricing provisions hereof shall continue to apply, until payment of such time draft on or after the maturity date thereof, as if the Underlying Letter of Credit were still outstanding, and (iii) on the date on which L/C Issuer makes payment to the Underlying Issuer of the amounts paid on account of such time draft, Borrowers immediately shall reimburse such amount to L/C Issuer and such amount shall constitute an L/C Disbursement hereunder.

(m)                                         If any portion of the Letter of Credit Usage, whether or not then due and payable, remains unpaid or outstanding on the Maturity Date or such earlier date as this Agreement may be terminated pursuant to Section 12.3, Borrowers shall:  (A) provide cash collateral therefor in the manner described in Section 9.1(h); or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned; or (C) deliver a stand-by letter (or letters) of credit in guarantee of such portion of the Letter of Credit Usage, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus thirty (30) additional days) as, and in an amount equal to at least 105% of the aggregate maximum amount then available to be drawn under, such Letters of Credit to which such outstanding Letter of Credit Usage relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Agent in its Permitted Discretion.

APP-B-6

(n)                                             Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms (including pursuant to any application documents, letter of credit agreements or any other document, agreement and instrument entered into by the L/C Issuer and the applicable Borrower or in favor of the L/C Issuer and relating to any such Letter of Credit), provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

APP-B-7

SCHEDULE A
Lenders/Commitments/Term Loans

Revolving Lenders		Revolving Commitment

MANUFACTURERS AND TRADERS TRUST COMPANY		$13,000,000
[ADDRESS]
Telephone:
FAX:

Wire Instructions:
Bank:	Manufacturers and Traders Trust Company
Account:
ABA:
Account Name:
Reference:

Total Revolving Loan:		$13,000,000

Term Loans

Please see Original Credit Agreement

AMENDED AND RESTATED CREDIT AGREEMENT,

by and among,

DTLR, INC.
and
the other Borrowers party hereto,
as Borrowers,

DTLR HOLDING, INC.
and

the other Guarantors party hereto,
as Guarantors,

THE LENDERS
FROM TIME TO TIME
PARTY HERETO,
as Lenders,

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Agent

MANUFACTURERS AND TRADERS TRUST COMPANY
as a Co-Bookrunner

GOLUB CAPITAL MANAGEMENT LLC,
as Documentation Agent and as a Co-Bookrunner

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as L/C Issuer

Dated as of
October    , 2013

i

(continued)

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(continued)

(continued)

v

(continued)

(continued)

(continued)